      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 9, 2000


                                                      REGISTRATION NO. 333-30710
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 3

                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                          SYNCHRONICITY SOFTWARE, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              DELAWARE                               7372                              04-3294799
  (STATE OR OTHER JURISDICTION OF        (PRIMARY STANDARD INDUSTRIAL               (I.R.S. EMPLOYER
   INCORPORATION OR ORGANIZATION)        CLASSIFICATION CODE NUMBER)             IDENTIFICATION NUMBER)

                               201 FOREST STREET
                               MARLBORO, MA 01752
                                 (508) 485-4122
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                                DENNIS R. HARMON
                            CHIEF EXECUTIVE OFFICER
                          SYNCHRONICITY SOFTWARE, INC.
                               201 FOREST STREET
                               MARLBORO, MA 01752
                                 (508) 485-4122
               (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE
               NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

                LINDA DE RENZO, ESQ.                               MARTIN CARMICHAEL III, P.C.
           TESTA, HURWITZ & THIBEAULT, LLP                         GOODWIN, PROCTER & HOAR LLP
                   125 HIGH STREET                                       EXCHANGE PLACE
             BOSTON, MASSACHUSETTS 02110                           BOSTON, MASSACHUSETTS 02109
              TELEPHONE: (617) 248-7000                             TELEPHONE: (617) 570-1000
              TELECOPY: (617) 248-7100                              TELECOPY: (617) 523-1231

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date hereof.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]
                            ------------------------
                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
                                                                   PROPOSED MAXIMUM       PROPOSED MAXIMUM
     TITLE OF EACH CLASS OF SECURITIES           AMOUNT TO        AGGREGATE OFFERING     AGGREGATE OFFERING        AMOUNT OF
             TO BE REGISTERED                BE REGISTERED(1)      PRICE PER SHARE            PRICE(2)        REGISTRATION FEE(3)
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.01 par value per share....                                                                         ------
                                                 4,025,000              $14.00              $56,350,000
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------

(1) Includes 525,000 shares of common stock which may be purchased by the underwriters to cover over-allotments, if any.
(2) Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(a) under the Securities Act of 1933, as amended.
(3) A registration fee of $14,877 was paid previously.
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

      WE WILL AMEND AND COMPLETE THE INFORMATION IN THIS PROSPECTUS. ALTHOUGH WE ARE PERMITTED BY US FEDERAL SECURITIES LAW TO OFFER THESE SECURITIES USING THIS PROSPECTUS, WE MAY NOT SELL THEM OR ACCEPT YOUR OFFER TO BUY THEM UNTIL THE DOCUMENTATION FILED WITH THE SEC RELATING TO THESE SECURITIES HAS BEEN DECLARED EFFECTIVE BY THE SEC. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES OR OUR SOLICITATION OF YOUR OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THAT WOULD NOT BE PERMITTED OR LEGAL.


                    SUBJECT TO COMPLETION, DATED MAY 9, 2000


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
PROSPECTUS
               , 2000

                              [SYNCHRONICITY LOGO]

                        3,500,000 SHARES OF COMMON STOCK

--------------------------------------------------------------------------------

SYNCHRONICITY SOFTWARE, INC.:

 -- We develop and market software products that enable businesses to collaborate over the internet throughout the development of complex electronic products such as semiconductors and microelectronics.

 --  Synchronicity Software, Inc.
     201 Forest Street
     Marlboro, Massachusetts 01752
     (508) 485-4122

PROPOSED SYMBOL AND MARKET:

 --  SNCY/Nasdaq National Market

THE OFFERING:

 --  We are offering 3,500,000 shares of our common stock.

 -- The underwriters have an option to purchase up to 525,000 additional shares from Synchronicity to cover over-allotments.

 --  This is the initial public offering of our common stock.


 -- We anticipate that the initial public offering price will be between $9.00 and $11.00 per share.


 --  Closing:              , 2000

------------------------------------------------------------------------------------
                                                           PER SHARE       TOTAL
------------------------------------------------------------------------------------
Public offering price:                                      $           $
Underwriting fees:
Proceeds to Synchronicity:
------------------------------------------------------------------------------------

THIS INVESTMENT INVOLVES RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 5.

--------------------------------------------------------------------------------

Neither the SEC nor any state securities commission has determined whether this prospectus is truthful or complete. Nor have they made, nor will they make, any determination as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense.
--------------------------------------------------------------------------------

DONALDSON, LUFKIN & JENRETTE
                      ROBERTSON STEPHENS
                                           DAIN RAUSCHER WESSELS
                                                          DLJdirect INC.

                              [SYNCHRONICITY LOGO]

                               TABLE OF CONTENTS


                                    PAGE
Prospectus Summary................     1
Risk Factors......................     5
Special Note Regarding Forward-
  Looking Statements; Market
  Data............................    18
Use of Proceeds...................    19
Dividend Policy...................    19
Corporate Information.............    19
Capitalization....................    20
Dilution..........................    21
Selected Financial Data...........    22
Management's Discussion and
  Analysis of Financial Condition
  and Results of Operations.......    23



                                    PAGE
Business..........................    34
Management........................    49
Certain Relationships and Related
  Transactions....................    59
Principal Stockholders............    60
Description of Capital Stock......    62
Shares Eligible for Future Sale...    65
Underwriting......................    67
Legal Matters.....................    69
Experts...........................    69
Where You Can Find More
  Information.....................    70
Index to Financial Statements.....   F-1

                               PROSPECTUS SUMMARY

     You should read the following summary together with the more detailed information in this prospectus, including risk factors, regarding our company and the common stock being sold in this offering.

                                  THE COMPANY

     We develop and market software products that enable businesses to collaborate over the internet throughout the development of complex electronic products such as semiconductors and microelectronics. Our products manage, coordinate and track the exchange of information among geographically dispersed employees, suppliers, consultants, customers, business partners and other participants who comprise the electronic product development supply chain. Among other things, our products:

     - permit secure, real-time communication and controlled sharing of computer files and other design information among supply chain members;

     - immediately and automatically notify supply chain members of design changes and track these changes throughout the product development process; and

     - enable participants to store, catalogue and retrieve existing design elements, such as circuits, for reuse in the development of new products.


We believe that the enhanced collaboration resulting from the use of our products enables companies to develop feature-rich, complex electronic products at lower cost and in less time. Since October 1997, when we shipped our first product, we have licensed our products to approximately 60 companies worldwide, including eight of the ten largest semiconductor companies.


     The growth of the new digital economy has been fueled in large part by the rapid development of new complex electronic products, which are essential to an increasing number of end-user products ranging from computers and mobile phones to personal digital assistants and pagers. According to the Semiconductor Industry Association, the semiconductor market alone was $140.8 billion in 1999.

     Competition among suppliers of electronic products has become more intense and has expanded globally. In order to compete successfully, the suppliers must develop complex, high quality, feature-rich products at a lower cost and more quickly than their competitors. The competitive environment and the increasing complexity of electronic products have compelled companies to shift from traditional in-house product development processes to the outsourcing of specialized design tasks. In addition, companies increasingly reuse existing design elements in the development of new products in order to shorten product development cycles. Despite their value, outsourcing and design reuse have created growing challenges, including the need to promote and manage supply chain collaboration, manage numerous and rapid design changes and coordinate the reuse of design elements.

     We have designed our products to address these new challenges by making it possible for businesses to implement internet-based solutions that enhance collaboration among product development supply chain members regardless of their corporate affiliation or geographic location. Our products are designed to effectively manage, track and communicate the large volumes of simultaneous and interactive changes which occur to design information during the development process. In addition, our products enable companies to establish design reuse practices by cataloguing existing design elements and publishing these design elements on the internet for internal or external use. Our products also integrate with and complement existing software tools and preserve our customers' existing investments in computer systems and software programs.

     We intend to be the leading provider of solutions that enable company-wide and business-to-business collaboration within complex product development supply chains. Key elements of our growth strategy include enhancing the functionality of supply chain collaboration, leveraging our installed customer base and increasing the proliferation of our products. We also aim to expand our strategic relationships, pursue additional market opportunities and expand our worldwide presence. While our software is currently used in the development of electronic products, we believe that it may be equally useful in the development of other complex products.

                                  THE OFFERING

Common stock offered..........     3,500,000 shares


Common stock to be outstanding
  after the offering..........     14,607,757 shares


Use of proceeds...............     We intend to use the net proceeds for working
                                   capital and other general corporate purposes.
                                   These uses may include product development and expansion of our operations and sales and marketing capabilities. See "Use of
                                   Proceeds."

Proposed Nasdaq National
  Market symbol...............     SNCY


     The number of shares of common stock to be outstanding after the offering is based on the number of shares outstanding on April 30, 2000. This number does not include:



     - 1,382,500 shares of common stock issuable upon the exercise of stock options outstanding on April 30, 2000 with a weighted average exercise price of $1.80 per share;



     - 150,000 shares of common stock issuable upon the exercise of a warrant outstanding on April 30, 2000 with an exercise price of $4.30 per share; or



     - an aggregate of 668,385 shares reserved as of April 30, 2000 for future stock option grants and purchases under our equity compensation plans.


     Except as otherwise noted, all information in this prospectus:

     - reflects the automatic conversion of all of our outstanding shares of convertible preferred stock into an aggregate of 7,021,002 shares of common stock upon completion of the offering;

     - reflects the effectiveness upon completion of the offering of our second amended and restated certificate of incorporation, which sets the authorized number of shares of common stock at 90,000,000 and sets the authorized number of shares of preferred stock at 5,000,000; and

     - assumes no exercise of the underwriters' over-allotment option.

                             SUMMARY FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


     Set forth below are summary statements of operations data for the years ended December 31, 1997, 1998 and 1999 and the three months ended March 31, 1999 and 2000 and summary balance sheet data as of March 31, 2000:


      --  on an actual basis;


      -- with respect to the statement of operations data, pro forma basic and diluted net loss per share have been calculated assuming the conversion of all outstanding shares of our convertible preferred stock into shares of common stock, as if the shares had converted immediately upon issuance; and



      -- with respect to the balance sheet data, on a pro forma as adjusted basis to give effect to the conversion of our convertible preferred stock upon the consummation of this offering, our sale of 3,500,000 shares of common stock in this offering at an assumed initial public offering price of $10.00 per share, after deducting the estimated underwriting discounts and commissions and offering expenses payable by us, and the receipt of the net proceeds from this offering.


     This information should be read in conjunction with the financial statements and notes thereto appearing elsewhere in this prospectus. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


                                                                                        THREE MONTHS
                                                       YEAR ENDED DECEMBER 31,         ENDED MARCH 31,
                                                  ---------------------------------   -----------------
                                                   1997      1998         1999         1999      2000
STATEMENT OF OPERATIONS DATA:
  Net revenues..................................  $   660   $ 1,809      $ 7,447          886   $ 2,390
  Gross profit..................................      568     1,496        6,405          730     1,962
  Loss from operations..........................   (2,850)   (4,073)      (3,681)      (1,281)   (2,485)
  Net loss......................................   (2,780)   (3,948)      (3,546)      (1,225)   (2,530)

  Basic and diluted net loss per share..........  $ (0.86)  $ (1.21)     $ (1.06)     $ (0.37)  $ (0.64)
  Basic and diluted weighted average common
     shares outstanding.........................    3,247     3,284        3,372        3,300     3,968

  Pro forma basic and diluted net loss per
     share......................................                         $ (0.34)     $ (0.12)  $ (0.23)
  Pro forma basic and diluted weighted average
     common shares outstanding..................                          10,393       10,321    10,989



                                                                   AS OF MARCH 31, 2000
                                                               ----------------------------
                                                                                 PRO FORMA
                                                                  ACTUAL        AS ADJUSTED
BALANCE SHEET DATA:
  Cash and equivalents......................................     $  3,918         $35,068
  Working capital...........................................        1,476          32,626
  Total assets..............................................        9,859          41,009
  Redeemable convertible preferred stock....................       12,492              --
  Stockholders' equity (deficiency).........................      (10,474)         33,168

                                  RISK FACTORS

     You should carefully consider the following risks before making an investment decision. Our business, operating results and financial condition could be adversely affected by any of the following risks. The risks described below are not the only ones that we face. Additional risks and uncertainties including those that are not yet identified or that we currently think are immaterial may also adversely affect our business, results of operations and financial condition. The trading price of our common stock could decline due to any of these risks, and you could lose all or part of your investment. You should also refer to the other information set forth in this prospectus, including our financial statements and the related notes.

RISKS RELATED TO OUR OPERATIONS

  OUR LIMITED OPERATING HISTORY MAKES IT DIFFICULT TO EVALUATE OUR BUSINESS AND PROSPECTS.

     We are still in the early stages of our development, therefore evaluating our business operations and our prospects is difficult. We incorporated in 1996 and shipped our first product in October 1997. The revenues and income potential of our business and markets are unproven. We will encounter risks and challenges frequently encountered by early-stage companies in new and rapidly evolving markets. These challenges include the following:

     - we need to increase sales to achieve profitability, requiring us to sell additional software licenses to our existing customers, expand our customer base and expand our international operations;

     - we need to expand our sales and marketing, customer support and professional services organizations;

     - we need to successfully introduce and promote new products and to enhance our existing products;

     - we need to maintain strategic relationships and build new ones; and

     - we need to effectively manage our anticipated growth, which could lead to management distractions and increased operating expenses, and will require us to attract and retain key personnel.

     Our business strategy may not be successful and we may not be able to successfully address these risks. In addition, because of our limited operating history, we have limited insight into trends that may emerge and affect our business.

  WE EXPECT TO INCUR LOSSES IN THE FUTURE.


     We incurred net losses of approximately $2.8 million in 1997, $3.9 million in 1998, $3.5 million in 1999 and $2.5 million for the three months ended March 31, 2000. As of March 31, 2000, we had an accumulated deficit of approximately $14.0 million. Moreover, we expect to continue to incur significant sales and marketing, research and development and general and administrative expenses. We expect to incur losses for the foreseeable future and cannot be certain if or when we will achieve profitability. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis in the future. See "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and related notes for more detailed information about our operating results.

 OUR OPERATING RESULTS MAY FLUCTUATE ON A QUARTERLY BASIS AND FAIL TO MEET THE EXPECTATIONS OF ANALYSTS OR INVESTORS, WHICH MAY NEGATIVELY IMPACT OUR STOCK PRICE.

     Our quarterly operating results have varied significantly in the past and are likely to vary significantly in the future. This makes it difficult for us to predict our future operating results. Fluctuations in our quarterly results may be caused by a number of factors, including the following:

     - fluctuations in demand for electronic product development software;

     - size and timing of sales of our products;

     - entry of new competitors into our market, or the announcement of new products or product enhancements by competitors;

     - our ability to successfully retain and expand our direct sales force and our international sales organization;

     - unexpected delays in developing or introducing new and enhanced products;

     - unexpected declines in purchases by our existing customers;

     - variability in the mix of our software licenses and services revenues;

     - our ability to establish and maintain relationships with our third-party partners; and

     - general economic conditions.

     Our software license revenues in any quarter can be difficult to forecast because they depend on orders delivered in that quarter. Moreover, we typically recognize a majority of our quarterly revenues in the last month of each quarter. This disproportionate amount of revenues earned in the last month of each quarter is driven by customer buying patterns. A high percentage of our operating expenses are essentially fixed in the short term and we may be unable to adjust spending to compensate for unexpected shortfalls in our revenues.

     In addition, we expect our operating expenses to increase as we take the following steps:

     - expand our engineering and sales and marketing operations;

     - broaden our customer support capabilities;

     - develop new distribution channels and strategic alliances;

     - fund increased levels of research and development; and

     - build our operational infrastructure.

As a result, if we experience delays in recognizing revenue, or if our revenues do not grow faster than our expenses, we could experience significant variations in operating results from quarter to quarter. If, in response to market pressures or other demands, we introduce new pricing structures for our existing products, we could experience customer dissatisfaction and loss of sales. In addition, if we introduce products that are sold in a manner different from how we currently sell our products, we could recognize revenue differently than under our current accounting policies. Depending on the manner in which we sell existing or future products, this could have the effect of extending the length of time over which we recognize revenues. Furthermore, our quarterly revenues could be significantly affected by any future amendment or interpretation of applicable accounting standards.

     Due to these and other factors, we believe that period-to-period comparisons of our results of operations may not be meaningful and should not be relied upon as indicators of our future performance. It is possible that in some future periods our results of operations may be below the expectations of public market analysts and investors. If this occurs, the price of our common stock may decline. See "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and related notes for more detailed information about our operating results.

  A SIGNIFICANT PORTION OF OUR REVENUES HAS BEEN DERIVED FROM A RELATIVELY SMALL NUMBER OF CUSTOMERS. IF WE LOSE A MAJOR CUSTOMER OUR REVENUES COULD SIGNIFICANTLY DECLINE.


     We have derived a significant portion of our revenues from a relatively small number of customers. Five customers individually accounted for 37.9%, 18.9%, 13.6%, 12.9 % and 11.4% of our net revenues in 1997. We had three customers that individually accounted for 20.6%, 14.6% and 13.9% of our net revenues in 1998, one customer that accounted for 11.8% of our net revenues in 1999 and one customer that accounted for 11.8% of our net revenues in the three months ended March 31, 2000. Although we believe that our customer concentration will decrease as we continue to build our customer base, we expect that certain customers may continue to account for a significant portion of revenues in the near term. As a result, the loss of any one major customer or our inability to secure additional customers in a given period could have an adverse effect on our business and results of operations.


  THE MARKET FOR OUR PRODUCTS IS EMERGING AND CUSTOMERS MAY NOT ACCEPT OUR PRODUCTS.

     The market for our products is emerging. We cannot be certain that this market will continue to develop and grow or that companies will elect to use our products rather than attempt to develop applications internally or through other sources. In addition, the use of the internet, as well as corporate intranets, has not yet been widely adopted for sharing product or design information or collaborating on development projects. Companies that have already invested substantial resources in other methods of collaborating during the development process may be reluctant to adopt a new approach that would replace, limit, or compete with their existing systems or methods. We intend to continue to pursue intensive marketing and sales efforts to educate prospective customers about the uses and benefits of our products. These efforts may not be successful. Therefore, demand for and market acceptance of our products is subject to a high level of uncertainty.

  COMPETITION AMONG PROVIDERS OF SOFTWARE THAT IS COMPARABLE TO OURS MAY INCREASE. THIS COULD CAUSE US TO REDUCE PRICES AND RESULT IN REDUCED REVENUES OR LOSS OF MARKET SHARE.

     The market for products that enable company-wide and business-to-business collaboration within electronic product development supply chains through the internet is new, rapidly changing and increasingly competitive. We expect that competition in this market will emerge and intensify, and that new competitors may emerge to address the electronic product development market specifically. This could result in price reductions, reduced revenues and loss of market share. We believe that our primary current source of competition is in-house development efforts by potential customers. In the future, we may face potential competition from providers of configuration management software and product data management software.

     Some of our potential competitors may have a number of significant advantages over us, including:

     - longer operating histories;

     - significantly greater financial, technical and marketing resources;

     - significantly greater name recognition and more extensive customer bases; and

     - established cooperative relationships among themselves or with third parties.

     These potential competitors may also be able to devote greater resources to the development, promotion and sale of their products, than we can. Some of our potential competitors have greater name recognition and more extensive customer bases that could be leveraged to gain market share to our detriment. Accordingly, we may not be able to maintain or increase our revenues if competition increases and we are unable to respond effectively. See
"Business -- Competition" for further discussion of the competitive market in which we operate.

  IF WE DO NOT EXPAND THE NUMBER OF LICENSES AND ADD ENHANCED VERSIONS AND UPDATES TO PRODUCTS USED BY OUR EXISTING CUSTOMERS, WE MAY NOT ACHIEVE GROWTH IN OUR REVENUES.

     The size of a customer's initial order is typically relatively small and may include a limited number of user licenses. We have found that in later orders, customers often purchase additional user licenses or new products which significantly contribute to our revenues. In order to increase our revenues, we depend on existing customers purchasing licenses for additional users as well as sales of new licenses to new customers. Therefore, it is important that our customers are satisfied with their initial product deployments and that they believe that expanded use of our products will provide them with additional benefits. Customers may choose not to purchase any new products or expand the use of our products. If we do not increase sales to existing customers, we may not be able to achieve revenue growth.

  WE MAY EXPERIENCE DIFFICULTIES IN INTRODUCING NEW PRODUCTS AND UPDATES WHICH COULD RESULT IN NEGATIVE PUBLICITY, LOSS OF SALES, DELAY IN MARKET ACCEPTANCE OR CUSTOMER DISSATISFACTION.

     Our future financial performance depends on our successful and timely development, introduction and market acceptance of new and enhanced products. We find it difficult to predict the life cycles of our products because the market for our products is new and emerging and is characterized by rapid technological change, changing customer needs and evolving industry standards. The introduction of products or computer systems employing new technologies and emerging industry standards could render our existing products obsolete and unmarketable. The introduction of enhancements to our products may also cause customers to defer orders for our existing products. We may experience difficulties that could delay or prevent the successful development, introduction or marketing of new or enhanced products in the future. In addition, those products may not meet the requirements of the marketplace or achieve market acceptance. We expect to introduce new products through internal development or by acquisition and by developing enhancements to our existing products. New products or updates may not be released according to schedule which could result in negative publicity, loss of sales, delay in market acceptance of our products, or customer claims against us.

  DEPLOYMENT OF OUR PRODUCTS MAY BE COMPLEX, DIFFICULT, COSTLY OR
  TIME-CONSUMING, CAUSING OUR CUSTOMERS TO BE DISSATISFIED.

     Successful deployment of our products on our customers' existing computer network configurations and hardware may be difficult, costly or time-consuming. Because we are one of the first companies to offer products designed for managing the development of electronic products, some customers may face these deployment issues for the first time in the context of collaborating both internally and externally with electronic product development supply chain partners. Customers could become dissatisfied with our products if deployments prove to be difficult, costly or time-consuming.

  WE MAY EXPERIENCE CUSTOMER DISSATISFACTION AND LOST SALES IF OUR PRODUCTS DO NOT SCALE TO ACCOMMODATE SUBSTANTIAL INCREASES IN THE NUMBER OF CONCURRENT USERS.

     Our strategy requires that our software be highly scalable. While we have performed product testing on the scalability of our products, the limits of scalability have not been tested in the context of a customer deployment. If our customers cannot successfully implement large-scale deployments, we may experience customer dissatisfaction and find it more difficult to obtain new customers or to sell additional products to our existing customers.

  DEFECTS IN OUR SOFTWARE PRODUCTS COULD DIMINISH DEMAND FOR OUR PRODUCTS.

     Our software products are complex and may contain errors that may be detected at any point in the life of the product. We have in the past discovered software errors in certain of our products, and as a result, have experienced delays in shipment of products during the period required to correct these errors. We cannot assure you that, despite testing by us, our partners and our customers, errors will not be found in new products or releases after shipment. Discovery of any errors may result in:

     - loss of revenue;

     - delay in market acceptance and sales;

     - diversion of development resources;

     - injury to our reputation; and

     - increased service demands.

In addition, our products are generally used in systems with other vendors' products, and as a result, our products must function successfully with these existing systems. System errors, whether caused by our products or those of another vendor, could adversely affect the market acceptance of our products, and any necessary revisions could cause us to incur significant expenses.

  IF WE BECOME SUBJECT TO PRODUCT LIABILITY LITIGATION, IT COULD BE TIME CONSUMING AND COSTLY TO DEFEND.

     Since our products are used for mission-critical applications in the electronic product development supply chain, errors, defects or other performance problems could result in financial or other damages to our customers. For example, our products are designed to communicate information relating to changes in product specifications during the development process. If a developer or other participant receives inaccurate or erroneous data, a customer could claim that it incurred damages based on its reliance on that data. Although our license agreements generally contain provisions designed to limit our exposure to product liability litigation, existing or future laws or unfavorable judicial decisions could negate such limitation of liability provisions. Product liability litigation, even if unsuccessful, would be time-consuming and costly to defend and could harm our business and reputation.

  OUR PRODUCTS MIGHT NOT BE COMPATIBLE WITH ALL MAJOR PLATFORMS, WHICH COULD INHIBIT SALES.

     We must continually modify and enhance our products to keep pace with changes in computer hardware and software technology, as well as emerging technical standards in the software industry.

For example, we have designed our products to be compatible with specific databases and servers such as Microsoft's Internet Information Server. Any future changes to these platforms could require us to modify our products, and could cause us to delay releasing a product until the updated version of that platform has been released.

     Furthermore, third parties may develop tools to integrate our products with other design tools used by our customers. We would then rely on these third parties to update such tools to reflect changes to our products as well as to the targeted platform in order to maintain the functionality provided by our products. As a result, uncertainties related to the timing and nature of new product announcements, introductions or modifications by vendors of operating systems and browsers and other internet-related applications could hurt our business, as customers may not be certain how our products will operate with their existing systems. Furthermore, some of our products do not run on certain types of computers. If another platform becomes more widely used, we could be required to convert our product to that platform. If we do not succeed in making our products compatible with other platforms, potential customers may not choose our products.

  OUR LENGTHY AND VARIABLE SALES CYCLE MAKES IT DIFFICULT FOR US TO PREDICT WHEN OR IF SALES WILL BE MADE.

     Our products have an unpredictable sales cycle that contributes to the uncertainty of our future operating results. Our customers often view the purchase of our products as a significant and strategic decision. As a result, customers often take time to evaluate our products, resulting in a sales cycle that has historically ranged from approximately four to seven months. The sale of our products may be subject to delays due to the lengthy internal budgeting, approval and evaluation processes of our customers. We may expend significant sales and marketing expenses during this evaluation period before the customer places an order with us. Larger customers may purchase our products as part of multiple simultaneous purchasing decisions, which may result in additional unplanned administrative processing and other delays in our sales cycle. As a result, we have only a limited ability to forecast the timing and size of sales of our products. If sales forecasted for a specific customer for a particular quarter are not realized, we may experience an unplanned shortfall in revenues.

  THE SUCCESS OF OUR BUSINESS DEPENDS ON OUR KEY SENIOR MANAGEMENT, WHOSE KNOWLEDGE OF OUR BUSINESS AND EXPERTISE WOULD BE DIFFICULT TO REPLACE.

     Our success depends largely on the continued contributions of our key senior management. We have key-man life insurance on certain of our executive officers. None of our officers, including our founders, has employment agreements. If one or more members of our senior management were to terminate their employment, this could result in delays to product development, loss of sales, and diversion of management resources.

  BECAUSE OF COMPETITION FOR ADDITIONAL QUALIFIED PERSONNEL, WE MAY NOT BE ABLE TO RECRUIT OR RETAIN NECESSARY PERSONNEL, WHICH COULD IMPACT DEVELOPMENT OR SALES OF OUR PRODUCTS.

     Our success depends on our ability to attract and retain qualified, experienced employees. We currently face a shortage of engineering personnel and substantial competition for experienced engineering, sales and marketing personnel in our industry. If we are unable to retain our existing engineering personnel, or attract and retain additional engineering personnel, our growth could be limited due to our lack of capacity to develop our products, possible deterioration in service levels or decreased customer satisfaction.

     We currently sell our products primarily through our direct sales force. It takes time for our new sales personnel to become productive, particularly our senior sales and services personnel who can take up to six months to become fully productive. If we are unable to hire or retain qualified sales personnel, or if newly hired personnel fail to develop necessary skills or productivity it will be difficult for us to sell our products and we may experience a shortfall in revenues.

  IF WE ARE UNABLE TO CONTINUE TO EXPAND OUR INTERNATIONAL OPERATIONS, WE MAY NOT ACHIEVE ANTICIPATED REVENUE GROWTH.

     We believe that expansion of our international operations will be necessary for our future success. Therefore, we believe that we will need to continue to commit significant resources to expand our international operations. If we are unable to successfully enter into and expand our presence in international markets on a timely basis, we may not be able to achieve anticipated revenue growth. This expansion may be more difficult or take longer than we anticipate, and we may not be able to successfully market, sell, deliver and support our products internationally.

     In connection with our international expansion, we are subject to a number of risks associated with international business activities. These risks include:

     - difficulty in providing customer support for our software in multiple time zones;

     - greater difficulty in collecting accounts receivable from customers located abroad;

     - political and economic instability;

     - difficulties in enforcing agreements through foreign legal systems; and

     - unexpected changes in regulatory requirements.

     To date, our revenues have been denominated in United States dollars. If we recognize revenues denominated in foreign currencies, we may incur greater risks in currency fluctuations. In the future, our European revenues could be denominated in the Euro, the currency of the European Union. The Euro is an untested currency and may be subject to economic risks that are not currently contemplated. We currently do not engage in foreign exchange hedging activities, and therefore our international expenses are currently subject to the risks of foreign currency fluctuations.

  IN ORDER TO MANAGE OUR GROWTH AND EXPANSION, WE WILL NEED TO IMPROVE AND IMPLEMENT NEW SYSTEMS, PROCEDURES AND CONTROLS.

     We have recently experienced a period of rapid growth and expansion that has placed a significant strain on our management information systems and our administrative, operational and financial resources. If we are unable to manage our growth and expansion in an efficient or timely manner, our business may be harmed. In addition, we have recently hired a significant number of employees and plan to further increase our total headcount. We also plan to expand the geographic scope of our operations. This expansion has resulted and will continue to result in substantial demands on our management resources. To accommodate continued anticipated growth and expansion, we will be required to:

     - improve existing and implement new operational and financial systems, procedures and controls;

     - recruit, reward and retain qualified personnel; and

     - enter into relationships with strategic partners.

These measures may place additional burdens on our management and our internal resources.

  WE DEPEND ON TECHNOLOGY LICENSED FROM THIRD PARTIES AND THE LOSS OF, OR INABILITY TO MAINTAIN, THESE TECHNOLOGY LICENSES COULD RESULT IN INCREASED COST OR DELAYS IN SALES OF OUR PRODUCTS.

     We license technology on a non-exclusive basis from several businesses for use with our products, including licenses from RSA Data Security, Inc. for security and encryption technology software, DuraSoft GmbH for revision control and Bristol Technology, Inc. for platform portability. We expect to continue to license technology from third parties in the future. Some of the software we license from third parties would be difficult to replace. This software may not continue to be available on commercially reasonable terms, if at all. The loss of, or inability to maintain, any of these technology licenses could result in delays in the licensing of our products until equivalent technology, if available, is identified, licensed and integrated. In addition, the effective deployment of our products depends upon the successful operation of products licensed from third parties in conjunction with our products. Any undetected errors in these licensed products may prevent the implementation or impair the functionality of our products, delay new product introductions or injure our reputation. The use of additional third-party software could require us to enter into license agreements, which could result in royalty payments.

  IF WE ARE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY WE MAY LOSE A VALUABLE ASSET OR INCUR COSTLY LITIGATION TO PROTECT OUR RIGHTS.

     Our success and ability to compete depend upon our intellectual property, including our brands and the technology underlying our products. We rely on trademark, trade secret and copyright laws to protect our intellectual property. Despite our efforts to protect our intellectual property, a third party could copy or otherwise obtain our software or other proprietary information without authorization. Our means of protecting our proprietary rights may not be adequate and our competitors may independently develop similar technology, or duplicate our products or our other intellectual property. In addition, the laws of some foreign countries do not protect our proprietary rights to as great an extent as do the laws of the United States, and we expect that it will become more difficult to monitor the use of our products if we increase our international presence. We may have to resort to litigation to enforce our intellectual property rights, to protect our trade secrets or know-how or to determine their scope, validity or enforceability. Enforcing or defending our proprietary technology is expensive, could cause the diversion of our resources, and may not prove successful. Our protective measures may prove inadequate to protect our proprietary rights, and any failure to enforce or protect our rights could cause us to lose a valuable asset.

  WE MAY BE SUBJECT TO INTELLECTUAL PROPERTY INFRINGEMENT CLAIMS THAT, WITH OR WITHOUT MERIT, COULD BE COSTLY TO DEFEND OR SETTLE.

     We may be subject to claims of infringement of other parties' proprietary rights, or claims that our own intellectual property rights are invalid. There has been a substantial amount of litigation in the software and internet industries regarding intellectual property rights. We expect that software product developers and providers of electronic commerce solutions will increasingly be subject to infringement claims as the number of products and competitors in our industry segment grows and the functionality of products in industry segments overlaps. It is possible that third parties may claim that we or our current or potential future products infringe their intellectual property. Any infringement claims made against us, with or without merit, could be time-consuming, result in costly litigation, or cause product shipment delays or negative publicity. In addition, if our products were found to infringe a third party's proprietary rights, we could be required to enter into royalty or licensing agreements in order to continue to be able to sell our products. Royalty or licensing agreements, if required, may not be available on terms acceptable to us or at all.

  YEAR 2000 COMPLIANCE COSTS AND RISKS ARE DIFFICULT TO ASSESS AND COULD RESULT IN DELAY OR LOSS OF REVENUE, DIVERSION OF DEVELOPMENT RESOURCES, DAMAGE TO OUR REPUTATION OR INCREASED SERVICE, WARRANTY OR LITIGATION COSTS.

     The latest versions of our products are year 2000 tested and to the best of our knowledge are free from any year 2000 problems. However, there may be latent undiscovered defects that affect the operation of our products during the year 2000. Should such defects exist they may have a detrimental effect on the operation of our products. Earlier versions of our products may not be year 2000 compliant, and we do not intend to make them year 2000 compliant. While we have checked with third parties from whom we license software that they have taken year 2000 readiness measures and we have not experienced any failures to date, our assurances are only as good as their statements and any year 2000 defects in our licensed software that have escaped detection, in both their and our testing, may have adverse effects on the operation of our products. Additionally, the year 2000 problem may affect us by causing disruptions in the business operations of, or delay technology purchases by, companies with which we do business causing a decrease in our revenues. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000 Readiness."

  FUTURE ACQUISITIONS MAY BE DIFFICULT TO INTEGRATE, DISRUPT OUR BUSINESS, DILUTE STOCKHOLDER VALUE OR DIVERT MANAGEMENT ATTENTION.

     As part of our business strategy, we may seek to acquire or invest in businesses, products or technologies that we believe could complement or expand our business, augment our market coverage, enhance our technical capabilities or otherwise offer growth opportunities. Acquisitions could create risks for us, including:

     - difficulties in assimilation of acquired personnel, operations, technologies or products;

     - unanticipated costs associated with acquisitions;

     - diversion of management's attention from other business concerns;

     - adverse effects on our existing business relationships with suppliers and customers; and

     - use of substantial portions of our available cash, including the proceeds of this offering, to consummate the acquisitions.

In addition, if we consummate acquisitions through an exchange of our securities, you could suffer significant dilution. Any future acquisitions, even if successfully completed, may not generate any additional revenue or provide any benefit to our business.

RISKS TO OUR BUSINESS AND PROSPECTS RELATED TO THE INTERNET

  IF USE OF THE INTERNET DOES NOT CONTINUE TO DEVELOP AND RELIABLY SUPPORT THE DEMANDS PLACED ON IT BY EBUSINESSES, WE MAY EXPERIENCE LOSS OF SALES.

     Our success depends upon continued growth in the use of the internet as a medium of communication and commerce. Although the internet is experiencing rapid growth in the number of users, this growth is a recent phenomenon and may not continue. Furthermore, despite this growth in usage, the use of the internet for commerce is relatively new. As a result, a sufficiently broad base of companies may not adopt or continue to use the internet as a medium of exchanging electronic product design information. Our business would be seriously harmed if:

     - use of the internet by electronic product development supply chain members does not continue to increase or increases more slowly than expected;

     - the infrastructure for the internet does not effectively support enterprises;

     - the internet does not create a viable commercial marketplace, which would inhibit the development of eBusiness and could reduce the demand for our products; or

     - concerns over the secure transmission of confidential information over public networks inhibit the growth of the internet as a means of collaborating among enterprises.

  CAPACITY CONSTRAINTS MAY RESTRICT THE USE OF THE INTERNET AS A COMMERCIAL MARKETPLACE, RESULTING IN DECREASED DEMAND FOR OUR PRODUCTS.

     The internet infrastructure may not be able to support the demands placed on it by increased usage or the limited capacity of networks to transmit large amounts of data. Other risks associated with commercial use of the internet could slow its growth, including:

     - outages and other delays resulting from the inadequate reliability of the network infrastructure;

     - slow development of enabling technologies and complementary products; and

     - limited availability of cost-effective, high-speed access.

     Delays in the development or adoption of new equipment standards or protocols required to handle increased levels of internet activity, or increased governmental regulation, could cause the internet to lose its viability as a means of communication between manufacturers and their supply chain partners, resulting in decreased demand for our products.

  INCREASING GOVERNMENTAL REGULATION OF THE INTERNET COULD LIMIT THE MARKET FOR OUR PRODUCTS.

     As internet commerce continues to evolve, we expect that federal, state and foreign governments will adopt laws and regulations covering issues such as user privacy, taxation of goods and services provided over the internet and pricing, content and quality of products and services. It is possible that legislation could expose companies involved in eBusiness to liability, taxation or other increased costs, any of which could limit the growth of eBusiness generally. Legislation could dampen the growth in internet usage and decrease its acceptance as a communications and commercial medium. If enacted, these laws and regulations could limit the market for our products.

RISKS RELATED TO THIS OFFERING

 IF THE PUBLIC PERCEPTION OF THE VALUE OF OUR COMMON STOCK IS LOWER THAN THE INITIAL PUBLIC OFFERING PRICE, THE PRICE OF OUR COMMON STOCK AFTER THIS OFFERING MAY BE LOWER THAN THE PRICE YOU PAY.

     Prior to this offering, there has been no public market for our common stock. We, together with the underwriters, will determine the initial public offering price, and this price may not be the price at which the common stock will trade after this offering. The price of our common stock that will prevail in the market after this offering may be higher or lower than the price you pay. After this offering, an active trading market in our stock might not develop or continue. We cannot assure you of the extent to which investor interest in our company will lead to the development of an active trading market or how liquid that market may become.

 BECAUSE OF THE NATURE OF OUR BUSINESS, THE MARKET PRICE OF OUR COMMON STOCK IS PARTICULARLY SUBJECT TO VOLATILITY AND COULD DROP UNEXPECTEDLY.

     The stock market in general has recently experienced extreme price and volume fluctuations. In addition, the market prices of securities of technology companies, software development firms and developers of electronic products, including semiconductor companies, have been extremely volatile, and have experienced fluctuations that have often been unrelated or disproportionate to the operating performance of such companies. These broad market fluctuations could adversely affect the market price of our common stock. The market price of the common stock may fluctuate substantially due to a variety of factors, including:

      -- any actual or anticipated fluctuations in our financial condition and operating results;

      -- public announcements concerning us or our competitors, or the internet industry;

      -- the introduction or market acceptance of new service offerings by us or our competitors;

      --  changes in industry research analysts' earnings estimates;

      --  changes in accounting principles;

      --  sales of our common stock by existing stockholders; and

      --  the loss of any of our key personnel.

 WE COULD BECOME SUBJECT TO CLASS ACTION LITIGATION DUE TO STOCK PRICE VOLATILITY; IF SUCH LITIGATION OCCURS, IT WILL DISTRACT OUR MANAGEMENT AND COULD RESULT IN SUBSTANTIAL COSTS AND LARGE JUDGMENTS AGAINST US.

     In the past, securities class action litigation has often been brought against companies following periods of volatility in the market prices of their securities. We may be the target of similar litigation in the future. Securities litigation could result in substantial costs and divert our management's attention and resources, which could cause serious harm to our business, operating results and financial condition.

  OUR EXECUTIVE OFFICERS, DIRECTORS AND MAJOR STOCKHOLDERS WILL RETAIN SIGNIFICANT CONTROL OVER US AFTER THIS OFFERING, WHICH MAY LEAD TO CONFLICTS WITH OTHER STOCKHOLDERS OVER CORPORATE GOVERNANCE MATTERS.

     After this offering, executive officers, directors and holders of 5% or more of our outstanding common stock will, in the aggregate, own approximately 58.8% of our outstanding common stock. These stockholders would be able to significantly influence all matters requiring approval by our stockholders, including the election of directors and the approval of significant corporate transactions. This concentration of ownership may also delay, deter or prevent a change in our control and may make some transactions more difficult or impossible to complete without the support of these stockholders.

 OUR MANAGEMENT WILL RETAIN BROAD DISCRETION IN THE USE OF PROCEEDS FROM THIS OFFERING AND MAY NOT OBTAIN A SIGNIFICANT RETURN ON THE USE OF THESE PROCEEDS.

     We currently have no specific plans for a significant portion of our net proceeds from this offering. Consequently, our management has complete discretion as to how to spend the proceeds from this offering. They may spend these proceeds in ways with which our stockholders may not agree. Management's allocation of the proceeds of this offering may not benefit our business and the investment of the proceeds may not yield a favorable return.

  SUBSTANTIAL FUTURE SALES OF OUR COMMON STOCK COULD CAUSE OUR STOCK PRICE TO DECLINE.


     Sales of a substantial number of shares of our common stock after this offering could cause the market price of our common stock to decline by potentially introducing a large number of sellers of our common stock into a market in which our common stock price is already volatile. In addition, the sale of these shares could impair our ability to raise capital through the sale of additional equity securities. Based on shares outstanding as of April 30, 2000, we will have 14,607,757 shares of our common stock outstanding upon completion of the offering, or 15,132,757 shares if the underwriters' over-allotment is exercised in full. Our directors, executive officers and all stockholders have executed lock-up agreements that limit their ability to sell shares of our common stock. All stockholders have agreed not to sell or otherwise dispose of any shares of our common stock for a period of 180 days after the date of this prospectus without the prior written approval of Donaldson, Lufkin & Jenrette. When these lock-up agreements expire, these shares and the shares of the common stock underlying any options held by these individuals will become eligible for sale, in some cases subject only to the volume, manner of sale and notice requirements of Rule 144 of the Securities Act of 1933. See "Shares Eligible for Future Sale" for further discussion of the shares that will be freely tradeable after the date of this prospectus.


 CERTAIN PROVISIONS OF OUR GOVERNING DOCUMENTS AND OF DELAWARE LAW COULD INHIBIT OUR ABILITY TO SELL OUR BUSINESS, EVEN IF DOING SO WOULD BE FAVORED BY STOCKHOLDERS SUCH AS YOU.

     Certain provisions of our certificate of incorporation and bylaws, as well as Section 203 of the Delaware General Corporation Law, may discourage, delay or prevent a change in control of our company that you as a stockholder may consider favorable. These provisions include:

      -- authorizing the issuance of "blank check" preferred stock that could be issued by our board of directors to increase the number of outstanding shares and thwart a hostile takeover attempt;

      -- providing for a classified board of directors with staggered, three-year terms;

      -- prohibiting cumulative voting in the election of directors, which will allow a majority of stockholders to control the election of all directors;

      -- requiring super-majority voting to effect certain amendments to our certificate of incorporation and bylaws;

      --  limitations on who may call special meetings of stockholders;

      -- prohibiting stockholder action by written consent, which requires all actions to be taken at a meeting of the stockholders; and

      -- establishing advance notice requirements for nominations of candidates for election to the board of directors or for proposing matters that can be acted upon by stockholders at stockholder meetings.

     In addition, Section 203 of the Delaware General Corporation Law may discourage, delay or prevent a change in control of our company. See "Description of Capital Stock -- Delaware Law and Certain Charter and By-law Provisions and Anti-Takeover Effects."

  YOU WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION IN THE BOOK VALUE OF YOUR INVESTMENT.

     If you purchase shares of our common stock in this offering, you will experience immediate and substantial dilution, in that the price you pay will be substantially greater than the net tangible book value per share of the shares you acquire. This dilution is due in large part to the fact that our earlier investors paid substantially less than the public offering price when they purchased their shares of common stock. You will experience additional dilution upon the exercise of outstanding stock options to purchase common stock.

         SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS; MARKET DATA

     Some of the statements under "Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business," and elsewhere in this prospectus constitute forward-looking statements. These statements relate to future events or other future financial performance, and are identified by terminology such as "may," "will," "should," "expects," "scheduled," "plans," "intends," "anticipates," "believes," "estimates," "aims," "potential," or "continue" or the negative of such terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined under "Risk Factors." These factors may cause our actual results to differ materially from any forward-looking statement.

     This prospectus contains market data related to our business, the internet and the electronic product development industry. This market data includes projections that are based on a number of assumptions. If these assumptions turn out to be incorrect, actual results may differ from the projections based on these assumptions. As a result, our markets may not grow at the rates projected by these data, or at all. The failure of these markets to grow at these projected rates may have a material adverse effect on our business, results of operations and financial condition, and the market price of our common stock.

     Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot assure you that our future results, levels of activity, performance, or goals will be achieved. We undertake no obligation to update any of the forward-looking statements after the date of this prospectus to conform such statements to reflect the occurrence of unanticipated events.

                                USE OF PROCEEDS


     The net proceeds we will receive from the sale of 3,500,000 shares of common stock offered by us are estimated to be $31.2 million ($36.0 million if the underwriters' over-allotment option is exercised in full) after deducting the estimated underwriting discounts and commissions and offering expenses payable by us and assuming an initial public offering price of $10.00.


     We expect to use the net proceeds from this offering for working capital and other general corporate purposes. These uses may include product development and expansion of our operations and sales and marketing capabilities. Currently, we have no specific understanding with respect to any development or expansions. Management will have discretion over the use and investment of the net proceeds. Pending such uses, we will invest the net proceeds from this offering in short-term, investment grade, interest-bearing securities.

     The principal purposes of this offering are:

      --  to increase our equity capital;

      --  to create a public market for our common stock;

      --  to facilitate future access by us to public equity markets;

      --  to provide increased visibility and credibility in our marketplace;
          and

      -- to enhance our ability to use our common stock as a means of attracting and retaining key employees.

     A portion of the net proceeds may also be used for the acquisition of complementary businesses or technologies. We are not currently a party to any contracts, commitments or agreements with respect to any such acquisitions.

                                DIVIDEND POLICY

     We have never declared or paid any cash dividends on our common stock. We currently intend to retain any earnings to fund the development and expansion of our business and do not anticipate paying cash dividends in the foreseeable future. Payment of any future dividends will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs and plans for expansion. In addition, under our current line of credit we may not declare or pay any dividends without written consent from our bank.

                             CORPORATE INFORMATION

     We were initially incorporated in Massachusetts in 1996 under the name Synchronicity, Inc. We reincorporated in Delaware in May 1999 and changed our name to Synchronicity, Inc. of Massachusetts. On February 16, 2000, our Board of Directors, and on March 6, 2000 our stockholders, approved an amendment to our certificate of incorporation and we changed our name to Synchronicity Software, Inc. on March 6, 2000. Our executive offices are located at 201 Forest Street, Marlboro, MA 01752, and our telephone number is (508) 485-4122. Our website is www.synchronicity.com. Information contained on our website does not constitute part of this prospectus.

     Synchronicity(TM), DesignSync(R), DesignSync(R)DFII, ProjectSync(R), IPGear(TM), CatalogSync(TM) and the Synchronicity logo are our trademarks. All other trademarks or tradenames referred to in this prospectus are the property of their respective owners.

                                 CAPITALIZATION


     The following table describes our cash and equivalents and capitalization as of March 31, 2000 on an actual basis and on a pro forma as adjusted basis to give effect to the conversion of our convertible preferred stock upon the consummation of this offering, the sale of our shares of common stock in this offering and our receipt of the estimated net proceeds, after deducting the estimated underwriting discounts and commissions and the estimated offering expenses that we expect to pay in connection with this offering.


     You should read this table along with "Management's Discussion and Analysis of Financial Condition and Results of Operations," our financial statements and related notes and the other financial information in this prospectus.


                                                                      AS OF MARCH 31, 2000
                                                              ------------------------------------
                                                                                 PRO FORMA
                                                               ACTUAL           AS ADJUSTED
                                                              (IN THOUSANDS, EXCEPT SHARE AND PER
                                                                          SHARE DATA)
Cash and equivalents........................................  $  3,918            $ 35,068
                                                              ========            ========
Redeemable convertible preferred stock:
  Series B convertible preferred stock......................     2,215                  --
  Series C convertible preferred stock......................     3,072                  --
  Series D convertible preferred stock......................     7,205                  --
                                                              --------
  Total redeemable convertible preferred stock..............    12,492                  --
Stockholders' equity (deficiency):
  Preferred stock $0.01 par value; 5,000,000 shares
     authorized pro forma as adjusted; no shares issued and
     outstanding............................................        --                  --
  Series A convertible preferred stock, $0.01 par value;
     200,000 shares authorized, issued and outstanding
     actual; no shares authorized, issued and outstanding
     pro forma as adjusted..................................         2                  --
  Common stock, $0.01 par value; 13,088,942 shares
     authorized, 4,072,895 shares issued and outstanding
     actual; 90,000,000 shares authorized, 14,593,897 shares
     issued and outstanding pro forma as adjusted...........        41                 146
  Additional paid-in capital................................     8,176              51,715
  Deferred compensation.....................................    (4,741)             (4,741)
  Accumulated deficit.......................................   (13,952)            (13,952)
                                                              --------            --------
  Total stockholders' equity (deficiency)...................   (10,474)             33,168
                                                              --------            --------
Total capitalization........................................  $  2,018            $ 33,168
                                                              ========            ========


     The table above excludes:


     - 1,316,000 shares of common stock issuable upon the exercise of stock options outstanding on March 31, 2000 with a weighted average exercise price of $1.08 per share and additional shares of common stock reserved for issuance under our equity plans;



     - 150,000 shares of common stock issuable upon exercise of a warrant outstanding on March 31, 2000 with an exercise price of $4.30 per share.

                                    DILUTION


     Our net tangible book value per share immediately after this offering will be substantially less than the initial public offering price because the initial public offering price will be substantially higher than the current net tangible book value per share. Our pro forma net tangible book value as of March 31, 2000 was approximately $2.0 million, or approximately $0.18 per share. Pro forma net tangible book value per share represents assets less total liabilities, divided by the number of shares of common stock outstanding.



     After giving effect to the sale by us of 3,500,000 shares of common stock in this offering at an assumed initial public offering price of $10.00 per share, and deducting the estimated underwriting discounts and commissions and offering expenses that we expect to pay, the pro forma net tangible book value as of March 31, 2000 would have been $33.2 million, or $2.27 per share. This represents an immediate increase in pro forma net tangible book value of $2.09 per share to existing stockholders and an immediate dilution of $7.73 per share to investors purchasing common stock in this offering. The following table illustrates this per share dilution:



Assumed initial public offering price.......................           $10.00
     Pro forma net tangible book value per share as of March
       31, 2000.............................................    0.18
     Increase per share attributable to this offering.......    2.09
                                                              ------
Pro forma net tangible book value per share after this
  offering..................................................             2.27
                                                                       ------
Dilution per share to new investors.........................           $ 7.73
                                                                       ======



     The following table summarizes, on a pro forma basis, as of March 31, 2000, the difference between the number of shares of common stock purchased from us, the total consideration paid to us, and the average price per share paid by existing stockholders and by new investors.



                                  SHARES PURCHASED      TOTAL CONSIDERATION
                                --------------------   ---------------------   AVERAGE PRICE
                                  NUMBER     PERCENT     AMOUNT      PERCENT     PER SHARE
Existing stockholders........   11,093,897     76.0%   $13,529,000     27.9%      $ 1.22
New investors................    3,500,000     24.0     35,000,000     72.1        10.00
                                ----------    -----    -----------    -----       ------
           Total.............   14,593,897    100.0%   $48,529,000    100.0%      $ 3.33
                                ==========    =====    ===========    =====       ======



     The discussion and the tables above assume no exercise of stock options or warrants outstanding on March 31, 2000 and no issuance of shares granted or reserved for future issuance under our equity plans. As of March 31, 2000, there were options outstanding to purchase 1,316,000 shares of common stock at a weighted average exercise price of $1.08 per share and a warrant outstanding to purchase 150,000 shares of common stock at an exercise price of $4.30 per share. To the extent that any of these options or warrant are exercised, there will be further dilution to new investors.

                            SELECTED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


     The following selected financial data should be read in conjunction with our financial statements including the accompanying notes and with "Management's Discussion and Analysis of Financial Condition and Results of Operations". The data as of December 31, 1998 and 1999 and March 31, 2000 and for each of the three years in the period ended December 31, 1999 and the three months ended March 31, 1999 and 2000 have been derived from our financial statements and accompanying notes contained in this prospectus. As discussed in note 11 to the financial statements, the 1999 financial statements have been restated. The Statement of Operations Data for the year ended December 31, 1996 and the Balance Sheet Data at December 31, 1997 and 1996 have been derived from our audited financial statements which are not contained in this prospectus.



                                                                                                           THREE MONTHS
                                                                     YEAR ENDED DECEMBER 31,              ENDED MARCH 31,
                                                           -------------------------------------------   -----------------
                                                            1996      1997      1998         1999         1999      2000
STATEMENTS OF OPERATIONS DATA:
  Revenues:
    Software licenses....................................  $    --   $   410   $ 1,043      $ 5,224      $   416   $ 1,575
    Services.............................................       --       250       766        2,223          470       921
                                                           -------   -------   -------      -------      -------   -------
         Revenues before software licenses
           discount-warrant..............................       --       660     1,809        7,447          886     2,496
    Software licenses discount-warrant...................       --        --        --           --           --      (106)
                                                           -------   -------   -------      -------      -------   -------
         Net revenues....................................       --       660     1,809        7,447          886     2,390
                                                           -------   -------   -------      -------      -------   -------
Cost of revenues:
    Software licenses....................................       --        28       107          193           22        73
    Services.............................................       --        64       206          849          134       355
                                                           -------   -------   -------      -------      -------   -------
         Total cost of revenues..........................       --        92       313        1,042          156       428
                                                           -------   -------   -------      -------      -------   -------
Gross profit.............................................       --       568     1,496        6,405          730     1,962
Operating expenses:
    Sales and marketing (excluding stock-based
      compensation of $27, $318, $49 and $188 in 1998,
      1999 and the three months ended March 31, 1999 and
      2000, respectively)................................      315     1,399     2,172        4,642          886     2,261
    Research and development (excluding stock-based
      compensation of $1, $14, $225, $26 and $132 in
      1997, 1998 and 1999 and the three months ended
      March 31, 1999 and 2000, respectively).............      390     1,581     2,618        3,696          804     1,255
    General and administrative (excluding stock-based
      compensation of $8, $81, $14 and $44 in 1998, 1999
      and the three months ended March 31, 1999 and 2000,
      respectively)......................................      361       437       730        1,124          232       567
    Stock-based compensation.............................       --         1        49          624           89       364
                                                           -------   -------   -------      -------      -------   -------
         Total operating expenses........................    1,066     3,418     5,569       10,086        2,011     4,447
                                                           -------   -------   -------      -------      -------   -------
Loss from operations.....................................   (1,066)   (2,850)   (4,073)      (3,681)      (1,281)   (2,485)
Interest income..........................................       43       135       125          195           59        36
Other expense............................................       --        --        --          (23)          (3)       (5)
                                                           -------   -------   -------      -------      -------   -------
Loss before provision for income taxes...................   (1,023)   (2,715)   (3,948)      (3,509)      (1,225)   (2,454)
Provision for income taxes...............................       --        65        --           37           --        76
                                                           -------   -------   -------      -------      -------   -------
Net loss.................................................  $(1,023)  $(2,780)  $(3,948)     $(3,546)     $(1,225)  $(2,530)
                                                           =======   =======   =======      =======      =======   =======
Basic and diluted net loss per share.....................   $(0.32)   $(0.86)   $(1.21)      $(1.06)      $(0.37)   $(0.64)
Basic and diluted weighted average common shares
  outstanding............................................    3,226     3,247     3,284        3,372        3,300     3,968
Pro forma basic and diluted net loss per share(1)........                                   $ (0.34)     $ (0.12)  $ (0.23)
Pro forma basic and diluted weighted average common
  shares outstanding(1)..................................                                    10,393       10,321    10,989



                                                                   AS OF DECEMBER 31,                  AS OF MARCH 31,
                                                     ----------------------------------------------    ---------------
                                                      1996       1997       1998          1999              2000
BALANCE SHEET DATA:
Cash and equivalents...............................  $ 2,159    $ 2,232    $ 6,313       $ 3,652          $  3,918
Working capital....................................    2,009      1,970      5,191         2,000             1,476
Total assets.......................................    2,312      3,657      8,792        10,037             9,859
Redeemable convertible preferred stock.............    2,168      5,241     12,445        12,482            12,492
Stockholders' equity (deficiency)..................      (17)    (2,822)    (6,742)       (8,352)          (10,474)


---------------
(1) See Note 1 to our financial statements.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     You should read the following discussion and analysis together with our financial statements, related notes and other financial information appearing elsewhere in this prospectus. In addition to historical information, the following discussion and other parts of this prospectus contain forward-looking information that involves risks and uncertainties. Our actual results could differ materially from those anticipated by such forward-looking information due to competitive factors and other factors discussed under "Risk Factors" and elsewhere in this prospectus.

OVERVIEW

     We provide internet-based software that enables collaboration among team members developing complex products regardless of location or company affiliation. Our software is currently used primarily by firms engaged in the development of semiconductors and other electronic products. Our products enable our customers to track and manage communications, collaboration and design information across geographically dispersed locations with a high level of security. Our software further improves productivity by facilitating the reuse of existing design elements. We were founded in January 1996 and in October 1997 we began licensing our first products and delivering related services.


     Our net revenues were $0.7 million, $1.8 million, $7.4 million and $2.4 million in 1997, 1998, 1999 and the three months ended March 31, 2000, respectively, and consisted of software license revenues, services revenues and a sales discount related to a warrant granted to a major customer. Software license revenues are derived from the license of our products to our customers and the license of our products through our distributors. Services revenues are attributable to consulting, training, maintenance and other support services related to our products.


     Software license revenues are recognized when products are delivered to customers, persuasive evidence of an arrangement exists, the fee is fixed or determinable and collection is probable. When license agreements contain multiple elements and vendor-specific objective evidence exists for all undelivered elements of such agreements, revenue is allocated to the undelivered elements based on such vendor-specific objective evidence and the remainder is allocated to the delivered elements. When license agreements include maintenance and unspecified updates to be delivered to customers on an if-and-when-available basis and vendor-specific objective evidence does not exist, revenue is recognized ratably over the term of the arrangement. Revenues from arrangements that have payment terms extending beyond twelve months are recognized as the payments become due. Software license revenues from sales to our distributors are generally recognized at the time a distributor reports to us that they have licensed our software and all revenue recognition criteria have been satisfied.

     Services revenues for consulting and training are recognized as the services are provided, and revenues from maintenance are recognized ratably over the term of the maintenance period.


     Software licenses discount-warrant relates to a warrant granted to Intel Corporation to purchase 150,000 shares of our common stock at a price of $4.30 per share. The warrant vested in 1999 when Intel entered into a license agreement and issued to us a purchase order for $2,500,000. The warrant was valued at $1.3 million, representing the estimated fair value calculated using the Black-Scholes valuation model at the date the warrant became vested. The value of the warrant is being amortized as a discount to revenue on a straight-line basis over the life of the related license agreement.

     We license our products to customers in the United States, Canada, Europe and Japan. Revenues from customers outside of the United States represented 0.0%, 25.2%, 36.8% and 29.1% of net revenues in fiscal 1997, 1998, 1999 and the three months ended March 31, 2000. All of our sales are denominated in U.S. dollars. We intend to increase our international distribution by developing stronger relationships with international distributors and by selectively expanding and establishing foreign sales offices. We expect international revenues to continue to increase as a percentage of our net revenues in the future.


     We market and sell our products primarily through our direct sales force in the United States and Europe, and through distributors in Japan and Europe. We intend to continue to expand our domestic and international direct sales force by expanding into additional geographic locations.

     Our cost of software license revenues consists of personnel costs and royalties due to third parties for the licensing of technology embedded in our software relating to security, revision control and portability across platforms. Our cost of services revenues includes salaries and related expenses for the consulting, training and support services organizations and an allocation of our overhead expenses.


     Although our net revenues have increased annually, we have incurred significant costs to develop our products and to recruit and train personnel for our research and development, sales and marketing and general and administrative organizations. As a result, we have incurred significant losses since inception. As of March 31, 2000, we had an accumulated deficit of $14.0 million. Our loss from operations was $2.9 million, $4.1 million, $3.7 million and $2.5 million in 1997, 1998, 1999 and the three months ended March 31, 2000. We intend to continue to incur significant sales and marketing, research and development and general and administrative expenses. We expect to continue to incur operating losses for the foreseeable future. In order to achieve profitability, we will need to increase our revenues significantly. Therefore, we cannot assure you that we will ever attain or maintain profitability. Our expansion will also place significant demands on our management and operational resources. To manage our rapid growth and increased demands, we must improve existing, and implement new, operational and financial systems, procedures and controls. We must also hire, train, manage, retain and motivate qualified personnel. We expect future expansion to continue to challenge our ability to hire, train, manage, retain and motivate our employees.


     In view of the rapidly changing nature of our market and our limited operating history, we believe that period-to-period comparisons of our revenues and other operating results are not necessarily meaningful and should not be relied upon as indications of future performance. Our historical revenue growth rates are not necessarily sustainable or indicative of our future growth.

RESULTS OF OPERATIONS


     The following table sets forth selected financial data for the periods indicated, expressed as a percentage of net revenues:



                                                                          THREE MONTHS
                                            YEAR ENDED DECEMBER 31,     ENDED MARCH 31,
                                           -------------------------    ----------------
                                            1997      1998     1999      1999      2000
Revenues:
     Software licenses.................      62.1%     57.7%    70.1%     47.0%     65.9%
     Services..........................      37.9      42.3     29.9      53.0      38.5
                                           ------    ------    -----    ------    ------
        Revenues before software
           licenses discount-warrant...     100.0     100.0    100.0     100.0     104.4
     Software licenses
        discount-warrant...............        --        --       --        --      (4.4)
                                           ------    ------    -----    ------    ------
           Net revenues................     100.0     100.0    100.0     100.0     100.0
                                           ------    ------    -----    ------    ------
Cost of revenues:
     Software licenses.................       4.3       5.9      2.6       2.5       3.0
     Services..........................       9.6      11.4     11.4      15.1      14.9
                                           ------    ------    -----    ------    ------
           Total cost of revenues......      13.9      17.3     14.0      17.6      17.9
                                           ------    ------    -----    ------    ------
Gross profit...........................      86.1      82.7     86.0      82.4      82.1
Operating expenses:
     Sales and marketing...............     212.0     120.1     62.3     100.1      94.7
     Research and development..........     239.6     144.7     49.6      90.7      52.5
     General and administrative........      66.1      40.4     15.1      26.2      23.7
     Stock-based compensation..........       0.2       2.7      8.4      10.0      15.2
                                           ------    ------    -----    ------    ------
           Total operating expenses....     517.9     307.9    135.4     227.0     186.1
                                           ------    ------    -----    ------    ------
Loss from operations...................    (431.8)   (225.2)   (49.4)   (144.6)   (104.0)
Interest income........................      20.4       6.9      2.6       6.6       1.5
Other expense..........................        --        --     (0.3)     (0.3)     (0.2)
                                           ------    ------    -----    ------    ------
Loss before provision for income
  taxes................................    (411.4)   (218.3)   (47.1)   (138.3)   (102.7)
Provision for income taxes.............       9.8        --      0.5        --       3.2
                                           ------    ------    -----    ------    ------
Net loss...............................    (421.2)%  (218.3)%  (47.6)%  (138.3)%  (105.9)%
                                           ======    ======    =====    ======    ======



THREE MONTHS ENDED MARCH 31, 1999 (THE "1999 QUARTER") AND 2000 (THE "2000 QUARTER")


  REVENUES


     Net revenues were $0.9 million and $2.4 million in the 1999 Quarter and the 2000 Quarter, representing an increase of $1.5 million, or 169.8%. Three customers individually accounted for 21.3%, 19.1%, and 14.7% of our net revenues in the 1999 Quarter. We had one customer that individually accounted for 11.8% of our net revenues in the 2000 Quarter.



     Software Licenses. Software license revenues were $0.4 million and $1.6 million in the 1999 Quarter and the 2000 Quarter, representing an increase of $1.2 million, or 278.6%. The increase in software license revenues was due to increased market acceptance of our products, including new versions of our products. Software license revenues as a percentage of net revenues were 47.0% and 65.9% in the 1999 Quarter and 2000 Quarter.



     Services. Services revenues were $0.5 million and $0.9 million in the 1999 Quarter and the 2000 Quarter, representing an increase of $0.4 million, or 96.0%. The increase in services revenues reflects the increased demand for our maintenance, training and consulting offerings. Services revenues as a percentage of net revenues were 53.0% and 38.5% in the 1999 Quarter and the 2000 Quarter. The decrease in services revenues as a percentage of net revenues was due to the proportionally greater increase in the volume of software license revenues in the 2000 Quarter.



     Software Licenses Discount - Warrant. Software licenses discount - warrant was $0 and $0.1 million in the 1999 Quarter and the 2000 Quarter. The warrant is being amortized as a discount to revenue on a straight-line basis over the life of the related license agreement with Intel Corporation.



  COST OF REVENUES



     Software Licenses. Cost of software licenses was $22,000 and $73,000 in the 1999 Quarter and the 2000 Quarter, representing an increase of $51,000 or 231.8%. Cost of software licenses as a percentage of software license revenues was 5.3% and 4.6% in the 1999 Quarter and the 2000 Quarter. The dollar increase was due to the increase in volume of license sales including an increased volume of sales to large customers. Cost of software licenses as a percentage of software license revenues decreased as the per seat cost of third party royalties decreased in proportion to the increase in volume of licenses. We believe the cost of software licenses may vary significantly in the future, depending on the mix of internally developed and third party products.



     Services. Cost of services was $134,000 and $355,000 in the 1999 Quarter and the 2000 Quarter, representing an increase of $221,000, or 164.9%. Cost of services as a percentage of services revenues was 28.5% and 38.5% of services revenues in the 1999 Quarter and the 2000 Quarter. The increase was primarily due to the cost of hiring additional services personnel and related costs to accommodate the increase for our services offerings. The cost of services as a percentage of services revenues may vary from period to period due to the mix of services provided and the resources used to provide these services.



  OPERATING EXPENSES



     Sales and Marketing. Sales and marketing expenses include specific expenses related to public relations and advertising, trade shows, marketing materials, customer meetings and expenditures specific to the sales group, such as commissions. Sales and marketing expenses were $0.9 million and $2.3 million in the 1999 Quarter and the 2000 Quarter, representing an increase of $1.4 million, or 155.2%. Sales and marketing expenses as a percentage of net revenues were 100.1% and 94.7% in the 1999 Quarter and 2000 Quarter. The dollar increase reflects significant personnel-related expenses such as salaries, benefits and commissions, recruiting fees, travel expenses and related costs of hiring sales management, sales representatives, sales engineers and marketing personnel. The decline in sales and marketing expenses as a percentage of net revenues was primarily due to the growth in net revenues. We anticipate that our sales and marketing expenses will continue to increase in absolute dollars for the foreseeable future as we expand our domestic and international sales forces.



     Research and Development. Research and development expenses consist primarily of personnel and related expenses associated with the development of new products, the enhancement of existing products and quality assurance and testing costs incurred prior to commercial production. Research and development expenses were $0.8 million and $1.3 million in the 1999 Quarter and the 2000 Quarter, representing an increase of $0.5 million, or 56.1%. Research and development expenses as a percentage of net revenues were 90.7% and 52.5% in the 1999 Quarter and the 2000 Quarter. The dollar increases for each of the periods were due to the increase in the number of software developers, quality assurance personnel and outside contractors whom we hired to support our product development, documentation and testing activities related to the development and release of the latest versions of our products. The decline in research and development expenses as a percentage of net revenues was primarily due to the growth in net revenues. We anticipate that our research and development expenses will continue to increase in absolute dollars for the foreseeable future as we expand our research and development staff.



     General and Administrative. General and administrative expenses consist primarily of salaries and other related costs for finance and human resources employees, as well as accounting, legal, other professional fees and allowance for doubtful accounts. General and administrative expenses were $0.2 million and $0.6 million in the 1999 Quarter and the 2000 Quarter, representing an increase of $0.4 million, or 144.4%. General and administrative expenses as a percentage of net revenues were 26.2% and 23.7% in the 1999 Quarter and the 2000 Quarter. The dollar increase was primarily due to our hiring of additional finance, executive and administrative personnel to support the growth of our business during that period. The decline in general and administrative expenses as a percentage of net revenues was primarily due to the growth in net revenues. We anticipate that our general and administrative expenses will continue to increase in absolute dollars for the foreseeable future as we expand our operations and incur the ongoing costs associated with being a public company.



     Stock-Based Compensation. Stock-based compensation expense was $89,000 and $364,000 in the 1999 Quarter and the 2000 Quarter. For grants to employees, these non-cash expenses represent the difference between the exercise price and the estimated fair value of our common stock on the date that related stock options are granted. For grants to nonemployees, these non-cash expenses represent the value of a particular grant as determined by the Black-Scholes valuation model. All stock-based compensation is expensed over the vesting period. Unearned compensation on the unvested options is deferred and included as a component of stockholders' equity. The deferred stock-based compensation totaled $4.7 million at March 31, 2000, and will result in additional charges to operations through March 31, 2004.



     Interest Income. Interest income was $59,000 and $36,000 in the 1999 Quarter and the 2000 Quarter. The decrease is due primarily to a lower average cash balance during the 2000 Quarter.



     Other Expense. Other expense was $3,000 and $5,000 in the 1999 Quarter and the 2000 Quarter representing foreign currency transaction losses.



     Income Taxes. Income taxes were $0 and $75,000 in the 1999 Quarter and the 2000 Quarter and represent foreign tax withholdings which we paid during the quarter.



YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999



  REVENUES



     Net Revenues. Net revenues were $0.7 million, $1.8 million and $7.4 million in 1997, 1998 and 1999, representing an increase of $1.1 million, or 174.0%, from 1997 to 1998 and $5.6 million, or 311.8%, from 1998 to 1999. Five customers individually accounted for 37.9%, 18.9%, 13.6%, 12.9% and 11.4% of our net revenues in 1997. We had three customers that individually accounted for 20.6%, 14.6% and 13.9% of our net revenues in 1998 and one customer that accounted for 11.8% of our net revenues in 1999.



     Software Licenses. Software license revenues were $0.4 million, $1.0 million and $5.2 million in 1997, 1998 and 1999, representing an increase of $0.6 million, or 154.3%, from 1997 to 1998 and $4.2 million, or 401.0%, from
1998 to 1999. The increase in software license revenues from 1997 to 1998 and 1998 to 1999 was due to increased market acceptance of our products, including new versions of our products. Software license revenues as a percentage of net revenues were 62.1%, 57.7% and 70.1% in 1997, 1998 and 1999.



     Services. Services revenues were $0.3 million, $0.8 million and $2.2 million in 1997, 1998 and 1999, representing an increase of $0.5 million, or 206.3% from 1997 to 1998 and $1.4 million, or 190.3% from 1998 to 1999. The increase in services revenues in 1998 and 1999 reflects the increased demand for our post contract support, training and consulting offerings. Services revenues as a percentage of net revenues were 37.9%, 42.3% and 29.9% in 1997, 1998 and 1999. The decrease in services revenues as a percentage of net revenues was due to the proportionally greater increase in the volume of software license revenues in 1999.


  COST OF REVENUES

     Software Licenses. Cost of software licenses was $28,000, $107,000 and $194,000 in 1997, 1998 and 1999, representing an increase of $79,000, or 278.7%, from 1997 to 1998 and $87,000, or 81.4% from 1998 to 1999. Cost of software licenses as a percentage of software license revenues in 1997, 1998 and 1999 was 6.9%, 10.2% and 3.7% in the respective periods. The dollar increase in 1998 and 1999 was due to the increase in volume of license sales including an increased volume of sales to large customers. Cost of software licenses as a percentage of software license revenues decreased in 1999 as the per seat cost of third party royalties decreased in proportion to the increase in volume of licenses. We believe the cost of licenses may vary significantly in the future, depending on the mix of internally developed and third-party products.

     Services. Cost of services was $63,000, $206,000 and $849,000 in 1997, 1998 and 1999, representing an increase of $143,000, or 224.6% from 1997 to 1998 and $643,000, or 312.0% from 1998 to 1999. Cost of services as a percentage of services revenues in 1997, 1998 and 1999 was 25.4%, 26.9% and 38.2% of services revenues in the respective periods. The increase was primarily due to the cost of hiring additional services personnel and related costs to accommodate the increase for our services offerings. The cost of services as a percentage of services revenues may vary between periods due to the mix of services provided and the resources used to provide these services.

  OPERATING EXPENSES


     Sales and Marketing. Sales and marketing expenses were $1.4 million, $2.2 million and $4.6 million in 1997, 1998 and 1999, representing an increase of $0.8 million, or 55.2%, from 1997 to 1998 and $2.4 million, or 113.7% from 1998 to 1999. Sales and marketing expenses as a percentage of net revenues in 1997, 1998 and 1999 was 212.0%, 120.1% and 62.3% in the respective periods. The dollar increase reflects significant personnel-related expenses such as salaries, benefits and commissions, recruiting fees, travel expenses and related costs of hiring sales management, sales representatives, sales engineers and marketing personnel. The number of employees in our sales and marketing departments increased from nine in 1997 to 17 in 1998 and 28 in 1999. The decline in sales and marketing expenses as a percentage of net revenues was primarily due to the growth in net revenues. We anticipate that our sales and marketing expenses will continue to increase in absolute dollars for the foreseeable future as we expand our domestic and international sales forces.

     Research and Development. Research and development expenses were $1.6 million, $2.6 million and $3.7 million in 1997, 1998 and 1999, representing an increase of $1.0 million, or 65.6%, from 1997 to 1998 and $1.1 million, or 41.2%, from 1998 to 1999. Research and development expenses as a percentage of net revenues in 1997, 1998 and 1999 were 239.6%, 144.8% and 49.6% in the respective periods. The dollar increases for each of the periods were due to the increase in the number of software developers, quality assurance personnel and outside contractors whom we hired to support our product development, documentation and testing activities related to the development and release of the latest versions of our products. Personnel in research and development increased from 13 in 1997 to 22 in 1998 and 29 in 1999. The decline in research and development expenses as a percentage of net revenues was primarily due to the growth in net revenues. We anticipate that our research and development expenses will continue to increase in absolute dollars for the foreseeable future as we expand our research and development staff.



     General and Administrative. General and administrative expenses were $0.4 million, $0.7 million and $1.1 million in 1997, 1998 and 1999, representing an increase of $0.3 million, or 67.3%, from 1997 to 1998 and $0.4 million, or 54.0% from 1998 to 1999. General and administrative expenses as a percentage of net revenues in 1997, 1998 and 1999 were 66.1%, 40.4% and 15.1% in the respective periods. The dollar increase was primarily due to our hiring of additional finance, executive and administrative personnel to support the growth of our business during that period. We anticipate that our general and administrative expenses will continue to increase in absolute dollars for the foreseeable future as we expand our operations and incur the ongoing costs associated with being a public company.



     Stock-Based Compensation. Stock-based compensation expense was $1,000, $48,000 and $624,000 in 1997, 1998 and 1999.


     Interest Income. Interest income was $135,000, $125,000 and $195,000 in fiscal 1997, 1998 and 1999. The decrease in 1998 was primarily due to lower average interest rates and the increase in 1999 was due to higher average cash balances from the sale of the Series D preferred stock in September 1998 and to higher average interest rates.

     Other Expense. Other expense was $23,000 in 1999 representing foreign currency transaction losses.

     Income Taxes. Income taxes were $65,000 and $37,000 in fiscal 1997 and 1999 and represent foreign tax withholdings which we paid during the year. We had no income tax provision in 1998.

     As of December 31, 1999, we had net operating loss carryforwards for federal and state income tax reporting purposes of approximately $10.1 million that expire in various amounts beginning in 2011 and 2001, respectively. In addition, we had federal and state tax credits related to research and development activities of $371,000 and $146,000 which expire beginning in 2011. The U.S. tax laws contain provisions that limit the use in any future period of net operating loss and credit carryforwards upon the occurrence of certain events, including a significant change in ownership interests. We had deferred tax assets, including our net operating loss carryforwards and tax credits, of approximately $4.8 million as of December 31, 1999. Due to our limited operating history, we fully reserved the net deferred tax assets at December 31, 1999.

QUARTERLY RESULTS OF OPERATIONS


     The following tables set forth our unaudited statement of operations data for each of the six quarters in the period ended March 31, 2000, as well as that data expressed as a percentage of our net revenues for the quarters presented. You should read this information in conjunction with our financial statements and related notes appearing elsewhere in this prospectus. We have prepared this unaudited information on a basis consistent with our audited financial statements, and, in the opinion of our management, it reflects all normal recurring adjustments that we consider necessary for a fair presentation of our operating results for the quarters presented. You should not draw any conclusions about our future results from the operating results for any quarter.



                                                                     THREE MONTHS ENDED
                                               ---------------------------------------------------------------
                                               DEC 31,   MARCH 31,   JUNE 30,   SEPT 30,   DEC 31,   MARCH 31,
                                                1998       1999        1999       1999      1999       2000
                                                                       (IN THOUSANDS)
Revenues:
    Software licenses........................  $  324     $   416     $  990     $1,463    $2,355       1,575
    Services.................................     182         470        518        572       663         921
                                               -------    -------     ------     ------    -------    -------
         Revenues before software licenses
           discount-warrant..................     506         886      1,508      2,035     3,018       2,496
    Software licenses discount-warrant.......      --          --         --         --        --        (106)
                                               -------    -------     ------     ------    -------    -------
         Net revenues........................     506         886      1,508      2,035     3,018       2,390
                                               -------    -------     ------     ------    -------    -------
Cost of revenues:
    Software licenses........................      57          22         38         67        66          73
    Services.................................      47         134        153        213       349         355
                                               -------    -------     ------     ------    -------    -------
         Total cost of revenues..............     104         156        191        280       415         428
                                               -------    -------     ------     ------    -------    -------
Gross profit.................................     402         730      1,317      1,755     2,603       1,962
Operating expenses:
    Sales and marketing......................     667         886      1,020      1,107     1,629       2,261
    Research and development.................     722         804        841        960     1,091       1,255
    General and administrative...............     227         232        260        305       327         567
    Stock-based compensation.................      49          89         60        187       288         364
                                               -------    -------     ------     ------    -------    -------
         Total operating expenses............   1,665       2,011      2,181      2,559     3,335       4,447
                                               -------    -------     ------     ------    -------    -------
Loss from operations.........................  (1,263)     (1,281)      (864)      (804)     (732)     (2,485)
Interest income..............................      72          59         50         44        42          36
Other expense................................      --          (3)        (5)        (4)      (11)         (5)
                                               -------    -------     ------     ------    -------    -------
Loss before provision for income taxes.......  (1,191)     (1,225)      (819)      (764)     (701)     (2,454)
Provision for income taxes...................      --          --         --         --        37          76
                                               -------    -------     ------     ------    -------    -------
Net loss.....................................  $(1,191)   $(1,225)    $ (819)    $ (764)   $ (738)     (2,530)
                                               =======    =======     ======     ======    =======    =======

                                                               AS A PERCENTAGE OF NET REVENUES
                                               ---------------------------------------------------------------
                                               DEC 31,   MARCH 31,   JUNE 30,   SEPT 30,   DEC 31,   MARCH 31,
                                                1998       1999        1999       1999      1999       2000
Revenues:
    Software licenses.......................     64.0%       47.0%      65.6%      71.9%     78.0%       65.9%
    Services................................     36.0        53.0       34.4       28.1      22.0        38.5
                                               -------    -------     ------     ------    ------     -------
         Revenues before software licenses
           discount-warrant.................    100.0       100.0      100.0      100.0     100.0       104.4
    Software licenses discount-warrant......       --          --         --         --        --        (4.4)
                                               -------    -------     ------     ------    ------     -------
         Net revenues.......................    100.0       100.0      100.0      100.0     100.0       100.0
                                               -------    -------     ------     ------    ------     -------
Cost of revenues:
    Software licenses.......................     11.3         2.5        2.5        3.3       2.2         3.0
    Services................................      9.3        15.1       10.2       10.5      11.6        14.9
                                               -------    -------     ------     ------    ------     -------
         Total cost of revenues.............     20.6        17.6       12.7       13.8      13.8        17.9
                                               -------    -------     ------     ------    ------     -------
Gross profit................................     79.4        82.4       87.3       86.2      86.2        82.1
Operating expenses:
    Sales and marketing.....................    131.7       100.1       67.6       54.3      54.1        94.7
    Research and development................    142.7        90.7       55.8       47.2      36.1        52.5
    General and administrative..............     44.9        26.2       17.2       15.0      10.8        23.7
    Stock-based compensation................      9.7        10.0        4.0        9.2       9.5        15.2
                                               -------    -------     ------     ------    ------     -------
         Total operating expenses...........    329.0       227.0      144.6      125.7     110.5       186.1
                                               -------    -------     ------     ------    ------     -------
Loss from operations........................   (249.6)    (144.6)     (57.3)     (39.5)    (24.3)      (104.0)
Interest income.............................     14.2         6.6        3.3        2.2       1.5         1.5
Other expense...............................       --       (0.3)      (0.3)      (0.2)     (0.4)        (0.2)
                                               -------    -------     ------     ------    ------     -------
Loss before provision for income taxes......   (235.4)    (138.3)     (54.3)     (37.5)    (23.2)      (102.7)
Provision for income taxes..................       --          --         --         --       1.3         3.2
                                               -------    -------     ------     ------    ------     -------
Net loss....................................   (235.4)%   (138.3)%    (54.3)%    (37.5)%   (24.5)%     (105.9)%
                                               =======    =======     ======     ======    ======     =======



     Our net revenues increased in five of the six quarterly periods ended March 31, 2000. The increase in revenues during these periods reflects an increased market acceptance of our products as well as the introduction of new products. Generally, we expect to experience a seasonal decrease from the fourth quarter of one year to the first quarter of the subsequent year primarily due to the budgeting cycle and buying patterns of our major customers. Cost of revenues varied in each of the six quarterly periods ended March 31, 2000 as a result of the changes in the mix of software license revenues and services rendered. The relatively lower costs of software license revenues in 1999 as compared to 1998 was the result of a significant reduction in royalties that we paid for licensing embedded technology. Additionally, the comparatively higher costs of software license revenues during the fourth quarter of 1998 were the result of a large strategic order to a significant customer at favorable pricing. Operating expenses increased in each of the six quarterly periods ended March 31, 2000 as a result of our hiring additional personnel in all functional areas of the company over those periods.


     Our quarterly operating results have fluctuated significantly in the past and will continue to fluctuate in the future as a result of a number of factors, many of which are outside our control. As a result of our limited operating history, we cannot forecast operating expenses based on historical results. Accordingly, we base our anticipated level of expenses in part on future revenue projections. Most of our expenses are fixed in the short term and we may not be able to quickly reduce spending if revenues are lower than we have projected. Our ability to forecast our quarterly revenues accurately is limited given our short operating history, the length of our sales cycle and other uncertainties in our business. If revenues in a particular quarter do not meet projections, our net losses in a given quarter would be greater than expected. As a result, investors should not rely on the results of one quarter as indicative of future performance.

LIQUIDITY AND CAPITAL RESOURCES


     Since inception, we have primarily funded our operations through equity financings. Our cash and cash equivalents at March 31, 2000 were $3.9 million. To a lesser extent, we have financed our operations through lending arrangements.



     At March 31, 2000, we had a line of credit, which allowed borrowings up to $3.0 million ($2.5 million for working capital and $0.5 million for equipment purchases). Interest is charged at the bank's prime rate plus 0.5% and borrowings are collateralized by substantially all of our tangible assets. We had no outstanding borrowings at March 31, 2000. The agreement required compliance with certain financial ratios and, among other things, the maintenance of minimum levels of working capital and tangible net worth.



     Cash used in operating activities was $577,000 for the three months ended March 31, 1999 and was primarily due to the net loss for the period partially offset by cash provided by accounts receivable and deferred revenue. Cash provided by operating activities was $965,000 for the three months ended March 31, 2000 and was primarily due to cash provided by accounts receivables and deferred revenue, partially offset by the net loss for the period and cash used for accrued payroll and commissions.



     Cash used in investing activities was $89,000 and $304,000 for the three months ended March 31, 1999 and 2000 and was primarily for purchases of property and equipment in each period. We expect that capital expenditures will continue to increase to the extent we continue to increase our headcount or expand our operations.



     Cash provided by financing activities was $100 for the three months ended March 31, 1999 and resulted from net proceeds on the exercise of common stock options. Cash used in financing activities was $395,000 for the three months ended March 31, 2000 and was primarily for offering costs, partially offset by net proceeds from the exercise of stock options.


     Cash used in operating activities was $2.5 million, $2.8 million and $2.3 million in fiscal 1997, 1998 and 1999. Cash used in 1997 and 1998 was primarily due to the increases in our operating losses. Our decrease in the use of cash from 1998 to 1999 was due to lower operating losses when adjusted for the stock-based compensation which did not require cash.

     Cash used in investing activities was $434,000, $261,000 and $457,000 in fiscal 1997, 1998 and 1999. Cash used in investing activities was primarily for purchases of property and equipment in each period. Purchases of property and equipment, including equipment purchased under capital leases, were $433,000, $253,000 and $453,000 in 1997, 1998 and 1999. These expenditures were primarily for computer hardware and software and furniture and fixtures. We expect that capital expenditures will continue to increase to the extent we continue to increase our headcount or expand our operations.

     Cash provided by financing activities was $3.0 million, $7.2 million and $70,000 in fiscal 1997, 1998 and 1999. Cash flows from financing activities in 1997 and 1998 were primarily attributable to the sales of our equity securities. Cash provided by financing activities in 1999 resulted from net proceeds on the exercise of common stock options.


     We also have noncancelable operating leases for office space of approximately $1.6 million at March 31, 2000, which are payable through 2004.

     We intend to continue to incur significant sales and marketing, research and development and general and administrative expenses including the hiring of additional employees in the future. We expect to continue to incur operating losses for the foreseeable future. In addition, we may utilize cash resources to fund acquisitions or investments in complementary businesses, technologies or product lines. We believe that our current cash and cash equivalents, together with cash generated from operations and the net proceeds from this offering will be sufficient to meet our foreseeable working capital and capital expenditure requirements for at least the next 12 months. However, there can be no assurance that we will not require additional financings during this time frame or that such additional financing, if needed, will be available on terms acceptable to us, if at all.

RECENTLY ISSUED ACCOUNTING STANDARDS

     In June 1998, the FASB issued Statement of Financial Accounting Standard, or SFAS, No. 133, "Accounting for Derivative Instruments and Hedging Activities". This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. SFAS No. 133 will be effective for our year ending December 31, 2001. We have not determined the effects, if any, that SFAS No. 133 will have on our financial statements.

QUALITATIVE AND QUANTITATIVE DISCLOSURES ABOUT MARKET RISK

     We develop our products in the United States and market them in North America, Europe and Japan. As a result, our financial results could be affected by factors such as changes in foreign currency exchange rates or weak economic conditions in foreign markets. Because all of our revenues are currently denominated in U.S. dollars, a strengthening of the dollar could make our products less competitive in foreign markets. In addition, we are exposed to the impact of foreign currency fluctuations when we pay for European operating expenses. We pay for these expenses using the local currency, primarily British pounds or Euro dollars. During 1999 we did not engage in foreign currency hedging activities. Our interest income is sensitive to changes in the general level of U.S. interest rates, particularly since the majority of our investments are in short-term instruments. Due to the short-term nature of our investments, we believe that there is no material risk exposure.

YEAR 2000 READINESS

     Computer systems and software must accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, many software and computer systems that accepted only two-digit entries needed to be upgraded in order to accept dates beginning January 1, 2000. Based on a Year 2000 readiness review that we have conducted, we believe the versions of our products that we currently ship are Year 2000 compliant, when configured and used in accordance with the related documentation, so long as the underlying operating system of the host machine and any other software used with or in the host machine or with our products are also Year 2000 compliant. We believe that some versions of our products prior to DesignSync 2.1.2, DesignSync/DFII 1.3, ProjectSync 2.0.2 and CatalogSync 1.01 may not be Year 2000 compliant. We have notified our customers of this fact and encouraged users of these versions to upgrade to the latest version. To date, all of our customers have maintenance agreements with us and have the right to receive the latest version of our products without additional charge.

     To date, we have not experienced any date related problems with any third-party software. In addition, we do not believe we will incur material costs in the future because of date related problems.

                                    BUSINESS

     The following description of our business should be read in conjunction with the information included elsewhere in this prospectus. This description contains forward-looking statements that involve risks and uncertainties. Our actual results could differ significantly from the results discussed in the forward-looking statements as a result of the factors set forth in "Risk Factors" and elsewhere in this prospectus.

OVERVIEW

     We develop and market software that enables companies to collaborate over the internet in developing semiconductors and other electronic products. Companies developing these products face increasing design complexity, a shortage of engineers and other technical personnel and competitive pressures to bring products to market more quickly. As a result, fast, effective communication and collaboration within companies and among other participants in the electronic product development process is critical. Our products enable our customers to track and manage communications, collaboration and design information across geographically dispersed locations within a secure internet-based environment. Our software further improves productivity by facilitating the reuse of existing design elements. Although our software is currently used in the development of electronic products, we believe that it may be equally useful in the development of other complex products.


     Since shipping our first product in 1997, we have licensed our products to approximately 60 customers totaling approximately 7,500 end-user licenses. Our customers include market leaders from the semiconductor, computer, computer peripheral, consumer electronic, networking and telecommunications industries, including Intel Corporation, Texas Instruments Incorporated, Philips Semiconductors B.V., Lucent Technologies, Inc., Nortel Networks Corporation, PMC-Sierra, Inc., Cypress Semiconductor Corporation and ARM Ltd.


INDUSTRY BACKGROUND

     The growth of the new digital economy has been fueled in large part by the rapid development of new electronic products, such as complex semiconductors, microelectronics, software and firmware and printed circuit boards. These electronic products are essential to an increasing number of end-user products ranging from computers and mobile phones to personal digital assistants and pagers. According to the Semiconductor Industry Association, the semiconductor market alone was $140.8 billion in 1999. Competition among suppliers of electronic products has become more intense and has expanded globally. In order to compete successfully, suppliers of electronic products must develop complex, high quality, feature-rich products at a lower cost and more quickly than their competitors. These challenges, combined with the increasing complexity of new electronic product designs, have strained traditional product development processes. As a result of these market dynamics, vendors of electronic products must shorten product development cycles so that their products enter the market more efficiently and quickly.

     The competitive environment and the increasing complexity of electronic products have compelled companies to shift from traditional product development processes to the outsourcing of specialized design tasks. In the past, product development processes have been conducted primarily by in-house teams working together at the same site. The increasing complexity of electronic products has led to an expansion and diversification of the participants in the product development process as specialized skills and information are needed to develop the products. In addition, companies face a chronic shortage of the highly skilled engineers and other technical experts required to develop complex electronic products. Given this constraint on resources, it is essential that companies efficiently utilize available personnel and reuse existing designs whenever possible. Additionally, as companies grow, both internally and through acquisitions, and as they seek additional sources of expertise around the world, the participants in the design process become more dispersed, both geographically and organizationally. Development teams are thus evolving into electronic product development supply chains comprised of many participants including members of a company's internal design team, external suppliers of development expertise, business partners, consultants and customers of the company. Supply chain members are dispersed across corporate and geographic boundaries and connected by computers and telecommunications networks. In addition, as the electronic product development process has become more specialized and reliant on outsourcing, companies have increasingly turned to reuse of existing design elements (referred to in the industry as "IP (intellectual property) cores"). The practice of design reuse allows companies to focus on their primary design expertise and shorten product development cycles.

     While the outsourcing of design tasks and the implementation of design reuse practices enable companies to get to market quickly with feature-rich, reliable, cost-effective products, product development supply chains face growing challenges in:

     Promoting and Managing Supply Chain Collaboration. Managing real-time collaboration among the participants in the product development process is a critical success factor for companies developing electronic products. In order to effectively utilize the resources within the supply chain, all members must have the ability to collaborate freely. However, companies must also be able to control access to complex design development and project information so that confidential and proprietary data is protected and design integrity is maintained. For example, a company may grant all experienced designers within the enterprise full access to the design information, but restrict the access of less experienced designers and third party contractors to only the design information which they require. Such capabilities become even more crucial to the management of a design project when a development team is geographically dispersed or crosses corporate boundaries.

     Managing Complex Design Iterations. To improve product development and communication among product development team members, companies must be able to manage and track the design process including changes. For example, the typical development process can require the collaboration of 100 developers using as many as 75 different software tools. The design process consists of many interactive steps in which members of a development team analyze, change and eventually transform a set of specifications into a manufacturable design. The process creates a dynamic loop in which members of the team make thousands of simultaneous changes to the design information every day. Each change must be tracked, managed and immediately communicated to other development team members. For example, when making a design change, an engineer will perform a series of steps to determine whether the change has created the desired effect. Often this analysis can span several days or even weeks, and if other members of the development team do not know exactly which version of the design files should be analyzed, they may perform tests on an obsolete version of the design. This can lead to costly delays in getting the product to market.

     Coordinating the Reuse of Intellectual Property. A complex product with numerous features can be brought to market more rapidly by reusing internally or externally supplied IP cores because less time is required to design and develop the product. As a result, companies must be able to access internal catalogs of IP cores and collaborate effectively with suppliers of IP cores to improve their productivity and shorten product development cycles. Additionally, companies that incorporate reusable design information in their products can dedicate their limited resources to tasks that add more value than simply recreating design information that already exists. Companies are also seeking to implement company-wide design reuse initiatives to increase the amount of reusable design data they develop internally.

     To date, companies engaged in the development of complex electronic products have attempted to enable supply chain collaboration using e-mail, web pages and internally developed ad hoc collaboration systems to manage design data and perform tracking functions. Some companies have also attempted to retrofit software configuration management and product data management software applications for this process. These methods have produced only partially effective results and are often costly to develop and maintain. In addition, these solutions are often proprietary and inflexible because they are tied to the developing companies' existing computer systems and software. This limits business-to-business collaboration with external product development partners so that a company employing these solutions cannot fully realize the benefits associated with an outsourced supply chain. Moreover, none of these technologies is designed to manage the complex design information typical of the development process for electronic products. Finally, these solutions are not capable of integrating with the multiple design tools used in the design process. Neither the development of a proprietary solution nor the retrofitting of technologies designed for other purposes fully capitalizes on the real-time collaboration capabilities of the internet or the investment companies have made in their existing computer systems and software programs.

THE SYNCHRONICITY SOLUTION

     We provide internet-based software products that enable participants in electronic product development supply chains to collaborate, manage complex design iterations and share reusable IP cores. Our products manage the interaction among supply chain members and their design information in an environment in which information changes rapidly and in which supply chain members must be notified of design modifications in real-time. Our products also enable and encourage the reuse of IP cores from internal and external sources, allowing companies to focus on their areas of expertise while decreasing their development costs and time-to-market. In addition, our products employ widely-accepted software standards that are designed to integrate with and complement customers' existing software and preserve their investments in technology. We believe that our solution enables companies to develop increasingly complex products at lower cost and in less time.

     Our internet-based solutions provide companies involved in complex product development with the capability to:

     Effectively Promote and Manage Supply Chain Collaboration. Our products create an environment in which all members of an electronic product development supply chain may collaborate. When using our products, members of a supply chain can function within a secure, internet-based environment regardless of their corporate affiliation or geographic location. In addition, our products permit companies to maintain privacy and security with respect to internal communications and intellectual property while providing external members of the supply chain with the access to design information they require in order to collaborate effectively. Our products have also been designed to be highly scalable and flexible to manage the varying user demands and sizes of complex product development supply chains.

     Proactively Manage Complex Design Iterations. We design our products to handle large volumes of simultaneous and interactive changes which are made to design information during the development process. Our products track, coordinate and manage all changes and immediately notify those supply chain members who need to know about the changes. Our products allow a member of the supply chain to freely interact with the design information while automatically coordinating design changes with the numerous other members of the team. All of these capabilities speed the design process and minimize the opportunity for design related errors that significantly increase expenses and delay product introductions. We believe that the use of our products results in lower costs and decreased time-to-market for our customers.

     Efficiently Coordinate the Reuse of Intellectual Property. Our products enable companies to get to market quickly by promoting the implementation of design reuse practices. Our solutions permit companies to identify, catalog, publish and manage reusable portions of design information from internal or external sources. A designer can simply browse a catalog of reusable designs, select and compare them, and then download the selected IP core for use in a new product. Businesses that sell IP cores also use our products for distribution purposes, effectively becoming members of the supply chain. Our products allow companies to focus on their areas of expertise and improve efficiency by utilizing outside technology and expertise.

OUR STRATEGY

     We intend to be the leading provider of solutions that enable company-wide and business-to-business collaboration within complex product development supply chains. Key elements of our strategy include:

     Enhancing the Functionality of Supply Chain Collaboration. We intend to lead technological innovation for improved internet-based supply chain collaboration in the development of electronic products, offering our customers software products designed to enhance critical supply chain processes. We plan to add new applications to our existing products to enhance company-wide and business-to-business collaboration. We plan to develop additional software products to address new opportunities that result from internet-based collaboration. For example, we intend to develop an additional product to allow suppliers of IP cores to improve delivery and support of their products. In addition, we expect to develop our products to more tightly integrate with and complement third-party design automation software tools.


     Leveraging our Installed Customer Base. We believe that we have assembled a customer base that is representative of the leaders within the industry developing electronic products and that their use of our products validates our technological leadership. Approximately 60 companies worldwide, including eight of the ten largest semiconductor companies, have purchased our products. Many of our existing customers initially use our products in specific divisions or for specific development projects. In many cases, this has led to repeat orders from and purchases of complementary products by these customers. We believe we can penetrate more deeply into existing customer sites by expanding into company-wide implementations and cross-selling existing and additional products.


     Capitalizing on Network Effects to Expand Our Customer Base. As our customers deploy our software across their electronic product development supply chains, non-customer participants benefit from our solution first hand, creating a network effect. We have experienced incremental sales resulting from our customers' recommending the use of our products to external product development partners and anticipate that certain enterprises may require adoption of our products by their external development partners. In addition, we believe that this network effect will increase the acceptance of our products as an industry standard and strengthen our brand recognition.

     Developing and Expanding Strategic and Other Industry Relationships. We plan to continue to develop strategic technology and marketing relationships with industry participants including vendors of IP cores, consultants, contractors and design automation software companies. Our existing relationships with Cadence Design Systems, Inc. and Synopsys, Inc., have allowed us to tightly couple our products with the two most widely installed electronic design automation solutions. We believe these relationships validate the use of our technology within the electronic

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

product development industry, help us create brand recognition and increase sales of our products. In order to foster additional industry relationships, we intend to offer a strategic marketing program, Synchronicity Network Effect Program, through which new partners will gain access to our products for the purpose of integrating our software products with their product development tools or services.

     Pursuing Additional Market Opportunities. We intend to continue to pursue the ample opportunities provided by the high growth electronic product development markets and also address new market opportunities in the future. To date, we have focused on several segments of the industry developing electronic products. We believe that this industry presents the most difficult challenges in distributed development and design information management due to the specific complexities of the electronic product development process, the large volumes of design information and the large number of participants involved in the process. Although we intend to continue our focus on the electronic product industry for the foreseeable future, we believe that the experience we have gained in developing our supply chain collaboration solution has applications in markets developing other complex products.


     Expanding Our Worldwide Presence. We intend to continue to increase our international sales efforts to both enhance our competitive position worldwide and increase our ability to better serve and support our customers. Our products are sold worldwide and revenues outside of the United States represented 36.8% of net revenues in 1999 and 29.1% of net revenues in the three months ended March 31, 2000. We believe there is significant opportunity to expand sales of our software products internationally. We intend to increase our international distribution by developing stronger relationships with international distributors and by selectively expanding and establishing foreign sales offices.


PRODUCTS

     Our internet-based products provide a comprehensive company-wide and business-to-business solution to the problem of managing collaboration among electronic product development supply chain members developing electronic products. Our software has also been designed to be highly scalable and flexible to manage the varying user demands and sizes of product development supply chains. In addition, our products employ widely-accepted software standards that are designed to integrate with and complement existing design tools and preserve our customers' existing investments in computer systems and software programs. The foundation of our products is the SyncServer, which performs the following functions:

      -- serves as a project hub by storing design files and project information;

      --  enables the creation of access control rules and enforces these rules;

      -- notifies supply chain members when changes are made to design information; and

      --  keeps track of the status of design changes.

     Members of a virtual project team collaborate and communicate using the following products:

     DESIGNSYNC. DesignSync manages the design information within electronic product development supply chains. DesignSync allows users to:

      --  access and retrieve design files from SyncServer;

      --  review the history of design changes;

      --  share changes with other supply chain members; and

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

      -- receive real-time notices that changes are being made by other team members.

     DesignSync is easy to deploy because it provides support for various methods of design collaboration commonly used in the design process and may also complement or be embedded within other design tools. As an example, we created a specialized version of DesignSync to work with Cadence Design Systems Inc.'s Design Framework II family of integrated circuit design software so that developers can access DesignSync directly from within Cadence's operating environment.

     PROJECTSYNC. ProjectSync enables and improves the communication among members of the electronic product development supply chain. ProjectSync allows users to:

      --  track the lifecycle of design changes;

      --  publish and manage design specifications;

      --  establish continuous communication with other team members; and

      --  create an audit trail of all project team communications.

Project leaders use ProjectSync to track the status of their design projects and to gain visibility into project statistics, such as the rate at which defects are found and fixed. While we license ProjectSync as a stand-alone product, our ProjectSync and DesignSync products are typically used together to create a comprehensive design and project management solution.

     CATALOGSYNC. CatalogSync supports the implementation of design reuse and enables access to third-party design information and IP cores. Using standard web browsers, members of a product development team can use CatalogSync to:

      --  search for IP cores;

      --  compare IP cores; and

      --  download and incorporate IP cores into new designs.

CatalogSync can be employed both within the boundaries of an enterprise as well as by third-party providers who make their IP cores available over the internet to other businesses.

     IPGEAR. IPGear is a bundled software solution configured to support the needs of enterprises that seek to establish collaboration and design reuse initiatives within and between companies. IPGear consists of CatalogSync, DesignSync and ProjectSync and is used to implement centralized design reuse portals for the preparation, storage, distribution and support of IP cores. The comprehensive solution provided by IPGear can significantly reduce the amount of time companies spend establishing collaboration initiatives and centralized, web-accessible design reuse libraries.

     We are currently developing enhancements to our existing products as well as new products that will complement our CatalogSync product and add to our IPGear internet-based design reuse applications.

CUSTOMERS


     To date, we have licensed our products to approximately 60 customers, predominantly within the semiconductor, IP cores and tools and services market segments. In 1999 and the three months ended March 31, 2000, Cadence Design Systems, Inc. accounted for approximately 11.8% of our net revenues.

     The following is a representative list of customers, each of which has purchased approximately $50,000 or more of our products:

     SEMICONDUCTORS
     Conexant Systems, Inc.
     Cypress Semiconductor Corporation
     Dallas Semiconductor, Inc.
     Fujitsu Microelectronics, Inc.
     Hitachi Semiconductor Inc.
     Intel Corporation
     LSI Logic Corporation
     PMC-Sierra, Inc.
     ST Microelectronics N.V.
     Texas Instruments Incorporated
     VTC Inc.
     Xilinx, Incorporated
     IP CORES
     ARM Ltd.
     MIPS Technologies, Inc.
     Pivotal Technologies, Corp.
     OTHER ELECTRONIC PRODUCTS
     Globespan Semiconductors, Inc.
     Lucent Technologies Inc.
     Motorola Incorporated
     NEC Electronics, Inc
     Nortel Networks Corporation
     Philips Semiconductors B.V.
     Qualcomm, Inc.
     TOOLS/SERVICES
     ASIC International, Inc.
     Cadence Design Systems, Inc.
     Synopsys, Inc.
     The Virtual Component Exchange

     The following case studies illustrate how some companies are using our products:

INTEL CORPORATION

     Intel, the world's largest chipmaker, designs, develops, manufactures and markets computer components and related products.

     Business Challenge. Intel's design organization contains thousands of developers in numerous large sites distributed around the world, and many of their product development projects require the collaboration of hundreds of engineers from multiple sites. One of Intel's challenges is to maximize the productivity and efficiency of their design teams as well as to encourage the reuse of design information wherever possible. As a result of the need for increased collaboration, Intel wanted to create an internet-based collaboration system that enabled real-time management of the entire design process flow as well as the tracking of communication across multiple design sites.

     Solution. Intel licensed our DesignSync and ProjectSync solutions to address its multi-site design and communications challenges. Our solutions have enabled Intel to develop secure, seamless, internet-based access to all relevant development information regardless of the location of product development team members. Intel also licensed our IPGear product to build an internet-based solution for corporate-wide access to, and management of, reusable design information and intellectual property. Through the use of our solutions, Intel expects to experience improvements in the productivity of its collaborative design teams and accelerate the integration of its resources across its distributed development organization.

CYPRESS SEMICONDUCTOR CORPORATION

     Cypress Semiconductor Corporation designs, develops, manufactures and markets high-performance digital and mixed-signal integrated circuits for a range of markets, including computers, data communications, telecommunications and instrumentation systems.

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

     Business Challenge. Cypress' complex product development processes necessitate team collaboration across multiple locations and the reuse of existing, value-added design information. Cypress required a solution to implement an internet-based project management environment that would enhance development team collaboration among its numerous engineers and improve the consistency of management processes employed throughout the product design process. In addition, Cypress wanted to develop an internet-based environment to manage, catalog and communicate reusable design information to the entire design organization.

     Solution. Cypress licensed our DesignSync and ProjectSync products to solve its multi-site design and project management challenges. Our solutions have enabled Cypress to establish secure, real-time, internet-based access to complex design information regardless of a team member's geographic location. In connection with using DesignSync and ProjectSync, Cypress licensed our IPGear product to implement an internet-based internal catalog to publish reusable design information. Cypress' use of our products has resulted in increased collaboration and productivity and Cypress expects to further increase productivity and reduce product development cycles with the implementation of a design reuse catalog.

PMC-SIERRA, INC.

     PMC-Sierra designs, develops and markets high-performance semiconductor networking components for use in high speed transmission and networking systems and by customers including Cisco and Intel.

     Business Challenge. After acquiring numerous companies specializing in innovative networking systems architectures, PMC-Sierra faced the challenge of quickly integrating inconsistent design and project management practices across geographic locations and corporate information systems. In addition, PMC-Sierra required real-time access to the design expertise and reusable design information within its acquired companies. PMC-Sierra required a solution that would enable its existing product development teams to interact with acquired companies to enhance collaboration and share reusable design information.

     Solution. PMC-Sierra licensed our DesignSync and ProjectSync products to address their company-wide, multi-site design and project management challenges. Our products have enabled PMC-Sierra to establish an interactive communication solution that has provided distributed development team members from numerous enterprises with the ability to freely collaborate on product development projects. In addition, PMC-Sierra licensed our IPGear product to implement an internet-based catalog of reusable design information and intellectual property contained within its acquired companies. As a result of using our solutions, PMC-Sierra quickly integrated its existing and acquired companies' development teams and design information to accelerate the transfer of human and intellectual property resources across its enterprise.

CONEXANT SYSTEMS, INC./ARM LTD.

     Conexant Systems is the world's largest independent company focused exclusively on providing semiconductor products for communications electronics. Conexant's products facilitate communications worldwide through wireline, voice and data communications networks, cordless and cellular wireless telephony systems and emerging cable and wireless broadband communications networks.

     ARM is a leading intellectual property provider of low-cost, power-efficient micro-processors, peripherals, and system-on-chip designs.

     Conexant licenses some of ARM's most complex intellectual property for use in its leading-edge designs as well as to add features to its products and reduce its time-to-market.

     Business Challenge. Conexant and ARM jointly decided that a new internet-based collaboration system was needed to maximize the benefits that Conexant receives from using ARM's design information as well as to enhance ARM's revenue stream. Together, Conexant and ARM determined that a collaborative system should be able to transfer ARM's intellectual property to Conexant, validate the deliverable intellectual property and quickly incorporate such intellectual property into Conexant's designs.

     Solution. Both Conexant and ARM licensed our DesignSync, ProjectSync and IPGear products to firmly establish real-time interaction and create a seamless mechanism for the delivery, support and update of design information and intellectual property. Our solutions have enabled ARM and Conexant to develop a "virtual project team" in which both companies' team members interact as active participants in the design of Conexant products. Conexant and ARM expect that their business-to-business collaboration will improve the productivity of Conexant's engineers and accelerate the resolution of support requests and design changes between the companies, resulting in increased productivity and reduced time-to-market for Conexant's products.

THE VIRTUAL COMPONENT EXCHANGE (VCX)

     VCX, based in Scotland, is the first commercial endeavor to organize an internet-based marketplace for the buying and selling of semiconductor intellectual property.

     Business Challenge. VCX's challenge was to bring together intellectual property suppliers and customers to accelerate the exchange of semiconductor intellectual property. VCX required an easy to use internet-based solution to create a catalog that publishes available intellectual property and to enable VCX to control access to intellectual property in a secure environment.

     Solution. VCX licensed our IPGear product as a foundation for its internet-based intellectual property catalog. We continue to provide consulting services to VCX as it configures IPGear's capabilities in order to directly and simply implement its evolving intellectual property exchange. VCX expects that exchange members will have controlled access to intellectual property based upon agreements that customers execute with the intellectual property suppliers. VCX anticipates that its internet-based intellectual property exchange will be used as a standard means to identify and incorporate third party intellectual property into products developed by virtual project teams, thereby decreasing users' time-to-market and design costs.

PARTNERSHIPS AND STRATEGIC RELATIONSHIPS

     Creating and supporting long-term relationships with strategically important partners is a key component of our strategy. These relationships provide us with name recognition, industry acceptance, and access to third-party software and technological expertise. These relationships may contribute beneficially to our product development efforts as well as to our sales and marketing campaigns. To date, we have established strategic relationships with Cadence Design Systems, Inc. and Synopsys, Inc.

     Our relationship with Cadence began in 1998 when we signed a joint marketing agreement announcing our technology alliance. In 1999, we entered into three-year original equipment manufacturer and joint development agreements with Cadence under which we supply to Cadence electronic product development collaboration and data management technology. This relationship led to the development of our DesignSync DFII product, a specialized version of DesignSync

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

designed to work with Cadence's Design Framework II family of integrated circuit design products, and has validated our position as the leading provider of electronic product development supply chain software. In addition, we have benefited from sponsored access to the installed base of the Cadence family of products into which we sell the DesignSync DFII product.

     Synopsys, Inc. licensed our technology in 1998 to create and publish an IP core catalog for members of its IP Catalyst Program, a Synopsys customer consortium. Later that year, Synopsys made an equity investment in us. We believe our relationship with Synopsys has increased our visibility within the Synopsys installed base of customers.

PRODUCT TECHNOLOGY AND ARCHITECTURE

     We designed our products upon open systems standards used within the software industry for internet applications. Our architecture is designed to be scalable to accommodate the demands of an expanding product development supply chain and adaptable to changing customer requirements. The result is a low cost, low maintenance, high performance application that eliminates the need for complex customization or in-house development efforts.

     Our internet-based architecture utilizes the industry standard Hyper-Text Transport Protocol (HTTP) to enable communication between application servers and internet-based applications. Our application servers are based on the Apache Web Server for UNIX and on the Microsoft Internet Information Server (IIS) for the Windows NT platform. We selected these platforms for their broad industry acceptance. We use licensed encryption technology from RSA Data Security to maintain data and file security while information is transported over the internet. Users of our products access the application servers through standard web browsers such as Netscape Communicator and Microsoft Internet Explorer. In addition, we supply UNIX and Windows-based versions of our applications. Our application server products are available on Sun Solaris, HP-UX, and Windows NT.

     At the core of our architecture is the Synchronicity Object Model which is based on the Component Object Model standard from Microsoft. The Synchronicity Object Model provides all of the functions for:

     - database management;

     - version control;

     - change notification;

     - event driven triggering of actions;

     - access and privilege control;

     - encryption;

     - compression; and

     - dynamic report generation.

The Synchronicity Object Model contains specialized technology that allows it to manage complex data formats. It also contains technology that allows our applications to support workflows and workspace management models common to complex product development processes.

     We implement our software in the C++ language as well as portions in C, Java, JavaScript, TCL and HTML. Our software may be ported to the various operating systems without significant porting effort. We provide online documentation for all of our products and we support the formats of Windows Online Help, HTML and PDF. We enable our products for multi-byte localization to support foreign languages.

     We have entered into various alliances to ensure our products are based on open industry standards and to enable us to take advantage of current and emerging technologies. We are members of developer partnership programs with Microsoft Corporation, Hewlett-Packard Company, IBM, Sun Microsystems, Inc., Rational Software Corporation, Cadence Design Systems, Inc. and Synopsys, Inc. We are a member of relevant industry standards organizations. We actively participate as a member in both the Virtual Socket Interface Alliance (VSIA) and the Reusable Application-Specific Intellectual Property Developers (RAPID). We have been active in the Virtual Component Exchange (VCX) as both a member and a technology supplier for the implementation of VCX's internet-based marketplace for IP cores.

PRODUCT DEVELOPMENT

     We believe that innovation begins with the customer. We obtain extensive feedback from our customers and field applications engineers. This provides us with an in-depth understanding of our customers' needs and has led to the development of technology and products which provide real solutions to complex problems.

     We divide our engineering staff into the following teams:

     - software development;

     - quality assurance;

     - test automation;

     - documentation;

     - customer support; and

     - training.

A cross-functional team with representatives from each of these groups and marketing and sales provides input into our product planning process. We also seek out and monitor industry sources for the latest technological advances and market trends to ensure that our products remain current.

     We use our products to facilitate collaboration and communication within our engineering organization and our company at large and to test our products before we release them to our customers. We use our products because we need to collaborate in a secure fashion across multiple sites. We use our products to:

     - track and manage source code development;

     - manage the development of documentation; and

     - analyze customer input/feedback.

     We have formed a technical advisory committee that includes representatives from our leading customers and members of our product development team. We consult with the members of our committee to obtain direct feedback on our products, input on future product development and to help steer our technology direction. Currently, this group consists of representatives from Cypress Semiconductor Corporation, ST Microelectronics N.V., Cisco Systems, Inc., Fujitsu Microelectronics, Inc. and ARM Ltd.

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

     We perform regular product releases, balancing the introduction of large new features or new products, which inherently require more research and development, with smaller releases containing minor enhancements and defect fixes. We aim to perform at least one major software release and between three and five minor releases each year. We are currently developing enhancements to our existing products as well as several new products that will complement our CatalogSync product and add to our IPGear suite of internet-based design reuse applications.

SALES AND MARKETING

     Our sales and marketing organizations develop our markets and generate sales leads. Additionally, they position and promote our image and identify customer product requirements. We market and sell our products primarily through our direct sales force located in the United States and Europe and through distributors in Europe and Japan. Our direct sales force consists of senior account executives who focus on major opportunities in specific geographic territories and sales applications engineers who provide pre-sales technical support. We intend to continue to expand our domestic and international direct sales force by expanding into additional geographic locations. We are also in the early stages of complementing our direct sales force, particularly internationally, with additional distribution channels, including non-exclusive distributors and consulting partners.

     To support our direct sales efforts and to actively promote our brand, we engage in a variety of marketing activities. These include:

     - co-marketing strategies with our existing business partners;

     - targeting additional new strategic relationships;

     - managing and maintaining our web site content;

     - advertising in industry and other publications;

     - conducting public relations campaigns; and

     - establishing and maintaining relationships with recognized industry analysts.

We promote our products and services through regional sales promotional seminars for prospective customers. We also actively participate in electronic product related trade shows.

     We establish marketing alliances with strategic partners such as Cadence to promote the distribution of our products and to increase our product interoperability. We also pursue services alliances with consulting distribution firms to:

     - configure our software;

     - provide customer support services;

     - create customized customer presentations and demonstrations; and

     - endorse our products during the evaluation stage of the sales cycle.

We believe that our relationships with these service providers may shorten our sales cycle because these service providers have generated and qualified sales leads, made initial customer contacts and assessed needs prior to our introduction.

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

CONSULTING SERVICES, CUSTOMER SUPPORT AND TRAINING

     Consulting.  We offer fee-based consulting services to assist in:

     - methodology selection and planning;

     - initialization and setup; and

     - loading of existing design data.

We intend to utilize our specialized expertise to facilitate and accelerate wide-scale adoption of our products at the enterprise level. This approach allows us to increase our revenues and provides us with opportunities to deepen our knowledge of our customers' needs.

     Customer Support. We believe that our success depends upon responsive customer support and periodic product updates on a when-and-if available basis through our annual maintenance program. Customers generally purchase the first year of support at the time they initially license a product. We offer customer support primarily through our internet-based customer problem reporting and resolution system as well as by e-mail and telephone. Utilizing our web-site, customers have access to product notices, updates, problem reporting and tracking and self-help through our extensive online knowledge base. Our field application force, in some instances, also provides end-user support.

     Training. We offer our customers a variety of classes and related materials on product functionality, system administration, updates and new releases. We also offer these classes as part of our "Train the Trainer" program. We have in the past conducted these training classes primarily at customer sites but are increasingly conducting them at our training centers in San Jose, California and Marlboro, Massachusetts.

COMPETITION

     To date, companies have attempted to solve the problems addressed by our products primarily by developing proprietary ad hoc solutions and retrofitting elements of technology from other markets such as the software configuration management market and the product data management market. These solutions typically provide only some of the capabilities required to meet the needs of virtual project teams and are generally not available to external supply chain partners. Accordingly, we believe our primary current source of competition is in-house development efforts by customers and potential customers. In the future, we may face potential competition from providers of configuration management software, such as Rational Software Corporation, and supply chain management software, such as Agile Software Corporation.

     We expect competition to emerge and intensify, which could result in price reductions, reduced gross margins and loss of market share, any of which could seriously harm our business.

     We believe that our ability to compete depends on many factors both within and outside our control, including:

     - the performance, functionality, price, reliability and speed of our solutions;

     - the timing and market acceptance of new products or enhancements to our existing suite of products;

     - the quality of our customer service; and

     - the effectiveness of our sales and marketing efforts.

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

     We believe we currently are in a position to compete favorably with respect to each of these factors. We believe our market is relatively new and our software has created a new category of products. Therefore, we may not be able to maintain our competitive position against potential competition, particularly competitors that have longer operating histories and significantly greater financial, technical, marketing and other resources than we do and therefore may be able to respond more quickly to new or changing opportunities, technologies and customer requirements. Also, many potential competitors have greater name recognition and more extensive customer bases that could be leveraged to gain market share to our detriment. These competitors may be able to undertake more extensive promotional activities, adopt more aggressive pricing policies, and offer more attractive terms to purchasers than we can. In addition, potential competitors have established or may establish cooperative relationships among themselves or with third parties to enhance their products. Accordingly, it is possible that new competitors or alliances among potential competitors may emerge and rapidly acquire significant market share.

PROPRIETARY RIGHTS

     Our success and ability to compete depend upon our proprietary technology. We have no patents. We rely on copyright, trade secret and trademark law to protect our proprietary information. We also typically enter into agreements with our employees, consultants and customers to control their access to and distribution of our software, documentation and other proprietary information. Nevertheless, a third party could copy or otherwise obtain our software or other proprietary information without authorization, or could develop software competitive to ours. Our means of protecting our proprietary rights may not be adequate and our competitors may independently develop similar technology or duplicate our products or our other intellectual property. In addition, the laws of some foreign countries do not protect our proprietary rights to as great an extent as do the laws of the United States. We expect that it will become more difficult for us to monitor the use of our products if we increase our international presence.

     In addition, we integrate third-party software into our products from RSA Data Security, Inc. for security and encryption technology, from Bristol Technologies, Inc. for platform portability and from DuraSoft GmbH for revision control. These third-party software components may not continue to be available on commercially reasonable terms. If we cannot maintain licenses to such third-party software at an acceptable cost, shipments of our products may be delayed until equivalent software can be developed or licensed and integrated into our products.

     Certain of our significant customers have negotiated for our source code to be held in escrow and to be released upon specific events such as our bankruptcy or our failure to meet support obligations to such customers. The release of our source code from escrow to such customers could seriously harm our business.

     There has been a substantial amount of litigation in the software and internet industries regarding intellectual property rights. It is possible that, in the future, third parties may claim that we, or our current or potential future products, infringe their intellectual property. We expect that software product developers and providers of electronic commerce solutions will increasingly be subject to infringement claims as the number of products and competitors in our industry segment grows and the functionality of products in industry segments overlaps. Any claims, with or without merit, could be time-consuming, result in costly litigation, cause product shipment delays or require us to enter into royalty or licensing agreements. If our products were found to infringe a third party's proprietary rights we could be required to enter into royalty or licensing agreements in order to continue to be able to sell our products. Royalty or licensing agreements, if required, may not be available on terms acceptable to us or at all. This could seriously harm our business.

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

EMPLOYEES


     As of April 30, 2000, we had a total of 97 employees. Of this total, 38 were in research and development, nine were in consulting, customer support and training, eight were in marketing, 31 were in sales and eleven were in finance and administration. We also retain independent contractors to support activities such as our consulting services and product development. Our success depends on our ability to attract and retain qualified, experienced employees. None of our employees is represented by a collective bargaining unit, and we have never experienced a work stoppage. We consider our relations with our employees to be good.


FACILITIES

     Our headquarters are currently located in a leased facility in Marlboro, Massachusetts, consisting of approximately 9,259 square feet under a lease expiring in 2004 with expansion and renewal options. We also lease offices for sales and service personnel in San Jose, California, Orlando, Florida and Seattle, Washington. We believe our current facilities are adequate to meet our needs for the foreseeable future.

LEGAL PROCEEDINGS

     From time to time we have been and expect to continue to be subject to legal proceedings and claims in the ordinary course of business. We currently are not a party to any material legal proceeding.

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                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

     Our directors, executive officers and key employees and their ages as of April 11, 2000 are as follows:


NAME                      AGE    POSITION
Dennis R. Harmon          39     Chairman of the Board, Chief Executive Officer and
                                 President
Eugene C. Connolly        49     Executive Vice President, Chief Operating Officer,
                                 Treasurer and Director
Onofrio Sozio             37     Vice President Product Development
Mitchel Mastellone        36     Vice President Research and Development, Chief
                                 Technical Officer
Steve Robbins             40     Vice President Worldwide Sales
Mark Miller               43     Vice President Marketing & Business Development
Joseph A. Calo            48     Vice President Finance, Chief Financial Officer
Seth Lieber(1)            35     Director
James C. Furnivall(1)(2)  42     Director
Leigh Michl(2)            38     Director
Richard T. Finigan(1)(2)  60     Director


------------------------------
(1) Member of the Compensation Committee
(2) Member of the Audit Committee

     Dennis R. Harmon co-founded Synchronicity and has served as our President and Chief Executive Officer and a member of our board of directors since our inception in January 1996. From 1994 to 1996, Mr. Harmon served as Manager of Worldwide Strategic Account Services for Viewlogic Systems Inc., a developer of engineering design automation software. From 1989 to 1994, Mr. Harmon served as Manager of Worldwide Corporate Applications for Viewlogic Systems Inc. From 1986 to 1989, Mr. Harmon held various electrical engineering positions at Viewlogic. Mr. Harmon received a B.S. in Electrical/Mechanical Engineering from the University of Maine.

     Eugene C. Connolly co-founded Synchronicity and has been a member of our board of directors since our inception in January 1996. Since August 1999, Mr. Connolly has served as Executive Vice President and Chief Operating Officer. From 1996 to 1999, Mr. Connolly served as our Vice President of Operations. From 1985 to 1996, Mr. Connolly served as Vice President Human Resources for Viewlogic Systems Inc. From 1980 to 1985, Mr. Connolly served as Vice President of Human Resources for Telesis Systems Inc., a design automation software company. Mr. Connolly received a B.A. in Business Administration from Kentucky Wesleyan College.

     Onofrio Sozio co-founded Synchronicity and has served as our Vice President of Product Development since our inception in January 1996. From 1995 to 1996, Mr. Sozio served as a Technology Consultant, Strategic Account Services, for Viewlogic Systems, Inc. From 1994 to 1995 he served as a Corporate Applications Consultant for Viewlogic and from 1993 to 1994, as an Applications Engineer at Viewlogic. From 1986 to 1993, Mr. Sozio served as an electrical engineer for Digital Equipment Corporation, a developer of computer hardware products, which was acquired by Compaq Computer Corporation. Mr. Sozio received a B.S. in Electrical Engineering from Northeastern University.

     Mitchel Mastellone co-founded Synchronicity and has served as our Vice President of Research and Development since our inception in January 1996 and as our Chief Technical Officer since April 1997. From 1990 to 1996, Mr. Mastellone served as a Technology Consultant, Strategic Account Services, for Viewlogic Systems, Inc. From 1985 to 1990, Mr. Mastellone served as a Senior Member of Technical Staff for Harris Semiconductor, a prior division of Harris Corporation, a communications, semiconductor, office systems and advanced electronic systems company. Mr. Mastellone received a B.S. in Computer Science and Business from Rutgers University.

     Steve Robbins has served as our Vice President of Worldwide Sales since June 1996. From 1991 to 1996, Mr. Robbins served as Vice President of Eastern Area Sales for Viewlogic Systems, Inc. From 1984 to 1991, Mr. Robbins served in various senior sales management positions with Advanced Micro Devices, Inc., a semiconductor manufacturer. From 1983 to 1984, Mr. Robbins served as District Distributor Manager for Harris Semiconductor, a prior division of Harris Corporation. Mr. Robbins received a B.S. in electrical engineering from University of Central Florida.

     Mark Miller has served as our Vice President of Marketing and Business Development since October 1996. From 1993 to 1996, Mr. Miller served as Vice President of Marketing for Escalade Corporation, an engineering design automation company. From 1987 to 1993, Mr. Miller held sales and marketing positions and was Director of the IC Technology Center for Mentor Graphics Corporation, a provider of electronic hardware and software design systems, electronic design automation and consulting services. From 1983 to 1987, Mr. Miller was General Manager of Advanced VLSI Tools at Daisy Systems, Inc., an engineering design automation company. Mr. Miller received a B.S. in electrical engineering from Rensselaer Polytechnic Institute.

     Joseph A. Calo has served as our Vice President of Finance and Chief Financial Officer since August of 1999. From 1998 to 1999, Mr. Calo served as Vice President of Finance. From 1989 to 1998, Mr. Calo served as Corporate Controller and subsequently Vice President of Finance for Viewlogic Systems, Inc. From 1980 to 1989, Mr. Calo served as International Controller for Prime Computer, Inc., a minicomputer manufacturer. Mr. Calo received a B.S. in Business from Western New England College and an M.B.A. from Babson College.

     Seth Lieber has served a director of our company since 1996. Mr. Lieber has served as a Vice President of GeoCapital LLC, an investment advisory firm, since 1991 and has been a Partner with Wheatley Partners, L.P., since 1996. From 1988 to 1991, Mr. Lieber worked for Donaldson, Lufkin & Jenrette, an investment banking firm, in its investment services group. Mr. Lieber received his B.S. in Finance from Boston University.

     James Furnivall has served as a director of our company since 1997. Mr. Furnivall has served as a Principal with Canaan Partners, a venture capital firm, since 1996 and a Partner since 1999. From 1995 to 1996, Mr. Furnivall served as Managing Director for Comdisco Ventures, the venture capital division of Comdisco, Inc., a technology management services company, and from 1991 to 1995, Mr. Furnivall served as an Associate Director in the Investment Banking Group of Bear Stearns & Co., an investment banking firm. Mr. Furnivall received a B.S. in Chemical Engineering from Princeton University and an M.B.A. from The Wharton School at the University of Pennsylvania.

     Leigh Michl has served as a director of our company since 1998. Since 1999, Mr. Michl has served as the Managing Director for Ascent Venture Management, Inc., a venture capital firm. From 1989 to 1999, Mr. Michl served as Vice President and General Partner with Pioneer Capital Corporation, a venture capital firm. From 1987 to 1989, Mr. Michl served as Audit and Business Analyst for the Pioneer Group Inc., a diversified financial services company and from 1984 to

1987, Mr. Michl was an internal auditor with General Electric Company, a conglomerate industrial corporation. Mr. Michl received a B.A. in Economics from Bates College and an M.S. in Finance from Boston College. Mr. Michl also serves as a director of SoftLock.com, Inc., a provider of security software and services.

     Richard T. Finigan has served as a director of Synchronicity since April of 1996. Mr. Finigan currently serves as Vice-Chairman of PADS Software, Inc., an engineering design automation company, and served as its Chief Executive Officer and Vice-Chairman from 1992 to 1999. From 1984 to 1992, Mr. Finigan served as Vice President of Finance and Chief Financial Officer for Viewlogic Systems, Inc. From 1981 to 1985, Mr. Finigan served as Vice President and Chief Financial Officer for ITECO Corporation, an international training and education company. From 1976 to 1981, Mr. Finigan served as Vice President-Corporate Controller for Prime Computer. Mr. Finigan is a C.P.A., graduated from Bentley School of Accounting & Finance and received a B.A. in Business from Suffolk University and an M.B.A. from Babson College.

BOARD COMPOSITION

     Following this offering, our board of directors will be divided into three staggered classes, each of whose members will serve for a three-year term. The board will consist of two class I directors (Messrs. Connolly and Harmon), two class II directors (Messrs. Furnivall and Lieber) and two class III directors (Messrs. Finigan and Michl). At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring. The terms of the class I directors, class II directors and class III directors will expire upon the election and qualification of successor directors at the annual meeting of stockholders to be held during calendar years 2001, 2002 and 2003, respectively.

     Each officer serves at the discretion of the board of directors and holds office until his or her successor is elected and qualified or until his or her earlier resignation or removal.

     There are no family relationships among any of our directors or executive officers.

BOARD COMMITTEES

     Upon completion of our offering our board of directors' compensation committee will be composed of Messrs. Finigan, Furnivall and Lieber. The compensation committee makes recommendations concerning salaries and incentive compensation of our management. In addition, our compensation committee administers and grants equity incentives under our stock plans.

     The board of directors also has an audit committee which, upon completion of our offering, will be composed of Messrs. Finigan, Furnivall and Michl. The audit committee is governed by a charter which requires that each member of the committee be independent. The charter also identifies the roles and responsibilities of the committee, which include:

      --  oversight of the audit process performed by our independent auditors;

      --  review of the scope, and results of, the audit process,

      -- oversight of the integrity and accuracy of our financial reporting, both internal and external; and

      --  review of our annual and interim financial statements.

DIRECTOR COMPENSATION

     We do not currently compensate directors for attending meetings of the board of directors or committee meetings of the board of directors. Directors are reimbursed for reasonable expenses incurred in attending board meetings. We have made grants of stock options to certain directors in the past. In February 1996, Mr. Finigan was granted a non-qualified stock option under the 1996 Stock Option Plan to purchase 50,000 shares of Common Stock at an exercise price of $0.05 per share, which has vested and been exercised. In December 1996, Mr. Lieber was granted a non-qualified stock option under the 1996 Stock Plan to purchase 31,250 shares of common stock at an exercise price of $0.16 per share, which has vested and been exercised. In June 1997, Mr. Furnivall was granted a non-qualified stock option under the 1996 Stock Plan to purchase 28,250 shares of common stock at an exercise price of $0.18 per share, which has vested and been exercised. All option grants were made at the discretion of the board of directors.

     In addition, our 2000 Non-Employee Director Stock Option Plan will become effective upon the completion of this offering. The plan provides for the grant of stock options to purchase a maximum of 250,000 shares of our common stock. See "Management -- Equity and Other Incentives -- 2000 Non-Employee Director Stock Option Plan."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Upon completion of our offering, the members of our compensation committee will be Messrs. Finigan, Lieber and Furnivall. No executive officer has served as a director or member of the compensation committee, or other committee serving an equivalent function, of any entity whose executive officers served as a member of the compensation committee of our board of directors. The full board of directors has in the past made all decisions regarding executive officer compensation and the granting of stock options.

EXECUTIVE COMPENSATION

     The following table sets forth information concerning the total compensation paid or accrued during the fiscal year ended December 31, 1999 to our chief executive officer and our six other most highly compensated executive officers whose salary and bonus for such fiscal year equaled or exceeded $100,000. We refer to all of these officers collectively as our named executive officers.

                           SUMMARY COMPENSATION TABLE

                                                                       LONG-TERM
                                                   ANNUAL             COMPENSATION
                                                COMPENSATION             AWARDS
                                            --------------------   ------------------
                                                                       SECURITIES        ALL OTHER
NAME AND PRINCIPAL POSITION(S)               SALARY      BONUS     UNDERLYING OPTIONS   COMPENSATION
Dennis R. Harmon.........................   $135,000    $ 54,000         15,000                --
     Chairman of the Board, President and
     Chief Executive Officer
Eugene C. Connolly.......................    127,000      40,800         15,000                --
     Executive Vice President and Chief
     Operating Officer
Onofrio Sozio............................    127,000      40,800         15,000                --
     Vice President of Product
     Development
Mitchel Mastellone.......................    127,000      40,800         15,000                --
     Vice President of Research and
     Development and Chief Technical
     Officer
Steve Robbins............................    110,000     229,248(1)       20,000           $6,000(2)
     Vice President of Worldwide Sales
Mark Miller..............................    131,000      52,800         20,000                --
     Vice President of Marketing and
     Business Development
Joseph A. Calo...........................    117,750      64,600         20,000                --
     Vice President of Finance and Chief
     Financial Officer

------------------------------

(1) $209,248 represents sales commissions.

(2) Consists of an automobile allowance.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth information as to stock options granted to each of our named executive officers during the year ended December 31, 1999. The exercise price per share of each option grant was equal to the fair market value of the common stock on the grant date as determined by the board of directors at such time. We have never granted any stock appreciation rights.


                                                                                       POTENTIAL REALIZABLE
                                            INDIVIDUAL GRANTS(3)                             VALUE AT
                          ---------------------------------------------------------       ASSUMED ANNUAL
                          NUMBER OF      PERCENT OF                                    RATES OF STOCK PRICE
                          SECURITIES   TOTAL OPTIONS                                       APPRECIATION
                          UNDERLYING     GRANTED TO                                     FOR OPTION TERM(2)
                           OPTIONS      EMPLOYEES IN    EXERCISE PRICE   EXPIRATION   ----------------------
NAME                       GRANTED     FISCAL YEAR(1)     PER SHARE         DATE         5%           10%
Dennis R. Harmon.......     15,000          2.6%            $0.75         9/21/09     $233,084      $377,811
Eugene C. Connolly.....     15,000          2.6              0.75         9/21/09      233,084       377,811
Onofrio Sozio..........     15,000          2.6              0.75         9/21/09      233,084       377,811
Mitchel Mastellone.....     15,000          2.6              0.75         9/21/09      233,084       377,811
Steve Robbins..........     20,000          3.4              0.75         9/21/09      310,779       503,748
Mark Miller............     20,000          3.4              0.75         9/21/09      310,779       503,748
Joseph A. Calo.........      7,000          1.2              0.75         6/14/09      108,773       176,312
                            13,000          2.2              0.75         7/31/09      202,006       327,437


------------------------------
(1) The percentage of total options granted to employees in the last fiscal year is based on options to purchase an aggregate of 586,075 shares.


(2) Amounts that may be realized upon exercise of the options immediately before the expiration of their term, assuming the specified compound rates of appreciation (5% and 10%) on the assumed initial offering price of $10.00 per share. These numbers are calculated based on rules promulgated by the Securities and Exchange Commission and do not reflect our estimate of future stock price growth. Actual gains, if any, on stock option exercises and common stock holdings are dependent on the timing of exercise and the future performance of the common stock. There can be no assurance that the rates of appreciation assumed in this table can be achieved or that the amounts reflected will be received by the individuals.


(3) The above table does not include option grants which the board of directors has the intention to grant to each of the above named executive officers in the amount of 20,000 shares of common stock upon the effective date of this offering at an exercise price per share equal to the initial public offering price.

                         FISCAL YEAR-END OPTION VALUES

     The following table sets forth information with respect to unexercised options held as of December 31, 1999 by our chief executive officer and our six most highly compensated executive officers, other than our chief executive officer. During 1999 Steve Robbins exercised his options to purchase 150,000 shares of common stock, Mark Miller exercised his options to purchase 69,500 shares of common stock and Joseph A. Calo exercised his options to purchase 28,480 shares of common stock.


                                          NUMBER OF SHARES              VALUE OF UNEXERCISED
                                       UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS AT
                                     OPTIONS AT FISCAL YEAR-END          FISCAL YEAR-END(1)
                                     --------------------------       -----------------------
NAME                                EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
Dennis R. Harmon.................      1,200          13,800         $ 11,000        $127,650
Eugene C. Connolly...............      1,200          13,800           11,000         127,650
Onofrio Sozio....................      1,200          13,800           11,000         127,650
Mitchel Mastellone...............      1,200          13,800           11,000         127,650
Steve Robbins....................     71,000          59,000          701,508         571,692
Mark Miller......................      1,600          48,900           14,800         470,040
Joseph A. Calo...................      1,800          59,720           17,448         576,350


------------------------------

(1) Calculated by determining the difference between the exercise price and the estimated initial public offering price of $10.00 per share.


EQUITY AND OTHER INCENTIVES

  1996 STOCK OPTION PLAN


     Our board of directors and stockholders adopted the 1996 Stock Option Plan in January 1996. The aggregate number of shares of common stock which may be issued under the 1996 Stock Option Plan is 531,350. Under the 1996 Stock Plan, we were authorized to grant incentive stock options and non-qualified stock options to employees, consultants, directors and officers. The 1996 Stock Option Plan provides that the Board of Directors has the authority to select the participants and determine the terms of the stock options, awards and purchase rights granted under the 1996 Stock Option Plan. An incentive stock option is not transferable by the recipient except by will or by the laws of descent and distribution. Non-qualified stock options and other awards are transferable only to the extent provided in the agreement relating to such option or award or in response to a valid domestic relations order. Generally, no incentive stock options may be exercised more than three months following termination of employment. However, in the event that termination is due to death or disability, the stock option is exercisable for a maximum of one year after such termination. As of March 31, 2000, we had outstanding under the 1996 Stock Option Plan incentive stock options to purchase 197,000 shares of common stock and no non-qualified stock options. We no longer grant stock or options to purchase stock under this plan.


  1996 STOCK PLAN

     Our board of directors adopted the 1996 Stock Plan in December 1996. Our stockholders approved the 1996 Stock Plan in April 1997. The aggregate number of shares of common stock which may be issued under the 1996 Stock Plan, as amended, is 1,177,950. Under the 1996 Stock Plan, we were authorized to grant incentive stock options and non-qualified stock options, as well as awards of common stock and opportunities to make direct purchases of common stock to employees, consultants, directors and officers. The 1996 Stock Plan provides that the Board of

Directors or the compensation committee has the authority to select the participants and determine the terms of the stock options, awards and purchase rights granted under the 1996 Stock Plan. An incentive stock option is not transferable by the recipient except by will or by the laws of descent and distribution. Non-qualified stock options and other awards are transferable only to the extent provided in the agreement relating to such option or award or in response to a valid domestic relations order. Generally, no incentive stock options may be exercised more than three months following termination of employment. However, in the event that termination is due to death or disability, the stock option is exercisable for a maximum of 180 days after such termination. As of March 31, 2000, we had outstanding under the 1996 Stock Plan incentive stock options to purchase 481,050 shares of common stock and non-qualified stock options to purchase 88,937 shares of common stock. We no longer grant stock or options to purchase stock under this plan.


  1999 STOCK OPTION AND INCENTIVE PLAN


     Our 1999 Stock Option and Incentive Plan was adopted by our board of directors in April 1999 and approved by our stockholders in May 1999 and was amended and restated on February 16, 2000. The 1999 plan provides for the grant of stock-based awards to our employees, officers, directors, consultants or advisors. Under the 1999 plan, we may grant options that are intended to qualify as incentive stock options within the meaning of the Internal Revenue Code, options not intended to qualify as incentive stock options, restricted stock and other stock-based awards. Incentive stock options may be granted only to our employees. A total of 1,325,000 shares of common stock have been reserved for issuance under the 1999 plan. The 1999 plan provides that the number of shares authorized for issuance will automatically increase by 5% of the issued and outstanding number of shares of common stock on December 31, 2000, 2001, 2002, 2003 and 2004, provided, however, no more than 5,100,000 shares of common stock may be cumulatively available for issuance pursuant to incentive stock options. As of March 31, 2000, we had outstanding under the 1999 Stock Option and Incentive Plan, incentive stock options to purchase 532,513 shares of common stock and non-qualified stock options to purchase 22,500 shares of common stock.


     The 1999 plan is administered by our board of directors or a committee appointed by the board of directors. Subject to the provisions of the 1999 plan, the board of directors (or the committee) has the authority to select the persons to whom awards are granted and determine the terms of each award, including the number of shares of common stock subject to the awards. Payment of the exercise price of an award may be made by check or, if approved by the board of directors (or the committee), shares of common stock, delivery of a promissory note, or by any other method approved by the board of directors (or the committee). Unless otherwise permitted by the board of directors (or the committee), awards are not assignable or transferable except by will or the laws of descent and distribution, and during the participant's lifetime, may be exercised only by the participant.

  2000 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

     The 2000 Non-Employee Director Stock Option Plan was adopted by the board of directors in February 2000. The director plan will take effect upon completion of this offering. The director plan provides for the grant of options to purchase a maximum of 250,000 shares of our common stock to our non-employee directors.

     The director plan will be administered by a committee appointed by the board of directors. In the event the board of directors does not appoint such a committee, then the board shall have all power and authority to administer the director plan. Under the director plan, each director who is not also one of our employees or officers shall be automatically granted on the later of (i) the date such person is first elected to the board of directors or
(ii) the effective date of this offering, without any further action, an option to purchase 5,000 shares of common stock. In addition, each non-employee director who is serving on the board of directors on the last day of February and the last day of August during the term of the plan shall be automatically granted an option to purchase 2,500 shares of Common Stock. Provided that the director continues to serve as a member of the board of directors, one-twelfth
( 1/12) of the shares included in each grant will become exercisable on the last day of each month over the year after the date of the grant. All options granted under the director plan will have an exercise price equal to the fair market value of the common stock on the date of grant. The term of each option will be for a period of ten years from the date of grant. Options may not be assigned or transferred except by will or by the laws of descent and distribution and are exercisable to the extent vested only while the optionee is serving as a director or within 90 days after the optionee ceases to serve as a director (except that if a director dies or becomes disabled while he or she is serving as a director, the option is exercisable until the scheduled expiration date of the option). No options have been granted to date under the director plan.

  2000 EMPLOYEE STOCK PURCHASE PLAN

     The 2000 Employee Stock Purchase Plan was adopted by the board of directors in February 2000. The purchase plan will take effect upon completion of this offering. The purchase plan provides for the issuance of a maximum of 500,000 shares of common stock. The purchase plan is administered by the board of directors and the compensation committee. All employees whose customary employment is for more than 20 hours per week and for more than five months in any calendar year and who have completed more than 90 days of employment on or before the first day of any six-month payment period are eligible to participate in the purchase plan. Outside directors and employees who would own 5% or more of the total combined voting power or value of our stock immediately after the grant may not participate in the purchase plan.

     To participate in the purchase plan, an employee must authorize us to deduct an amount not less than one percent nor more than 10 percent of a participant's total cash compensation from his or her pay during each six-month payment periods. The first payment period will commence on the effective date of this offering and end on August 31, 2000. Thereafter, the payment periods will commence on the first day of September and March and end on the last day of the following February and August, respectively, each year. In no case shall an employee be entitled to purchase more than 500 shares in any one payment period. The exercise price for the option granted in each payment period is 85% of the lesser of the average market price of the common stock on the first or last business day of the payment period, in either event rounded up to the nearest cent. If an employee is not a participant on the last day of the payment period, such employee is not entitled to exercise his or her option, and the unused amount of his or her accumulated payroll deductions will be refunded.

     Options granted under the purchase plan may not be transferred or assigned. An employee's rights under the purchase plan terminate upon his or her voluntary withdrawal from the plan at any time or upon termination or employment. No options or shares have been granted to date under the purchase plan.

  401(k) PLAN

     We provide a tax-qualified employee savings and retirement plan, commonly known as a 401(k) plan, which covers our eligible employees. Under the 401(k) plan, our employees may elect to reduce their current annual compensation up to the lesser of 12% or the statutorily prescribed annual limit, which is $10,500 in calendar year 2000, and have the amount of the reduction contributed to the 401(k) plan. We intend the 401(k) plan to qualify under Sections 401(a) and 401(k) of the Internal Revenue Code, so that contributions by us or our employees to the 401(k) plan, and income earned on such contributions, are not taxable to employees until withdrawn from the 401(k) plan, and so that contributions by us, if any, will be deductible by us when made. The trustee of the 401(k) plan invests the assets of the 401(k) plan in the various investment options as directed by the participants.

LIMITATION OF LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Our second amended and restated certificate of incorporation provides that our directors and officers shall be indemnified by us to the fullest extent permitted by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with their service for us or on our behalf. In addition, our second amended and restated certificate of incorporation provides that our directors will not be personally liable for monetary damages to us for breaches of their fiduciary duty as directors, unless they:

     - violated their duty of loyalty to us or our stockholders;

     - acted in bad faith;

     - knowingly or intentionally violated the law;

     - authorized illegal dividends or redemptions; or

     - derived an improper personal benefit from their action as directors.

We intend to obtain insurance which insures our directors and officers against certain losses and which insures us against our obligations to indemnify our directors and officers.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     On December 31, 1999, we entered into a license agreement with Intel Corporation under which Intel licensed our DesignSync DFII product and engaged in a collaborative project with us for a fee of $2.5 million. Under the License Agreement, Intel Corporation may purchase licenses for the use of other products and training and consulting services from us for additional fees. Prior to this offering Intel Corporation was a 6.6% stockholder of our company.

     We believe that the transactions set forth above were made on terms no less favorable to us than could have been obtained from unaffiliated third parties. We intend that all future transactions will be approved by a majority of the board of directors, including a majority of the independent and disinterested members of the board of directors, and will be on terms no less favorable to us than those that could be obtained from unaffiliated third parties.

INDEMNIFICATION

     We intend to enter into indemnification agreements with each of our directors and officers. These indemnification agreements will require us to indemnify our directors and officers to the fullest extent permitted by Delaware law. See "Management -- Limitation of Liability and Indemnification" for additional information regarding provisions in our charter documents requiring us to indemnify our officers and directors.

CONFLICT OF INTEREST POLICY

     We believe that all transactions with our directors, officers and principal stockholders described above were made on terms no less favorable to us than could have been obtained from unaffiliated third parties. A majority of the disinterested outside directors on our board of directors approves all transactions between us and our officers, directors, principal stockholders and their affiliates. Any similar transactions will continue to be on terms no less favorable to us than we could have obtained from unaffiliated third parties.

                             PRINCIPAL STOCKHOLDERS


     The following table sets forth information known to us regarding the beneficial ownership of our common stock as of April 30, 2000:


      -- each person or entity who is known by us to beneficially own more than 5% of our common stock;
      -- each of our directors and executive officers; and -- all of our directors and executive officers as a group.

     Except as indicated below, none of these entities has a relationship with us or, to our knowledge, any of the underwriters or their respective affiliates. Unless otherwise indicated, the address of each person or entity named in the table is c/o Synchronicity Software, Inc., 201 Forest Street, Marlboro, MA 01752, and each person or entity has sole voting power and investment power (or shares such power with his or her spouse) with respect to all shares of capital stock listed as owned by such person or entity.


     The number and percentage of shares beneficially owned is determined in accordance with the rules of the Securities and Exchange Commission, and is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which a person has sole or shared voting power or investment power and also any shares of common stock underlying options or warrants that are exercisable by that person within 60 days of April 30, 2000. However, these shares underlying options or warrants are not treated as outstanding for the purpose of computing the percentage ownership of any other person or entity. Unless otherwise indicated in the footnotes, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned. Percentage of beneficial ownership prior to the offering is based on 11,107,757 shares of common stock outstanding as of April 30, 2000 and assumes the conversion of all outstanding shares of our convertible preferred stock into shares of common stock. Percentage of beneficial ownership after the offering assumes 14,607,757 shares of common stock to be outstanding after completion of this offering and no exercise of the underwriters' over-allotment option to purchase up to an aggregate of 525,000 additional shares.



                                                                                 PERCENTAGE OF
                                                                                   OWNERSHIP
                                                                             ---------------------
                                                             SHARES          PRIOR TO    AFTER THE
                                                       BENEFICIALLY OWNED    OFFERING    OFFERING
5% STOCKHOLDERS:
Wheatley Partners, L.P.(1)(5).......................       2,120,008           19.1%       14.5%
Canaan Partners and affiliates(2)(5)................       1,825,942           16.4        12.5
Ascent Venture Partners II, L.P.(3)(5)..............         992,094            8.9         6.8
Intel Corporation(4)(5).............................         742,885            6.6         5.0

DIRECTORS AND OFFICERS:
Dennis R. Harmon(6).................................         796,750            7.2         5.5
Eugene C. Connolly(7)...............................         821,750            7.4         5.6
Onofrio Sozio(6)....................................         796,750            7.2         5.5
Mitchel A. Mastellone(6)............................         796,750            7.2         5.5
Steve Robbins(8)....................................         244,600            2.2         1.7
Mark Miller(9)......................................          85,500              *           *
Joseph A. Calo(10)..................................          66,080              *           *
Seth Lieber(1)......................................       2,120,008           19.1        14.5
James C. Furnivall(2)...............................       1,825,942           16.4        12.5
Leigh Michl(3)......................................         992,094            8.9         6.8
Richard T. Finigan..................................         125,000            1.1           *
All executive officers and directors as a group (11
  persons)(11)......................................       8,671,224           77.1        58.8

------------------------------

  *  Less than 1%.

 (1) Includes 1,940,481 shares held by Wheatley Partners, L.P., 137,861 shares held by Wheatley Foreign Partners, L.P., 20,834 shares held by Seth Lieber and 20,832 shares held by Jonathan Lieber. Seth Lieber, Jonathan Lieber, Irwin Lieber, Barry Rubenstein and Barry Fingerhut are General Partners of each of Wheatley Partners, L.P. and Wheatley Foreign Partners, L.P. Seth Lieber, Jonathan Lieber, Irwin Lieber, Mr. Rubenstein and Mr. Fingerhut may be deemed to share voting and dispositive power with respect to all shares held by Wheatley Partners, L.P. and Wheatley Foreign Partners, L.P. Seth Lieber, Jonathan Lieber, Irwin Lieber, Mr. Rubenstein and Mr. Fingerhut disclaim beneficial ownership with respect to any of these shares, except to the extent of any pecuniary interest therein.

 (2) Includes 7,255 shares held by Canaan Capital Limited Partnership, 60,540 shares held by Canaan Capital Offshore Limited Partnership, C.V., 1,288,140 shares held by Canaan S.B.I.C., L.P., 441,757 shares held by Canaan Equity, L.P. and 28,250 shares held by James C. Furnivall. Mr. Furnivall is an employee of the management company servicing each of these Canaan entities. Harry T. Rein, Stephen L. Green, Gregory Kopchinsky, Deepak Kamra and Eric
     A. Young are the general partners of Canaan Capital Partners L.P., the general partner of Canaan Capital Limited Partnership and Canaan Capital Offshore Limited Partnership, C.V. Messrs. Rein, Green, Kopchinsky, Kamra and Young are also the general partners of Canaan S.I.B.C. Partners, L.P., the general partner of Canaan S.B.I.C., L.P. Messrs. Rein, Green, Kopchinsky, Kamra and Young and John V. Balen and Guy Russo are the general partners of Canaan Equity Partners LLC, the general partner of Canaan Equity, L.P. Messrs. Rein, Green, Kopchinsky, Kamra and Young may be deemed to have shared voting and dispositive power with respect to all shares held by Canaan Capital Limited Partnership, Canaan Capital Offshore Limited Partnership, C.V. and Canaan S.B.I.C., L.P. Messrs. Rein, Green, Kopchinsky, Kamra, Young, Balen and Russo may be deemed to have shared voting and dispositive power with respect to all shares held by Canaan Equity, L.P. Messrs. Furnivall, Rein, Green, Kopchinsky, Kamra, Young, Balen and Russo disclaim beneficial ownership with respect to any of these shares, except to the extent of any pecuniary interest therein.

 (3) Includes 98,814 shares held by Ascent Venture Partners, L.P., 889,328 shares held by Ascent Venture Partners II, L.P., and 3,952 shares held by Leigh Michl. Mr. Michl, Frank M. Polestra, Christopher W. Lynch and Christopher W. Dick are managing members of Ascent Venture Management, LLC, which is the general partner of Ascent Venture Partners, L.P. Messrs. Michl, Polestra, Lynch and Dick are also managing members of Ascent Venture Management SBIC Corp., which is the general partner of Ascent Venture Management II, L.P., which is the general partner of Ascent Venture Partners II, L.P. Messrs. Michl, Polestra, Lynch and Dick may be deemed to share voting and dispositive power with respect to all shares held by Ascent Venture Partners, L.P. and Ascent Venture Partners II, L.P. Messrs. Michl, Polestra, Lynch and Dick disclaim beneficial ownership with respect to any of these shares, except to the extent of any pecuniary interest therein.


 (4) Includes 150,000 shares underlying a warrant which is exercisable within 60 days of April 30, 2000.


 (5)  Addresses:  Wheatley Partners, L.P.              --   80 Cuttermill Road, Suite 311, Great Neck, NY 11021.
                  Canaan Partners                      --   105 Rowayton Avenue, Rowayton, CT 06853.
                  Ascent Venture Partners II, L.P.     --   c/o Ascent Venture Management, Inc., 255 State
                                                            Street, 5th Floor, Boston, MA 02109.
                  Intel Corporation                    --   2200 Mission College Blvd., Santa Clara, CA 95052.


 (6) Includes 3,000 shares underlying options which are exercisable within 60 days of April 30, 2000.



 (7) Includes 3,000 shares underlying options which are exercisable within 60 days of April 30, 2000, and 25,000 shares held in the name of Mr. Connolly's spouse.



 (8) Includes 104,600 shares underlying options which are exercisable within 60 days of April 30, 2000.



 (9) Includes 16,000 shares underlying options which are exercisable within 60 days of April 30, 2000.



(10) Includes 12,600 shares underlying options which are exercisable within 60 days of April 30, 2000.



(11) Includes 145,200 shares underlying options which are exercisable within 60 days of April 30, 2000.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL


     After this offering and the filing of our second amended and restated certificate of incorporation, our authorized capital stock will consist of 90,000,000 shares of common stock, $0.01 par value per share, and 5,000,000 shares of preferred stock, $0.01 par value per share. As of April 30, 2000, there were outstanding (i) 4,086,755 shares of common stock held by 51 stockholders of record, (ii) 3,694,870 shares of convertible preferred stock held by 56 stockholders of record and (iii) options to purchase an aggregate of 1,382,500 shares of common stock.


     The following summary of certain provisions of our securities and various provisions of our second amended and restated certificate of incorporation and our amended and restated by-laws is not intended to be complete and is qualified by reference to the provisions of applicable law and to our second amended and restated certificate of incorporation and amended and restated by-laws included as exhibits to the Registration Statement of which this prospectus is a part. See "Where You Can Find More Information."

COMMON STOCK


     As of April 30, 2000 there were 4,086,755 shares of common stock outstanding held by approximately 51 stockholders of record. Based upon the number of shares outstanding as of that date and giving effect to the issuance of the 3,500,000 shares of common stock offered by us in this offering and the conversion of the outstanding shares of convertible preferred stock into 7,021,002 shares of common stock, there will be 14,607,757 shares of common stock outstanding upon the closing of this offering. In addition, as of April 30, 2000, there were outstanding stock options to purchase 1,382,500 shares of common stock.


     Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Directors are elected by a plurality of the votes of the shares present in person or by proxy at the meeting and entitled to vote in such election. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of funds legally available therefor, after provision has been made for any preferential dividend rights of outstanding preferred stock. Upon our liquidation, dissolution or winding up, the holders of common stock are entitled to receive ratably the net assets available after the payment of all of our debts and other liabilities and after the satisfaction of the rights of any outstanding preferred stock. Holders of the common stock have no preemptive, subscription, redemption or conversion rights, nor are they entitled to the benefit of any sinking fund. The outstanding shares of common stock are, and the shares offered by us in this offering will be, when issued and paid for, validly issued, fully paid and non-assessable. The rights, powers, preferences and privileges of holders of common stock are subordinate to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future.

PREFERRED STOCK

     Upon the closing of this offering, all outstanding shares of convertible preferred stock will automatically convert into an aggregate of 7,021,002 shares of common stock. Thereafter, the board of directors will generally be authorized, without further stockholder approval, to issue from time to time up to an aggregate of 5,000,000 shares of preferred stock, in one or more series. Each series of preferred stock shall have such number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges as shall be determined by the board of directors, which may include, among others, dividend rights, voting rights, redemption and sinking fund provisions, liquidation preferences, conversion rights and preemptive rights.

     Our stockholders have granted the board of directors authority to issue the preferred stock and to determine the rights and preferences of the preferred stock in order to eliminate delays associated with a stockholder vote on specific issuances. The rights of the holders of common stock will be subordinate to the rights of holders of any preferred stock issued in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could adversely affect the voting power or other rights of the holders of common stock, and could make it more difficult for a third party to acquire, or discourage a third party from attempting to acquire, a majority of our outstanding voting stock. We have not, to date, issued any shares of such preferred stock, and we have no present plans to issue any shares of preferred stock.

DELAWARE LAW AND CERTAIN CHARTER AND BY-LAW PROVISIONS AND ANTI-TAKEOVER EFFECTS

     Upon completion of this offering, the provisions of Section 203 of the General Corporation Law of Delaware will prohibit us from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes certain mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. An "interested stockholder" is generally defined as a person who, together with affiliates and associates, owns, or, if currently an affiliate or an associate of the corporation, within three years did own, 15% or more of the corporation's voting stock.

     Our second amended and restated certificate of incorporation provides for the division of the board of directors into three classes as nearly equal in size as possible with staggered three-year terms. In addition, our second amended and restated certificate of incorporation provides that directors may be removed with cause only by the affirmative vote of the holders of a majority of the shares of our capital stock entitled to vote and without cause only by the affirmative vote of the holders of 75% of the shares of our capital stock entitled to vote. Under our second amended and restated certificate of incorporation, any vacancy on the board of directors, unless and until filled by the stockholders, including a vacancy resulting from an enlargement of the board, may only be filled by vote of a majority of the directors then in office even if less than a quorum. The likely effect of the classification of the board of directors and the limitations on the removal of directors and filling of vacancies is an increase in the time required for the stockholders to change the composition of the board of directors. For example, in general, at least two annual meetings of the stockholders will be necessary for stockholders to effect a change in a majority of the members of the board of directors.

     Our second amended and restated certificate of incorporation also provides that any action required or permitted to be taken by our stockholders at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before the meeting and may not be taken by written action in lieu of a meeting. Our second amended and restated certificate of incorporation and our amended and restated by-laws provide that special meetings of the stockholders may only be called by the board of directors, the chairman of the board of directors, the chief executive officer or the president. Our amended and restated by-laws further provide that in order for any matter to be considered "properly brought" before a meeting, a stockholder must comply with requirements regarding advance notice to us. The foregoing provisions could have the effect of delaying until the next stockholders meeting actions which are favored by the holders of a majority of our outstanding voting securities. These provisions may also discourage another person or entity from making a tender offer for our common stock, because such person or entity, even if it acquired a majority of our outstanding voting securities, would only be able to take action as a stockholder, such as electing new directors or approving a merger, at a duly called stockholders meeting, and not by written consent.

     The General Corporation Law of Delaware provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or by-laws, unless a corporation's certificate of incorporation or by-laws, as the case may be, requires a greater percentage. Our second amended and restated certificate of incorporation requires the affirmative vote of the holders of at least 75% of the shares of our capital stock that are issued and outstanding and entitled to vote to amend or repeal any of the foregoing provisions of the amended and restated certificate of incorporation. Our amended and restated by-laws may generally be amended or repealed by a majority vote of the board of directors and may also be amended or repealed by the affirmative vote of the holders of at least 75% of the shares of our capital stock that are issued and outstanding and entitled to vote. The 75% stockholder vote would be in addition to any separate class vote that might in the future be required in accordance with the terms of any series of preferred stock that might be outstanding at the time any such amendments are submitted to stockholders.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the common stock is EquiServe Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering, there has not been any public market for our common stock, and we make no prediction as to the effect, if any, that market sales of shares of common stock or the availability of shares of common stock for sale will have on the market price of the common stock prevailing from time to time. Nevertheless, sales of substantial amounts of common stock in the public market, or the perception that such sales could occur, could adversely affect the market price of the common stock and could impair our future ability to raise capital through the sale of equity securities. See "Risk Factors."

SALES OF RESTRICTED SHARES


     Upon the closing of this offering, we will have an aggregate of 14,607,757 shares of common stock outstanding, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options. Of the outstanding shares, all of the shares sold in this offering will be freely tradable, except that any shares purchased by "affiliates" (as that term is defined in Rule 144 under the Securities Act), may only be sold in compliance with the limitations described below. The remaining 11,107,757 shares of common stock will be deemed "restricted securities" as defined in Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144, including Rule 144(k), or Rule 701 promulgated under the Securities Act, which rules are summarized below. Subject to the lock-up agreements described below and the provisions of Rule 144, including Rule 144(k), and Rule 701, shares will be available for sale in the public market as follows:



             NUMBER OF SHARES               DATE
                 1,053,795                  Immediately after the date of this prospectus
                10,053,962                  At various times after 90 days from the date of this
                                              prospectus (Rules 144 and 701)



     In general, under Rule 144, as currently in effect, a person or persons whose shares are required to be aggregated, including an affiliate of ours, who has beneficially owned shares for at least one year is entitled to sell, within any three-month period commencing 90 days after the date of this prospectus, a number of shares that does not exceed the greater of 1% of the then outstanding shares of common stock, approximately 146,077 shares immediately after this offering, or the average weekly trading volume in the common stock during the four calendar weeks preceding the date on which notice of such sale is filed, subject to restrictions. In addition, a person who is not deemed to have been an affiliate at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years would be entitled to sell such shares under Rule 144(k) without regard to the requirements described above. To the extent that shares were acquired from an affiliate of ours, such person's holding period for the purpose of effecting a sale under Rule 144 commences on the date of transfer from the affiliate.



     Our directors, executive officers and all stockholders who hold 11,107,757 shares in the aggregate have agreed that they will not offer, sell or agree to sell, directly or indirectly, or otherwise dispose of any shares of common stock without the prior written consent of Donaldson, Lufkin & Jenrette for a period of 180 days from the date of this prospectus.


OPTIONS

     Any of our employees or consultants who purchased his or her shares pursuant to a written compensatory plan or contract is entitled to rely on the resale provisions of Rule 701, which permits nonaffiliates to sell their Rule 701 shares without having to comply with the public information, holding period, volume limitation or notice provisions of Rule 144 and permits affiliates to sell their Rule 701 shares without having to comply with the Rule 144 holding period restrictions, in each case commencing 90 days after the date of this prospectus. As of April 30, 2000, the holders of options exercisable for approximately 1,382,500 shares of common stock will be eligible to sell their shares on the expiration of the 180-day lockup period or subject in some cases to vesting of such options.


     We intend to file one or more registration statements on Form S-8 under the Securities Act to register all shares of common stock subject to outstanding stock options and common stock issued or issuable under our stock plans. We expect to file the registration statement covering shares offered pursuant to the 1996 Stock Option Plan, 1996 Stock Plan, 1999 Stock Option and Incentive Plan, the 2000 Non-Employee Director Stock Option Plan and the 2000 Employee Stock Purchase Plan within 180 days after the date of this prospectus, permitting the resale of such shares by nonaffiliates in the public market without restriction under the Securities Act.

LOCK-UP AGREEMENTS

     We, our executive officers and directors and all of our stockholders and option holders have agreed not to sell or otherwise dispose of any shares of common stock without the consent of Donaldson, Lufkin & Jenrette, during the 180-day period following the date of the prospectus. Donaldson, Lufkin & Jenrette, in its sole discretion at any time, or from time to time, and without notice may release for sale in the public market all or any portion of the shares subject to the lock-up agreements. We may issue, and grant options to purchase, shares of common stock under the 1999 Stock Option and Incentive Plan, the 2000 Non-Employee Director Stock Option Plan and the 2000 Employee Stock Purchase Plan. In addition, we may issue shares of common stock in connection with any acquisition of another company if the terms of issuance provide that such common stock shall not be resold prior to the expiration of the 180-day period referenced in the preceding sentence. Donaldson, Lufkin & Jenrette currently has no plans to release shares from the lock-up agreements. Donaldson, Lufkin & Jenrette will consider, among other features, the stockholder's reasons for requesting the release, the number of shares for which release is being requested and market conditions at the time of release.

WARRANT


     As of April 30, 2000, we had an outstanding warrant exercisable for a total of 150,000 shares of common stock, which is currently exercisable. These shares are restricted by the terms of the lock-up agreements.


REGISTRATION RIGHTS

     Upon the expiration of the contractual lock-up period with the underwriters, certain stockholders will be entitled to require us to register under the Securities Act up to a total of 6,174,502 shares of outstanding common stock under the terms of an investor rights agreement between us and the rights holders. The investor rights agreement provides that if we propose to register in a public offering any of our securities under the Securities Act at any time or times without obtaining waivers from the stockholders having registration rights, the non-waiving stockholders will generally be entitled to include shares of common stock held by them in such registration. However, the managing underwriter of any offering may exclude for marketing reasons some or all of the shares from the registration. These stockholders also have the right to require us, on no more than two occasions, to prepare and file a registration statement under the Securities Act registering the shares of common stock held by them. Additionally, these stockholders may require us to file additional registration statements on Form S-3. We are generally required to bear the expenses of all such registrations, except underwriting discounts and commissions. These registration rights terminate at the time that each of these stockholders may sell all of their shares of our stock under Rule 144 of the Securities Act in any three month period.

                                  UNDERWRITING

     Subject to the terms and conditions contained in an underwriting agreement
dated              , 2000, the underwriters named below, who are represented by
Donaldson, Lufkin & Jenrette Securities Corporation, FleetBoston Robertson Stephens Inc., Dain Rauscher Incorporated and DLJdirect Inc., have severally agreed to purchase from us the number of shares of common stock set forth opposite their names below:

                                                                NUMBER
UNDERWRITERS                                                   OF SHARES
Donaldson Lufkin & Jenrette Securities Corporation..........
FleetBoston Robertson Stephens Inc..........................
Dain Rauscher Incorporated..................................
DLJdirect Inc...............................................
           Total............................................   3,500,000
                                                               =========

     The underwriting agreement provides that the obligations of the underwriters to purchase and accept delivery of the shares of common stock offered by this prospectus are subject to approval by their counsel of legal matters concerning the offering and to conditions that must be satisfied by us. The underwriters are obligated to purchase and accept delivery of all of the shares of common stock offered by this prospectus, other than those shares covered by the over-allotment option described below, if any are purchased.

     The underwriters initially propose to offer the shares of common stock in part directly to the public at the initial public offering price set forth on the cover page of this prospectus and in part to dealers, including the
underwriters, at such price less a concession not in excess of $     per share.
The underwriters may allow, and such dealers may re-allow, to other dealers a
concession not in excess of $     per share. After the initial offering of the
common stock, the public offering price and other selling terms may be changed by the representatives at any time without notice. The underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

     An electronic prospectus will be available on the web site maintained by DLJdirect Inc., an affiliate of Donaldson, Lufkin & Jenrette Securities Corporation. Other than the prospectus in electronic format, the information on this web site relating to the offering is not part of this prospectus and has not been approved or endorsed by us or the underwriters, and should not be relied on by prospective investors.

     The following table shows the underwriting fees to be paid to the underwriters by us in this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares of our common stock.

                                                                        FULL
                                                        NO EXERCISE   EXERCISE
                                                        -----------   --------
Per share.............................................   $            $
Total.................................................   $            $


     We will pay the offering expenses, estimated to be $1.40 million.


     We have granted to the underwriters an option, exercisable for 30 days after the date of this prospectus, to purchase, from time to time, in whole or
in part, up to an aggregate of            additional shares of common stock at
the initial public offering price less underwriting discounts and commissions. The underwriters may exercise the option solely to cover over-allotments, if any, made in connection with the offering. To the extent that the underwriters exercise the option, each underwriter will become obligated, subject to conditions contained in the underwriting agreement, to purchase its pro rata portion of such additional shares based on the underwriters' percentage underwriting commitment as indicated in the above table.

     We have agreed to indemnify the underwriters against liabilities which may arise in connection with the offering, including liabilities under the Securities Act of 1933, or to contribute to payments that the underwriters may be required to make.

     We, our executive officers and directors and all of our stockholders and option holders are subject to agreements providing that, with certain limited exceptions, we will not:

      -- offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of directly or indirectly any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or

      -- enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock, whether any such transaction described above is to be settled by delivery of common stock or other securities, in cash or otherwise for a period of 180 days after the date of this prospectus. Donaldson, Lufkin Jenrette Securities Corporation may release some or all of these shares from such restrictions prior to the expiration of the 180 day period lock-up period, although it has no current intention of doing so. See "Shares Eligible For Future Sale -- Lock-Up Agreements."

     In addition, during such 180 day period, we have also agreed not to file any registration statement with respect to the registration of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock, except for registration statements on Form S-8 registering shares of common stock pursuant to our existing stock plans, without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation.

     Prior to the offering, there has been no established trading market for our common stock. The initial public offering price of the shares of common stock offered by this prospectus will be determined by negotiation among us and the underwriters. The factors to be considered in determining the initial public offering price include:

      --  the history of and the prospects for the markets in which we compete;

      --  our past and present operations;

      --  our historical results of operations;

      --  our prospects for future financial performance;

      --  recent market prices of securities of generally comparable companies;
          and

      -- the general condition of the securities markets at the time of the offering.


     The underwriters have reserved up to 150,000 shares of our common stock to be sold in this offering for sale to some of our employees and associates of our employees and directors, and to other individuals or companies who have commercial arrangements or personal relationships with us. Through this directed share program, we intend to ensure that those individuals and companies that have supported us, or who are in a position to support us in the future, have the opportunity to purchase our common stock at the same price that we are offering our shares to the general public. Prospective participants will not receive any investment materials other than a copy of this prospectus, and will be permitted to participate in this offering at the initial public offering price presented on the cover page of this prospectus. No commitment to purchase shares by any participant in the directed share program will be accepted until after the registration statement of which this prospectus is part is effective and an initial public offering price has been established. The number of shares available for sale to the general public will be reduced by the number of shares sold through the directed share program. Any shares reserved for the directed share program which are not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered hereby.

     Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the shares of common stock offered in any jurisdiction where action for that purpose is required. The shares of common stock offered may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such shares of common stock be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of such jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any shares of common stock offered in any jurisdiction in which such an offer or a solicitation is unlawful.

     In connection with the offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may over-allot the offering, creating a syndicate short position. The underwriters may bid for and stabilize the price of the common stock. In addition, the underwriting syndicate may reclaim selling concessions from syndicate members and selected dealers if they repurchase previously distributed common stock in syndicate covering transactions, in stabilizing transactions or otherwise. These activities may stabilize or maintain the market price of the common stock above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

                                 LEGAL MATTERS

     The validity of the shares of common stock offered hereby will be passed upon for us by Testa, Hurwitz & Thibeault, LLP, Boston, Massachusetts. Certain legal matters in connection with this offering will be passed upon for the underwriters by Goodwin, Procter & Hoar LLP.

                                    EXPERTS


     The financial statements as of December 31, 1998 and 1999 and for each of the three years in the period ended December 31, 1999 included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein (which report expresses an unqualified opinion and includes explanatory paragraphs referring to a change in accounting and the restatement described in Note 11), and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form S-1. This prospectus, which constitutes a part of the registration statement, does not contain all of the information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits. With respect to references made in this prospectus to any contract, agreement or other document of Synchronicity, such references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document. You may review a copy of the registration statement, including exhibits, at the Securities and Exchange Commission's public reference room at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 or Seven World Trade Center, 13th Floor, New York, New York 10048 or Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms.

     We will also file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information on file at the public reference rooms. You can also request copies of these documents, for a copying fee, by writing to the Securities and Exchange Commission.

     Our Securities and Exchange Commission filings and the registration statement can also be reviewed by accessing the Securities and Exchange Commission's internet site at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission.

                          SYNCHRONICITY SOFTWARE, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
Independent Auditors' Report................................  F-2
Balance Sheets..............................................  F-3
Statements of Operations....................................  F-4
Statements of Stockholders' Equity (Deficiency).............  F-5
Statements of Cash Flows....................................  F-6
Notes to Financial Statements...............................  F-7

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors
Synchronicity Software, Inc.

     We have audited the accompanying balance sheets of Synchronicity Software, Inc. (formerly Synchronicity, Inc. of Massachusetts) (the "Company") as of December 31, 1998 and 1999, and the related statements of operations, stockholders' equity (deficiency), and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such financial statements present fairly, in all material respects, the financial position of Synchronicity Software, Inc. at December 31, 1998 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999 in conformity with generally accepted accounting principles.

     As discussed in Note 1, in 1998 the Company changed its method of accounting for revenue.

     As discussed in Note 11, the 1999 financial statements have been restated.

/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts
February 17, 2000
(March 6, 2000 as to Note 10 and April 17, 2000 as to the effects of the restatement described in Note 11)

                          SYNCHRONICITY SOFTWARE, INC.


                                 BALANCE SHEETS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)



                                                                                             PRO FORMA
                                                           DECEMBER 31,       MARCH 31,    MARCH 31, 2000
                                                         -----------------   -----------   --------------
                                                                   1999(1)      2000
                                                          1998               (UNAUDITED)    (UNAUDITED)
                        ASSETS
CURRENT ASSETS:
     Cash and equivalents..............................  $ 6,313   $ 3,652     $ 3,918
     Accounts receivable, net of allowance of $44 in
       1999 and 2000...................................    1,579     3,100       1,813
     Prepaid commissions...............................      278       941         851
     Deferred offering costs...........................       --        --         761
     Prepaid expenses and other current assets.........      110       150         263
                                                         -------   -------     -------
          Total current assets.........................    8,280     7,843       7,606
                                                         -------   -------     -------
PROPERTY AND EQUIPMENT, Net............................      464       579         768
OTHER ASSETS (Net of accumulated amortization of $3 in
  1998 and $9 in 1999 and 2000)........................       12        11          17
DEFERRED SOFTWARE LICENSES DISCOUNT -- WARRANT.........       --     1,279       1,172
PREPAID COMMISSIONS....................................       36       325         296
                                                         -------   -------     -------
          Total........................................  $ 8,792   $10,037     $ 9,859
                                                         =======   =======     =======
   LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)
CURRENT LIABILITIES:
     Accounts payable..................................  $   295   $   365     $ 1,076
     Accrued payroll and commissions...................      486     1,680         582
     Deferred revenues.................................    2,308     3,798       4,472
                                                         -------   -------     -------
          Total current liabilities....................    3,089     5,843       6,130
                                                         -------   -------     -------
     Deferred revenues.................................       --        64       1,711
                                                         -------   -------     -------
          Total liabilities............................    3,089     5,907       7,841
                                                         -------   -------     -------
COMMITMENTS (NOTE 8)
REDEEMABLE CONVERTIBLE PREFERRED STOCK (aggregate
  liquidation preference, $12,594).....................   12,445    12,482      12,492        $     --
                                                         -------   -------     -------        --------
STOCKHOLDERS' EQUITY (DEFICIENCY):
  Preferred stock, $0.01 par value, 5,000,000 shares
     authorized pro forma; no shares issued and
     outstanding.......................................       --        --          --              --
  Convertible preferred stock, Series A, $0.01 par
     value, 200,000 shares authorized, issued and
     outstanding (liquidation preference $1,000,000)...        2         2           2              --
  Common stock, $0.01 par value, 13,088,942 shares
     authorized; 3,299,900, 3,786,018 and 4,072,895
     shares issued and outstanding at December 31, 1998
     and 1999 and March 31, 2000, respectively;
     90,000,000 shares authorized pro forma; 11,093,897
     issued and outstanding pro forma..................       33        38          41             111
  Additional paid-in capital...........................    1,383     7,622       8,176          20,600
  Deferred compensation................................     (330)   (4,601)     (4,741)         (4,741)
  Accumulated deficit..................................   (7,830)  (11,413)    (13,952)        (13,952)
                                                         -------   -------     -------        --------
          Total stockholders' equity (deficiency)......   (6,742)   (8,352)    (10,474)       $  2,018
                                                         -------   -------     -------        ========
          Total........................................  $ 8,792   $10,037     $ 9,859
                                                         =======   =======     =======


(1) Restated. See note 11.
                       See notes to financial statements.

                          SYNCHRONICITY SOFTWARE, INC.

                            STATEMENTS OF OPERATIONS

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)



                                                                                              THREE MONTHS
                                                      YEAR ENDED DECEMBER 31,                ENDED MARCH 31,
                                              ---------------------------------------   -------------------------
                                                 1997          1998         1999(1)        1999          2000
                                                                                               (UNAUDITED)
REVENUES:
    Software licenses.......................  $       410   $     1,043   $     5,224   $       416   $     1,575
    Services................................          250           766         2,223           470           921
                                              -----------   -----------   -----------   -----------   -----------
         Revenues before software licenses
           discount -- warrant..............          660         1,809         7,447           886         2,496
    Software licenses discount-warrant......           --            --            --            --          (106)
                                              -----------   -----------   -----------   -----------   -----------
         Net revenues.......................          660         1,809         7,447           886         2,390
                                              -----------   -----------   -----------   -----------   -----------
COST OF REVENUES:
    Software licenses.......................           28           107           193            22            73
    Services................................           64           206           849           134           355
                                              -----------   -----------   -----------   -----------   -----------
         Total cost of revenues.............           92           313         1,042           156           428
                                              -----------   -----------   -----------   -----------   -----------
Gross profit................................          568         1,496         6,405           730         1,962
                                              -----------   -----------   -----------   -----------   -----------
OPERATING EXPENSES:
    Sales and marketing (excluding
      stock-based compensation of $27, $318,
      $49 and $188 in 1998, 1999 and the
      three months ended March 31, 1999 and
      2000, respectively)...................        1,399         2,172         4,642           886         2,261
    Research and development (excluding
      stock-based compensation of $1, $14,
      $225, $26 and $132 in 1997, 1998, 1999
      and the three months ended March 31,
      1999 and 2000, respectively)..........        1,581         2,618         3,696           804         1,255
    General and administrative (excluding
      stock-based compensation of $8, $81,
      $14 and $44 in 1998, 1999 and the
      three months ended March 31, 1999 and
      2000, respectively)...................          437           730         1,124           232           567
    Stock-based compensation................            1            49           624            89           364
                                              -----------   -----------   -----------   -----------   -----------
         Total operating expenses...........        3,418         5,569        10,086         2,011         4,447
                                              -----------   -----------   -----------   -----------   -----------
Loss from operations........................       (2,850)       (4,073)       (3,681)       (1,281)       (2,485)
Interest income.............................          135           125           195            59            36
Other expense...............................           --            --           (23)           (3)           (5)
                                              -----------   -----------   -----------   -----------   -----------
Loss before provision for income taxes......       (2,715)       (3,948)       (3,509)       (1,225)       (2,454)
Provision for income taxes..................           65            --            37            --            76
                                              -----------   -----------   -----------   -----------   -----------
Net loss....................................  $    (2,780)  $    (3,948)  $    (3,546)  $    (1,225)  $    (2,530)
                                              ===========   ===========   ===========   ===========   ===========
Net loss per share:
    Basic and diluted.......................  $     (0.86)  $     (1.21)  $     (1.06)  $     (0.37)  $     (0.64)
                                              ===========   ===========   ===========   ===========   ===========
    Weighted-average shares.................    3,247,172     3,283,730     3,372,069     3,300,128     3,967,576
                                              ===========   ===========   ===========   ===========   ===========
Pro forma net loss per share (unaudited):
    Basic and diluted.......................                              $     (0.34)  $     (0.12)  $     (0.23)
                                                                          ===========   ===========   ===========
    Weighted-average shares.................                               10,393,071    10,321,130    10,988,578
                                                                          ===========   ===========   ===========


(1) Restated. See note 11.
                       See notes to financial statements.

                          SYNCHRONICITY SOFTWARE, INC.

                STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY)

                       (IN THOUSANDS, EXCEPT SHARE DATA)


                                                    CONVERTIBLE
                                                  PREFERRED STOCK
                                                      SERIES A          COMMON STOCK      ADDITIONAL
                                                  ----------------   ------------------   PAID-IN      DEFERRED       ACCUMULATED
                                                  SHARES    AMOUNT    SHARES     AMOUNT   CAPITAL      COMPENSATION    DEFICIT
Balance, January 1, 1997........................  200,000    $  2    3,226,350    $ 32      $  998       $    --       $ (1,049)
  Exercise of common stock options..............       --      --       25,000      --           1            --             --
  Stock-based compensation......................       --      --           --      --           1            --             --
  Accretion of preferred stock issuance costs...       --      --           --      --          --            --            (27)
  Net loss......................................       --      --           --      --          --            --         (2,780)
                                                  -------    ----    ---------    ----      ------       -------       --------

Balance, December 31, 1997......................  200,000       2    3,251,350      32       1,000            --         (3,856)
  Exercise of common stock options..............       --      --       48,550       1           4            --             --
  Stock-based compensation......................       --      --           --      --         379          (330)            --
  Accretion of preferred stock issuance costs...       --      --           --      --          --            --            (26)
  Net loss......................................       --      --           --      --          --            --         (3,948)
                                                  -------    ----    ---------    ----      ------       -------       --------

Balance, December 31, 1998......................  200,000       2    3,299,900      33       1,383          (330)        (7,830)
  Exercise of common stock options..............       --      --      486,118       5          65            --             --
  Issuance of warrant (as restated).............       --      --           --      --       1,279            --             --
  Stock-based compensation......................       --      --           --      --       4,895        (4,271)            --
  Accretion of preferred stock issuance costs...       --      --           --      --          --            --            (37)
  Net loss (as restated)........................       --      --           --      --          --            --         (3,546)
                                                  -------    ----    ---------    ----      ------       -------       --------

Balance, December 31, 1999 (as restated)........  200,000       2    3,786,018      38       7,622        (4,601)       (11,413)
  Unaudited:
     Exercise of common stock options...........       --      --      286,877       3          49            --             --
     Stock-based compensation...................       --      --           --      --         505          (140)            --
     Accretion of preferred stock issuance
       costs....................................       --      --           --      --          --            --             (9)
     Net loss...................................       --      --           --      --          --            --         (2,530)
                                                  -------    ----    ---------    ----      ------       -------       --------

Balance March 31, 2000 (unaudited)..............  200,000    $  2    4,072,895    $ 41      $8,176       $(4,741)      $(13,952)
                                                  =======    ====    =========    ====      ======       =======       ========

                                                   TOTAL
Balance, January 1, 1997........................  $    (17)
  Exercise of common stock options..............         1
  Stock-based compensation......................         1
  Accretion of preferred stock issuance costs...       (27)
  Net loss......................................    (2,780)
                                                  --------
Balance, December 31, 1997......................    (2,822)
  Exercise of common stock options..............         5
  Stock-based compensation......................        49
  Accretion of preferred stock issuance costs...       (26)
  Net loss......................................    (3,948)
                                                  --------
Balance, December 31, 1998......................    (6,742)
  Exercise of common stock options..............        70
  Issuance of warrant (as restated).............     1,279
  Stock-based compensation......................       624
  Accretion of preferred stock issuance costs...       (37)
  Net loss (as restated)........................    (3,546)
                                                  --------
Balance, December 31, 1999 (as restated)........    (8,352)
  Unaudited:
     Exercise of common stock options...........        52
     Stock-based compensation...................       365
     Accretion of preferred stock issuance
       costs....................................        (9)
     Net loss...................................    (2,530)
                                                  --------
Balance March 31, 2000 (unaudited)..............  $(10,474)
                                                  ========


                       See notes to financial statements.

                          SYNCHRONICITY SOFTWARE, INC.

                            STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)



                                                                                  THREE MONTHS
                                                   YEAR ENDED DECEMBER 31,      ENDED MARCH 31,
                                                 ---------------------------   ------------------
                                                  1997      1998     1999(1)    1999       2000
                                                                                  (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss.......................................  $(2,780)  $(3,948)  $(3,546)  $(1,224)   $(2,530)
                                                 -------   -------   -------   -------    -------
Adjustments to reconcile net loss to cash
  provided by (used for) operating activities:
     Depreciation and amortization.............      129       234       343        77        112
     Software licenses discount - warrant......       --        --        --        --        106
     Stock-based compensation..................        1        48       624        89        364
     (Decrease) increase in cash from:
          Accounts receivable..................     (968)     (611)   (1,521)      665      1,287
          Prepaid commissions..................       --      (314)     (952)       30        119
          Prepaid expenses and other current
            assets.............................       --      (101)      (40)     (117)      (113)
          Accounts payable.....................      175         9        70       (60)       397
          Accrued payroll and commissions......       53       383     1,194      (203)    (1,098)
          Deferred revenues....................      850     1,458     1,554       166      2,321
                                                 -------   -------   -------   -------    -------
          Total adjustments....................      240     1,106     1,272       647      3,495
                                                 -------   -------   -------   -------    -------
          Cash provided by (used for) operating
            activities.........................   (2,540)   (2,842)   (2,274)     (577)       965
                                                 -------   -------   -------   -------    -------
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment............     (433)     (252)     (453)      (89)      (298)
Other assets...................................       (1)       (9)       (4)       --         (6)
                                                 -------   -------   -------   -------    -------
          Cash used for investing activities...     (434)     (261)     (457)      (89)      (304)
                                                 -------   -------   -------   -------    -------
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of common stock
  options......................................        1         5        70        --         52
Deferred offering costs........................       --        --        --        --       (447)
Proceeds from issuance of preferred stock, net
  of issuance costs............................    3,045     7,180        --        --         --
                                                 -------   -------   -------   -------    -------
          Cash provided by (used in) financing
            activities.........................    3,046     7,185        70        --       (395)
                                                 -------   -------   -------   -------    -------
Increase (decrease) in cash and equivalents....       72     4,082    (2,661)     (666)       266
Cash and equivalents, beginning of period......    2,159     2,231     6,313     6,313      3,652
                                                 -------   -------   -------   -------    -------
Cash and equivalents, end of period............  $ 2,231   $ 6,313   $ 3,652   $ 5,647    $ 3,918
                                                 =======   =======   =======   =======    =======
NONCASH ACTIVITY:
Accretion of preferred stock issuance costs....  $    27   $    25   $    37   $     9    $     9
                                                 =======   =======   =======   =======    =======
Issuance of warrant............................  $    --        --   $ 1,279   $    --    $    --
                                                 =======   =======   =======   =======    =======
Deferred offering costs........................  $    --   $    --   $    --   $    --    $   314
                                                 =======   =======   =======   =======    =======


(1) Restated. See note 11.

                       See notes to financial statements.

                          SYNCHRONICITY SOFTWARE, INC.

                         NOTES TO FINANCIAL STATEMENTS

 (INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED)


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     NATURE OF OPERATIONS -- Synchronicity Software, Inc. (formerly Synchronicity, Inc. of Massachusetts) (the "Company") provides internet-based software products that enable company-wide and business-to-business collaboration among participants in electronic product development supply chains. In May 1999, the Company changed its state of incorporation from Massachusetts to Delaware.

     SEGMENTS -- The Company has a single operating segment, the development and marketing of internet-based software products. The Company's organizational structure is not dictated by product lines, geography or customer type.


     PRO FORMA BALANCE SHEET INFORMATION (UNAUDITED) -- Upon the closing of the Company's public offering, all of the outstanding shares of preferred stock will automatically convert into shares of common stock. Assuming the closing occurred on March 31, 2000, the preferred stock would convert into 7,021,002 shares of common stock. The unaudited pro forma presentation of the balance sheet has been prepared assuming the conversion of all shares of preferred stock into common stock at March 31, 2000. All references to pro forma information in the notes to the financial statements are unaudited.



     UNAUDITED INTERIM FINANCIAL INFORMATION -- The accompanying balance sheet as of March 31, 2000, the statements of operations and cash flows for the three months ended March 31, 1999 and 2000 and the statement of stockholders' equity (deficiency) for the three months ended March 31, 2000 are unaudited but include all adjustments, consisting only of normal recurring adjustments, which the Company considers necessary for a fair presentation. The results for the interim periods are not necessarily indicative of the results to be expected for the full year.


     USE OF ESTIMATES -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     CASH AND EQUIVALENTS -- The Company considers all highly liquid investments with remaining maturities of three months or less when purchased to be cash equivalents.

     PREPAID COMMISSIONS -- The Company pays commissions to its sales personnel when they generate purchase orders from customers. The Company defers sales commissions that are incremental and directly related to the acquisition of an order and charges such commissions to sales and marketing expense when the related revenue is recognized.

     PROPERTY AND EQUIPMENT -- Property and equipment are stated at cost. Depreciation and amortization are provided using the straight-line method over the useful lives (three years) of the related assets. The Company periodically evaluates the recoverability of its long-lived assets based on expected undiscounted cash flows and recognizes impairments, if any, based on discounted cash flows.

     OTHER ASSETS -- Other assets consist primarily of capitalized costs incurred to register trademarks. Such costs are being amortized over five years.

                          SYNCHRONICITY SOFTWARE, INC.

                         NOTES TO FINANCIAL STATEMENTS

 (INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED)



     DEFERRED SOFTWARE LICENSES DISCOUNT - WARRANT - Deferred software licenses discount - warrant relates to a warrant granted by the Company to a major customer in connection with a significant order (Note 5). This warrant is being recognized as a discount to revenue over the term of the related revenue.


     REVENUE RECOGNITION -- Beginning in 1998, the Company recognizes revenue under Statement of Position ("SOP") 97-2, "Software Revenue Recognition," and SOP 98-9, "Modification of SOP 97-2, Software Revenue Recognition, with Respect to Certain Transactions." Prior to 1998, revenue was recognized in accordance with SOP 91-1, "Software Revenue Recognition".


     Revenue from licenses of software products is recognized when products are delivered to customers, persuasive evidence of an arrangement exists, the fee is fixed or determinable, and collection is probable. When arrangements contain multiple elements and vendor-specific objective evidence exists for all undelivered elements, revenue is allocated to the delivered elements using the residual method as prescribed by SOP 98-9. Vendor-specific objective evidence is based on the renewal rate, if applicable, or the prices charged when the same element is sold separately or if an element has not yet been sold separately, the price established by management having the relevant authority. When arrangements include post-contract support and unspecified updates to be delivered on an if-and-when-available basis, and where vendor-specific objective evidence does not exist for the allocation of revenue to the various elements of the arrangement, revenue is recognized ratably over the term of the arrangement. Revenue recognized under these arrangements is included in software license revenues and amounted to approximately $27,000, $989,000 and $868,000 in 1998, 1999 and the three months ended March 31, 2000, respectively. Revenue from arrangements that have payment terms extending beyond twelve months is recognized as the payments become due. Software license revenues from sales to distributors are generally recognized at the time a distributor reports that the software has been licensed to an end-user and all revenue recognition criteria have been satisfied. The Company does not permit end-user customers to return licensed software for refunds.


     Revenue from consulting and training is recognized as services are provided. Revenue from post-contract support is recognized ratably over the term of the service agreement.

     Deferred revenues include amounts billed in advance for consulting, training, and maintenance for service and support not yet performed which are recognized as revenue as the services are performed. Deferred revenues also include amounts billed for sales to distributors in advance of licensing to end-users, which are recognized as revenue as end-user licenses are reported. In addition, deferred revenues include multiple-element contract arrangements in which sufficient vendor-specific objective evidence does not exist, which are recognized as revenue ratably over the term of the arrangement.

     STOCK-BASED COMPENSATION -- The Company accounts for stock-based employee compensation arrangements in accordance with provisions of Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees" and complies with the disclosure provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation." Under APB No. 25, compensation cost is recognized on a straight-line basis over the vesting period based on the difference, if any, on the date of grant between the fair value of the Company's stock and the exercise price.

                          SYNCHRONICITY SOFTWARE, INC.

                         NOTES TO FINANCIAL STATEMENTS

 (INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED)


     The Company accounts for stock issued to nonemployees in accordance with the provisions of SFAS No. 123 and Emerging Issues Task Force No. 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services."

     SOFTWARE DEVELOPMENT COSTS -- Software development costs are included in research and development and are expensed as incurred. After technological feasibility is established, material software development costs are capitalized. The capitalized cost is then amortized on a straight-line basis over the estimated product life or in the ratio of current revenues to total projected product revenues, whichever is greater. To date, the period between achieving technological feasibility, which the Company has defined as the establishment of a working model which typically occurs when the beta testing commences, and the general availability of such software has been short, and software development costs qualifying for capitalization have been insignificant. Accordingly, the Company has not capitalized any software development costs.

     INCOME TAXES -- Deferred tax assets and liabilities are recorded to measure the taxes expected to be paid or recovered in future periods due to differences between the book and tax bases of assets and liabilities and operating loss carryforwards. The Company records a valuation allowance of 100% for all deferred tax assets.

     CONCENTRATION OF CREDIT RISK -- Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and equivalents and accounts receivable. Cash and equivalents are deposited with financial institutions that management believes are creditworthy.

     The Company performs ongoing credit evaluations of its customers' financial condition and requires no collateral from its customers. The Company maintains an allowance for doubtful accounts receivable based on the expected collectibility of accounts receivable.

     FAIR VALUE OF FINANCIAL INSTRUMENTS -- The Company's financial instruments, including cash, cash equivalents, accounts receivable and accounts payable, are carried at cost, which approximates their fair value because of the short-term nature of these instruments.


     NET LOSS PER SHARE AND PRO FORMA NET LOSS PER SHARE -- Net loss per share is computed under SFAS No. 128, "Earnings Per Share." Basic net loss per share is computed using the weighted-average number of shares of common stock outstanding. Net loss used in the calculation is increased by the accretion of preferred stock in each year to arrive at the net loss available to common shareholders. Diluted loss per share does not differ from basic loss per share since potential common shares from conversion of preferred stock, stock options and warrants are antidilutive for all periods presented and, therefore, are excluded from the calculation. During 1997, 1998 and 1999 and the three months ended March 31, 1999 and 2000, options to purchase 1,116,500, 1,449,500,
1,520,377, 1,542,500 and 1,316,000 shares of common stock and shares of preferred stock convertible into 4,157,665 shares of common stock for 1997 and 7,021,002 shares of common stock for each of 1998, 1999 and for the three months ended March 31, 1999 and 2000, respectively, were not included in the computation of diluted earnings per share since their inclusion would be antidilutive. Additionally, a warrant to purchase 150,000 shares of common stock granted in 1998 was not included in the computation of diluted earnings per share for 1998, 1999 and the three months ended March 31, 1999 and 2000 since its inclusion would be

                          SYNCHRONICITY SOFTWARE, INC.

                         NOTES TO FINANCIAL STATEMENTS

 (INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED)


antidilutive. Pro forma basic and diluted net loss per share have been calculated assuming the conversion of all outstanding shares of preferred stock into common stock, as if the shares had converted immediately upon their issuance.

     COMPREHENSIVE INCOME -- There are no other elements of comprehensive income
(loss) other than net income (loss).

     FUTURE ADOPTION OF ACCOUNTING PRONOUNCEMENTS -- In 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. The provisions of SFAS No. 133 are effective for periods beginning after June 15, 2000. The Company has not determined the effect, if any, that SFAS No. 133 will have on its financial statements.

2. PROPERTY AND EQUIPMENT

     Property and equipment consisted of the following:


                                                                              DECEMBER 31,
                                                               ESTIMATED     --------------
                                                              USEFUL LIFE    1998     1999
                                                                             (IN THOUSANDS)
     Office and computer equipment..........................    3 years      $ 585    $ 903
     Computer software......................................    3 years        221      314
     Furniture and fixtures.................................    3 years         46       86
                                                                             -----    -----
          Total property and equipment......................                   852    1,303
     Less accumulated depreciation and amortization.........                 (388)    (724)
                                                                             -----    -----
     Property and equipment -- net..........................                 $ 464    $ 579
                                                                             =====    =====


3. LINE OF CREDIT

     At December 31, 1999, the Company had a line of credit, which allowed borrowings up to $2.0 million through February 2000. Borrowings under the line may be used for working capital ($1.5 million) and equipment purchases ($0.5 million). Interest on the borrowings was charged at the bank's prime rate (8.5% at December 31, 1999) plus 0.5% and borrowings were collateralized by substantially all of our tangible assets. There were no outstanding borrowings at December 31, 1998 or 1999. The agreement required compliance with certain financial ratios and, among other things, the maintenance of minimum levels of working capital and tangible net worth. The agreement also prohibited the declaration or payment of dividends. At December 31, 1999, the Company was not in compliance with certain financial ratios; waivers of the non-compliance have been obtained from the bank.


     In February 2000, the line of credit was renegotiated to include borrowings up to $3.0 million through February 2001 as well as less restrictive financial covenants. Under this new line of credit, the Company would have been in compliance with the financial covenants at December 31, 1999. Borrowings under the new line may be used for working capital ($2.5 million) and equipment purchases ($0.5 million). The other terms of the new line of credit are similar to the former line of credit, including the restriction on the declaration and payment of dividends.

                          SYNCHRONICITY SOFTWARE, INC.

                         NOTES TO FINANCIAL STATEMENTS

 (INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED)


     The Company has an outstanding letter of credit in the amount of $70,590, which was provided in lieu of a security deposit to a holder of one of the Company's office leases. The letter of credit expires on December 31, 2000.

4. REDEEMABLE CONVERTIBLE PREFERRED STOCK

     At December 31, 1998 and 1999, the Company had 281,250 authorized, issued and outstanding shares of Series B Convertible Preferred Stock, $0.01 par value (the "Series B Preferred Stock"); 350,283 authorized, issued and outstanding shares of Series C Convertible Preferred Stock, $0.01 par value (the "Series C Preferred Stock"); and 2,863,337 authorized, issued and outstanding shares of Series D Convertible Preferred Stock, $0.01 par value (the "Series D Preferred Stock") (collectively, the "Redeemable Preferred Stock").


     Redeemable Preferred Stock was comprised of the following (In thousands):



                                                                    DECEMBER 31,
                                                              -------------------------
                                                                 1998          1999
     Series B Preferred Stock, at redemption value
      (liquidation preference, $2,250)......................  $     2,199   $     2,211
     Series C Preferred Stock, at redemption value
      (liquidation preference, $3,100)......................        3,059         3,069
     Series D Preferred Stock, at redemption value
      (liquidation preference, $7,244)......................        7,187         7,202
                                                              -----------   -----------
               Total redeemable convertible preferred
                 stock......................................  $    12,445   $    12,482
                                                              ===========   ===========


     CONVERSION -- Holders of the Redeemable Preferred Stock have the right and option to convert all or any portion of the preferred shares into shares of common stock at any time. Shares of the Redeemable Preferred Stock will be automatically converted into common stock at the then applicable conversion rate in the event of a public offering in which the aggregate net proceeds are at least $20,000,000 and the per share price is at least $5.06. Each Series B and C share is convertible on a five-for-one basis into common stock, and each share of Series D is convertible on a one-for-one basis. The conversion rate will be adjusted for stock splits, combinations, stock dividends and distributions.

     REDEMPTIONS AND DIVIDENDS -- The Series B, Series C and Series D Preferred Stock are subject to redemption, at the option of holders of 66 2/3% of the combined Series B, C and D Preferred Stock, at any time after September 28, 2003, at redemption prices of $8.00 per share, $8.85 per share and $2.53 per share, respectively, plus accrued and unpaid dividends. Dividends on the Redeemable Preferred Stock accrue and are payable when and if declared by the Company's Board of Directors (the "Board"). No dividends have been declared through December 31, 1999.

     LIQUIDATION PREFERENCE -- In the event of liquidation, dissolution, or winding up of the Company, holders of the Series B, C and D Preferred Stock are entitled to receive, in preference to the holders of common stock but pari-passu to the Series A Preferred Stock, an amount equal to $8.00 per share, $8.85 per share and $2.53 per share, respectively, plus accrued and unpaid dividends.

                          SYNCHRONICITY SOFTWARE, INC.

                         NOTES TO FINANCIAL STATEMENTS

 (INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED)


     VOTING RIGHTS -- The holders of Redeemable Preferred Stock are entitled to vote, together with holders of the common stock and Series A Preferred Stock, on all matters. Each share of preferred stock is entitled to vote on an as-converted basis.

5. STOCKHOLDERS' EQUITY (DEFICIENCY)


     1999 STOCK OPTION AND INCENTIVE PLAN -- The Company has a stock option plan under which options to purchase up to a maximum of 575,000 shares of common stock may be granted to employees, directors, or consultants. The exercise price of incentive stock options cannot be less than 100% of the fair market value of the stock at the date of grant; the exercise price of nonqualified stock options is determined by the Board. Options vest over periods determined by the Board, generally four years. In March 2000, the Company's stockholders voted to increase by 750,000 the number of shares available for grant under the 1999 Stock Option and Incentive Plan effective upon the closing of the Company's initial public offering of its common stock.

                          SYNCHRONICITY SOFTWARE, INC.

                         NOTES TO FINANCIAL STATEMENTS
 (INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED)


     The following table sets forth the option activity under the 1999 Stock Option and Incentive Plan and predecessor plans:



                                                         OPTIONS OUTSTANDING
                                                     ---------------------------
                                                                    WEIGHTED-
                                                     NUMBER OF       AVERAGE
                                                      SHARES      EXERCISE PRICE
Outstanding, January 1, 1997......................     753,750        $0.11
     Granted......................................     387,750         0.17
     Exercised....................................     (25,000)        0.05
                                                     ---------
Outstanding, December 31, 1997....................   1,116,500         0.13
     Granted......................................     444,000         0.19
     Exercised....................................     (48,550)        0.11
     Forfeited....................................     (62,450)        0.17
                                                     ---------
Outstanding, December 31, 1998....................   1,449,500         0.15
     Granted......................................     586,075         1.27
     Exercised....................................    (486,118)        0.14
     Forfeited....................................     (29,080)        0.29
                                                     ---------
Outstanding, December 31, 1999....................   1,520,377         0.58
     Granted......................................      87,500         6.80
     Exercised....................................    (286,877)        5.18
     Forfeited....................................      (5,000)        0.10
                                                     ---------
Outstanding, March 31, 2000.......................   1,316,000         1.08
                                                     =========
Exercisable, March 31, 2000.......................     392,627         0.41
                                                     =========
Exercisable, December 31, 1999....................     564,383         0.22
                                                     =========
Exercisable, December 31, 1998....................     639,771         0.13
                                                     =========
Exercisable, December 31, 1997....................     318,518         0.12
                                                     =========



     The estimated weighted-average fair value of option grants made during 1997, 1998, 1999 and the three months ended March 31, 1999 and 2000 was $0.08, $0.90, $8.01, $3.38 and $9.24 per option, respectively. Included in the table above are options to five nonemployees to purchase an aggregate of 47,000 shares of common stock at a weighted-average exercise price of $0.16 per share with actual exercise prices ranging from $0.10 to $0.18 per share. Compensation expense of $1,000, $48,000, $46,000, $4,000 and $18,000 was recognized in 1997,
1998, 1999 and the three months ended March 31, 1999 and 2000, respectively, for these nonemployee options in accordance with SFAS No. 123 and EITF No. 96-18.


     Under APB No. 25, stock-based compensation is based on the difference, if any, on the date of the grant, between the fair value of the Company's stock and the exercise price. Stock-based

                          SYNCHRONICITY SOFTWARE, INC.

                         NOTES TO FINANCIAL STATEMENTS

 (INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED)



compensation is amortized to expense in accordance with FASB Interpretation No.
28. In connection with certain stock option grants during the years ended December 31, 1998 and 1999 and the three months ended March 31, 2000, the Company recorded unearned stock-based compensation cost totaling $5,664,000, which is being recognized over the vesting period.


     The following table summarizes information about stock options outstanding at December 31, 1999:

                       OUTSTANDING                                    EXERCISABLE
  ------------------------------------------------------   ----------------------------------
                                              WEIGHTED-                      WEIGHTED-AVERAGE
                    NUMBER        WEIGHTED-    AVERAGE         NUMBER         EXERCISE PRICE
   RANGE OF       OUTSTANDING      AVERAGE    REMAINING      EXERCISABLE       OF CURRENTLY
   EXERCISE     AT DECEMBER 31,   EXERCISE       LIFE      AT DECEMBER 31,     EXERCISABLE
    PRICES           1999           PRICE     (IN YEARS)        1999             OPTIONS
  $  0.05             35,000        $0.05          6            30,500            $0.05
     0.10            215,000         0.10          7           160,750             0.10
     0.16            200,050         0.16          7           146,013             0.16
     0.18            464,800         0.18          8           156,990             0.18
     0.25             31,000         0.25          9             9,240             0.25
     0.75            481,227         0.75         10            58,870             0.75
     4.00             93,300         4.00         10             2,020             4.00
                   ---------                                   -------
  0.05 - 4.00      1,520,377         0.58                      564,383             0.22
                   =========                                   =======


     PRO FORMA DISCLOSURES -- SFAS No. 123 requires the disclosure of pro forma information as if the Company adopted the fair value method for grants or awards made to employees. For purposes of the pro forma disclosures, the fair value of options on their grant date was measured using the Black-Scholes option pricing model with the following weighted-average assumptions: expected life of four years; risk free interest rate of 6.0%, 5.5% and 6.0% in 1997, 1998 and 1999, respectively; and no dividends during the expected term. The Company's 1997, 1998 and 1999 calculations assumed a volatility factor of 52%, 68% and 83%, respectively. Forfeitures are recognized as they occur. If the computed fair values of the 1997, 1998 and 1999 awards had been amortized to expense over the vesting period of the awards, pro forma net loss and net loss per share would have been as follows (In thousands except per share data):



                                                    YEAR ENDED DECEMBER 31,
                                                 -----------------------------
                                                  1997       1998       1999
Net loss as reported..........................   $(2,780)   $(3,948)   $(3,546)
Pro forma net loss............................    (2,792)    (3,972)    (3,640)
Net loss per share as reported................     (0.86)     (1.21)     (1.06)
Pro forma net loss per share..................     (0.87)     (1.22)     (1.09)


     CONVERTIBLE PREFERRED STOCK -- At December 31, 1998 and 1999, the Company had 200,000 authorized issued and outstanding shares of Series A Preferred Stock, $0.01 par value.

                          SYNCHRONICITY SOFTWARE, INC.

                         NOTES TO FINANCIAL STATEMENTS
 (INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED)

     Conversion -- Holders of the Series A Preferred Stock have the right and option to convert the preferred shares at any time into shares of common stock. Each share of Series A Preferred Stock is convertible on a five-for-one basis into common stock. The conversion rate will be adjusted for stock splits, combinations, stock dividends and distributions. Series A Preferred Stock automatically converts into common stock upon the closing of a public offering of the Company's stock.

     Dividends -- Dividends accrue and are payable when and if declared by the Board. No dividends have been declared through December 31, 1999.

     Liquidation Preference -- In the event of liquidation or dissolution of the Company, holders of the Series A Preferred Stock are entitled to receive, in preference to the holders of common stock, an amount equal to $5.00 per share, plus accrued and unpaid dividends.


     WARRANT -- The Company granted to a customer a warrant to purchase 150,000 shares of common stock at a price of $4.30 per share which vested in December 1999 when the customer entered into a license agreement and issued a purchase order for $2,500,000. The revenue related to this order is being recognized ratably over the three year term of the license agreement with the customer commencing January 1, 2000. The Company valued the warrant at approximately $1,279,000 using the Black-Scholes model, based on a deemed fair market value of the Company's common stock of $12.35 per share, an assumed volatility of 83%, a risk-free interest rate of 6.0%, a weighted-average expected life of 12 months and a dividend rate of 0.0%. The value of the warrant is being amortized over the three-year term of the license agreement as a discount to revenue.


     The warrant is exercisable at any time before the earlier of September 28, 2002, or upon the closing of a public offering of the Company's stock.

6. INCOME TAXES


     Deferred tax assets and liabilities consisted of the following (In thousands):



                                                              DECEMBER 31,
                                                           ------------------
                                                            1998       1999
Deferred tax assets:
     Net operating loss carryforwards...................   $ 2,819    $ 4,018
     Depreciation.......................................        31         56
     Start-up costs.....................................       189        129
     Research and development credits...................       286        517
     Stock-based compensation...........................        19         45
     Other..............................................        17         15
                                                           -------    -------
                                                             3,361      4,780
Less valuation allowance................................    (3,361)    (4,780)
                                                           -------    -------
                                                           $    --    $    --
                                                           =======    =======


     Because of the Company's limited operating history, management has provided a 100% reserve against the Company's net deferred tax assets. Federal and state net operating loss carryforwards of

                          SYNCHRONICITY SOFTWARE, INC.

                         NOTES TO FINANCIAL STATEMENTS
 (INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED)

approximately $10,050,000 expire beginning in 2011 and 2001, respectively. Federal and state tax credits related to research and development activities of approximately $371,000 and $146,000 expire beginning in 2011.

     A reconciliation between the amount of income tax determined by applying the applicable U.S. statutory income tax rate to pre-tax loss is as follows:


                                                                YEAR ENDED
                                                               DECEMBER 31,
                                                           --------------------
                                                           1997    1998    1999
Federal Statutory rate...................................  (35)%   (35)%   (35)%
State tax, net of federal impact.........................   (6)     (6)     (6)
Foreign withholding tax..................................    2      --       1
Provision for valuation allowance on deferred tax
  assets.................................................   41      41      41
                                                           ---     ---     ---
                                                             2%     --%      1%
                                                           ===     ===     ===



     The provisions for taxes for all periods relate to taxes withheld by foreign governments for revenue generated in those foreign countries. Taxes paid were $65,000, $37,000, and $75,000 in 1997, 1999 and the three months ended
March 31, 2000, respectively. No taxes were paid in 1998.


7. GEOGRAPHIC INFORMATION AND MAJOR CUSTOMERS


     Revenues by geographic region are as follows (In thousands):



                                                                 THREE MONTHS
                                    YEAR ENDED DECEMBER 31,     ENDED MARCH 31,
                                    ------------------------    ---------------
                                    1997     1998      1999          2000
United States....................   $660    $1,353    $4,705        $1,693
Canada...........................     --       372       934           355
Europe...........................     --        28     1,095           323
Japan............................     --        56       713            19



     Three customers comprised 77% and 58% of accounts receivable at December 31, 1998 and 1999, respectively. The concentration of revenues by major customer is as follows:



                                                                  THREE MONTHS
                                     YEAR ENDED DECEMBER 31,     ENDED MARCH 31,
                                     ------------------------    ---------------
                                     1997      1998      1999         2000
Customer A........................    --        --        12%          12%
Customer B........................    --        21%        8%           5%
Customer C........................    --        15%        5%           3%
Customer D........................    19%       14%        3%           2%
Customer E........................    14%        3%        2%           --
Customer F........................    13%        2%        5%           1%
Customer G........................    38%       --        --            --
Customer H........................    11%       --        --            --

                          SYNCHRONICITY SOFTWARE, INC.

                         NOTES TO FINANCIAL STATEMENTS

 (INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED)


8. COMMITMENTS


     The Company has entered into three multi-year operating lease agreements for office space, which expire in 2002, 2003 and 2004. One of the leases contains a renewal option. Rental expense under these agreements was $44,000, $58,500 and $373,000 in 1997, 1998 and 1999, respectively. The Company is obligated to make the following minimum lease payments under these agreements (In thousands):



YEAR ENDED DECEMBER 31,
     2000...................................................   $410
     2001...................................................    419
     2002...................................................    397
     2003...................................................    407
     2004...................................................    104


9. RETIREMENT PLAN

     On January 1, 1998, the Company established a savings and investment plan for eligible employees. The plan is a defined contribution plan, which allows for a compensation reduction feature under Section 401(k) of the Internal Revenue Code. A matching employer contribution may be made to each employee's account at the Company's discretion. For the years ended December 31, 1998 and 1999, the Company made no contributions to the plan.

10. SUBSEQUENT EVENTS

     On March 6, 2000, the Company's stockholders, took the following actions:


     - Increased by 750,000 the number of shares available for grant under the 1999 Stock Option and Incentive Plan effective upon the closing of the Company's initial public offering of its common stock.


     - Changed the name of the Company to Synchronicity Software, Inc.

     - Approved amendments to the Company's certificate of incorporation to be effective upon the closing of a public offering of the Company's stock, including an increase in authorized shares of the Company's common stock to 90,000,000 shares and the authorization of 5,000,000 shares of undesignated preferred stock.

     - Approved the adoption of the 2000 Non-Employee Director Stock Option Plan, to be effective upon the effectiveness of a public offering of the Company's stock, pursuant to which options to purchase up to 250,000 shares of common stock may be granted to non-employee directors.

     - Approved the 2000 Employee Stock Purchase Plan, to be effective upon the effectiveness of a public offering of the Company's stock, pursuant to which up to 500,000 shares of the Company's common stock may be sold to employees.

     - Approved a change in the 1999 Stock Option and Incentive Plan to increase the number of shares available for grant on January 1 of each of the next five years commencing with

                          SYNCHRONICITY SOFTWARE, INC.

                         NOTES TO FINANCIAL STATEMENTS
 (INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED)

       January 1, 2001 by an amount equal to 5% of the Company's common shares outstanding on December 31 of the preceding fiscal year, provided however, that no more than 5,100,000 shares of common stock may be cumulatively available for issuance pursuant to incentive stock options.

11. RESTATEMENT


     Subsequent to the issuance of the 1999 financial statements, the Company's management determined that the estimated fair value of a warrant, granted to a major customer in connection with a significant order, should have been deferred and recognized ratably as a discount to revenue over the three-year term of the related license agreement, commencing January 1, 2000. Previously, the Company had expensed the estimated fair value of the warrant upon its vesting in accordance with the terms of the agreement. In addition, the Company previously estimated the fair value of its common stock at $11.05 per share, for purposes of valuing the warrant. The Company has concluded that a value of $12.35 per share should have been used in estimating the value of the warrant.



     The significant effects of the restatement are as follows (In thousands, except per share data):



                                                                  AS
                                                              PREVIOUSLY       AS
                                                               REPORTED     RESTATED
                                                              ----------    --------
At December 31, 1999:
  Deferred software licenses discount-warrant...............   $     --     $  1,279
  Additional paid-in capital................................      7,436        7,622
  Accumulated deficit.......................................    (12,506)     (11,413)
For the year ended December 31, 1999:
  Warrant expense...........................................      1,093           --
  Loss from operations......................................     (4,774)      (3,681)
  Net loss..................................................     (4,639)      (3,546)
  Net loss per share (basic and diluted)....................      (1.39)       (1.06)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
               , 2000

                              [SYNCHRONICITY LOGO]

                        3,500,000 SHARES OF COMMON STOCK

                          ----------------------------

                                   PROSPECTUS
                          ----------------------------

                          DONALDSON, LUFKIN & JENRETTE

                               ROBERTSON STEPHENS
                             DAIN RAUSCHER WESSELS
                                 DLJdirect INC.
--------------------------------------------------------------------------------

We have not authorized any dealer, sales person or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or the affairs of Synchronicity have not changed since the date hereof.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Until           , 2000 (25 days after the date of this prospectus), all dealers that effect transactions in these shares of common stock may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to its unsold allotments or subscriptions.

--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the various expenses, all of which will be borne by the Registrant, in connection with the sale and distribution of the securities being registered, other than the underwriting discounts and commissions. All amounts shown are estimates except for the Securities and Exchange Commission registration fee and the NASD filing fee.


SEC registration fee........................................   $   14,877
NASD filing fee.............................................        5,500
Nasdaq National Market listing fee..........................       90,500
Blue Sky fees and expenses..................................        5,000
Transfer Agent and Registrar fees...........................        5,500
Accounting fees and expenses................................      425,000
Legal fees and expenses.....................................      575,000
Printing and mailing expenses...............................      225,000
Miscellaneous...............................................       53,623
                                                               ----------

           Total............................................   $1,400,000


ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Delaware General Corporation Law and our charter provide for indemnification of directors and officers for liabilities and expenses that they may incur in such capacities. In general, directors and officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, our best interests, and with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful. Reference is made to our corporate charter filed as
Exhibit 3.3 hereto.

     The underwriting agreement provides that the underwriters are obligated, under certain circumstances, to indemnify our directors, officers and controlling persons against certain liabilities, including liabilities under the Securities Act. Reference is made to the form of underwriting agreement filed as
Exhibit 1.1 hereto.

     The registrant intends to apply for a directors' and officers' liability insurance policy.

     The effect of these provisions would be to permit indemnification by the Company for, among other liabilities, liabilities arising out of the Securities Act.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

  STOCK SPLITS

     On May 1, 1997, the registrant effected a five-for-one stock split of its common stock in the form of a dividend of four shares of common stock for each share of common stock outstanding and held of record by a stockholder as of May 1, 1997. In connection with such stock split, the registrant issued to its stockholders of record as of May 1, 1997 an aggregate of 2,601,080 shares of common stock. All common share amounts herein reflect the stock split.

  CERTAIN SALES OF SECURITIES


     Set forth in chronological order is information regarding shares of common stock issued and options granted by us since April 30, 1997. Further included is the consideration, if any, received by us for such shares, warrants and options and information relating to the section of the Securities Act, or rule of the Securities and Exchange Commission, under which exemption from registration was claimed.


     The securities issued in the following transactions were either (i) offered and sold in reliance upon exemptions from Securities Act registration set forth in Section 4(2) of the Securities Act, or any regulations promulgated thereunder, relating to sales by an issuer not involving any public offering, or
(ii) in the case of certain options to purchase shares of common stock and shares of common stock issued upon the exercise of such options, such offers and sales were made in reliance upon an exemption from registration under rule 701 of the Securities Act as set forth in more detail below. No underwriters were involved in the following sales of securities.

     (a) Issuances of Capital Stock.

     On April 28, 1997, we issued and sold to venture capital funds and other accredited investors 350,283 shares of Series C convertible preferred stock in a private financing for an aggregate purchase price of $3,100,004.55. We relied upon the exemption from registration for the sale of these securities provided in Section 4(2) of the Securities Act, the exemption for transactions involving no public offering, and Rule 506 of Regulation D promulgated under the Securities Act because the transaction met the requirements set forth in such section of the Securities Act and such regulation. We took actions that evidenced our exercise of reasonable care in executing this transaction in compliance with the requirements under the Securities Act and such regulation. Specifically, we followed the applicable information requirements in connection with this transaction. This transaction involved fewer than 35 purchasers of the securities and we reasonably believed that each purchaser was an accredited investor and received representations to such fact from each investor. We filed a Form D with the Commission on May 12, 1997.

     On September 28, 1998, we, issued and sold to venture capital funds and other accredited investors 2,863,337 shares of Series D convertible preferred stock in a private financing for an aggregate purchase price of $7,244,242.61. We relied upon the exemption from registration for the sale of these securities provided in Section 4(2) of the Securities Act, the exemption for transactions involving no public offering, and Rule 506 of Regulation D promulgated under the Securities Act because the transaction met the requirements set forth in such section of the Securities Act and such regulation. We took actions that evidenced our exercise of reasonable care in executing this transaction in compliance with the requirements under the Securities Act and such regulation. Specifically, we followed the applicable information requirements, limitations on the manner of offering requirements and limitations on resale requirements in connection with this transaction. This transaction involved fewer than 35 purchasers of the securities and we reasonably believed that each purchaser was an accredited investor and received representations to such fact from each investor. We filed a Form D with the Commission on September 29, 1998.

     In connection with such transaction we also issued a warrant to purchase 150,000 shares of common stock to one of the investors, Intel Corporation, which vested on December 31, 1999. The exercise price of such warrant is $4.30 per share.

     On May 12, 1999, we effected a migratory merger in which our predecessor, Synchronicity, Inc., a Massachusetts corporation, merged into and with Synchronicity, Inc. of Massachusetts, a Delaware Corporation. In connection with such migratory merger, on April 15, 1999, we issued and sold 100 shares of common stock to our predecessor for an aggregate purchase price of $1.00. We cancelled such 100 shares on May 12, 1999. Also in connection with such migratory merger, we re-issued 3,300,440 shares of common stock; 200,000 shares of Series A convertible preferred stock; 281,250 shares of Series B convertible preferred stock; 350,283 shares of Series C convertible preferred stock; and 2,863,337 shares of Series D convertible preferred stock in exchange for all of the outstanding shares of stock of the registrant's predecessor. The sole purpose of the migratory merger was to change the state of incorporation to Delaware and had no other impact on us or our predecessor Massachusetts corporation. Several of the transactions listed above and below occurred prior to May 12, 1999 and were completed by our predecessor, the Massachusetts corporation.

     (b) Certain Grants and Exercises of Stock Options.

     We made each grant of stock options and issuance of stock upon the exercise of such options listed below in reliance upon the exemption from registration under Rule 701 of the Securities Act for, at the time of each grant, the registrant was not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act. In addition, with respect to each offer and sale listed below, we made each such grant to an employee or consultant who provided bona fide services to us not in connection with an offer or sale of securities in a capital raising transaction; each of the grants were made pursuant to a written compensatory benefit plan, specifically, a stock option plan established by us; each of the sales of securities underlying options has been counted as a sale on the date of the option grants; the aggregate sales price of the securities sold during any consecutive 12-month period in 1997, 1998 and 1999 did not exceed $1,000,000; the aggregate amount of the securities sold during any consecutive 12-month period ending in 2000 did not exceed 15% of the then outstanding amount of the class of securities being sold; and we provided each grantee with a copy of the stock option plan.


     On June 11, 1997, we issued to officers and employees options to purchase an aggregate of 113,250 shares of common stock at an exercise price of $0.18 per share. As of April 30, 2000, options to purchase 22,800 shares were outstanding, of which 6,000 were exercisable.



     On August 5, 1997, we issued to employees and consultants options to purchase an aggregate of 62,000 shares of common stock at an exercise price of $0.18 per share. As of April 30, 2000, options to purchase 29,050 shares were outstanding, of which were 12,000 exercisable.



     On September 24, 1997, we issued to employees options to purchase an aggregate of 15,000 shares of common stock at an exercise price of $0.18 per share. As of April 30, 2000, options to purchase 15,000 shares were outstanding, of which 9,600 were exercisable.



     On October 23, 1997, we issued to employees options to purchase an aggregate of 55,000 shares of common stock at an exercise price of $0.18 per share. As of April 30, 2000, options to purchase 24,000 shares were outstanding, of which 5,000 were exercisable.



     On December 18, 1997, we issued to employees options to purchase an aggregate of 40,000 shares of common stock at an exercise price of $0.18 per share. As of April 30, 2000, options to purchase 28,400 shares were outstanding, of which 11,840 were exercisable.



     On January 26, 1998, we issued to employees options to purchase an aggregate of 95,000 shares of common stock at an exercise price of $0.18 per share. As of April 30, 2000, options to purchase 80,400 shares were outstanding, of which 38,600 were exercisable.



     On March 2, 1998, we issued to officers and employees options to purchase an aggregate of 125,000 shares of common stock at an exercise price of $0.18 per share. As of April 30, 2000, options to purchase 82,300 shares were outstanding, of which 25,900 were exercisable.

     On July 23, 1998, we issued to officers, employees and consultants options to purchase an aggregate of 84,000 shares of common stock at an exercise price of $0.18 per share. As of April 30, 2000, options to purchase 53,400 shares were outstanding, of which 11,420 were exercisable.



     On September 25, 1998, we issued to employees options to purchase an aggregate of 84,000 shares of common stock at an exercise price of $0.18 per share. As of April 30, 2000, options to purchase 59,300 shares were outstanding, of which 13,200 were exercisable.



     On November 4, 1998, we issued to employees options to purchase an aggregate of 56,000 shares of common stock at an exercise price of $0.25 per share. As of April 30, 2000, options to purchase 30,100 shares were outstanding, of which 10,820 were exercisable.



     On January 21, 1999, we issued to employees options to purchase an aggregate of 96,000 shares of common stock at an exercise price of $0.75 per share. As of April 30, 2000, options to purchase 94,000 shares were outstanding, of which 30,080 were exercisable.



     On June 15, 1999, we issued to our employees options to purchase an aggregate of 151,775 shares of common stock at an exercise price of $0.75 per share. As of April 30, 2000, options to purchase 136,973 shares were outstanding, of which 19,759 were exercisable.



     On July 8, 1999, we issued to our employees options to purchase an aggregate of 39,500 shares of common stock at an exercise price of $0.75 per share. As of April 30, 2000, options to purchase 33,470 shares were outstanding, of which 3,140 were exercisable.



     On September 22, 1999, we issued to our officers and employees options to purchase an aggregate of 168,000 shares of common stock at an exercise price of $0.75 per share. As of April 30, 2000, options to purchase 162,760 shares were outstanding, of which 24,900 were exercisable.



     On October 28, 1999, we issued to our employees options to purchase an aggregate of 37,500 shares of common stock at an exercise price of $0.75 per share. As of April 30, 2000, options to purchase 37,500 shares were outstanding, of which 5,250 were exercisable.



     On December 15, 1999, we issued to our employees options to purchase an aggregate of 93,300 shares of common stock at an exercise price of $4.00 per share. As of April 30, 2000, options to purchase 93,300 shares were outstanding, of which 10,340 were exercisable.



     On January 25, 2000, we issued to our employees options to purchase an aggregate of 52,500 shares of common stock at an exercise price of $6.00 per share. As of April 30, 2000, options to purchase 52,500 shares were outstanding, of which 4,200 were exercisable.



     On February 23, 2000, we issued to our employees options to purchase an aggregate of 35,000 shares of common stock at an exercise price of $8.00 per share. As of April 30, 2000 options to purchase 34,910 shares were outstanding, of which 2,170 were exercisable.



     On April 4, 2000, we issued to our employees options to purchase an aggregate of 82,000 shares of common stock at an exercise price of $13.00 per share. As of April 30, 2000, options to purchase 82,000 shares were outstanding, of which 2,200 were exercisable.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (A) EXHIBITS


EXHIBIT
  NO.                            DESCRIPTION
   1.1   Form of Underwriting Agreement.
   3.1   Certificate of Incorporation of the registrant, as amended.
   3.2   Form of First Amended and Restated Certificate of
         Incorporation of the registrant to be effective upon
         effectiveness of the registration statement.
   3.3   Form of Second Amended and Restated Certificate of
         Incorporation of the registrant, to be effective upon the
         closing of the offering to which this registration statement relates.
   3.4   By-Laws of the registrant.
   3.5   Form of Amended and Restated By-Laws of the registrant, to be effective upon the closing of this offering.
   4.1   Specimen certificate for shares of common stock.
   5.1   Opinion of Testa, Hurwitz & Thibeault, LLP.
  10.1   1996 Stock Option Plan.
  10.2   1996 Stock Plan.
  10.3   Amended and Restated 1999 Stock Option and Incentive Plan.
  10.4   2000 Non-Employee Director Stock Option Plan.
  10.5   2000 Employee Stock Purchase Plan.
  10.6   Second Amended and Restated Registration Rights Agreement by
         and among the registrant and certain stockholders of the
         registrant, dated as of September 28, 1998.
  10.7   Loan and Security Agreement by and between the registrant
         and Silicon Valley Bank, dated as of February 20, 1998.
  10.8   First Loan Modification Agreement by and between the
         registrant and Silicon Valley Bank, dated as of April 15,
         1999.
  10.9   Second Loan Modification Agreement by and between the
         registrant and Silicon Valley Bank, dated as of February 17,
         2000.
  10.10  Negative Pledge Agreement by and between the registrant and
         Silicon Valley Bank, dated as of November 3, 1998.
  10.11  Office Lease by and between the registrant and 201 Forest
         Street Realty Trust, dated as of April 1, 1997.
  10.12  Lease Agreement by and between the registrant and W9/PHC
         Real Estate Limited Partnership, dated as of November 18,
         1998.
  10.13  Lease Agreement by and between the registrant and Koger
         Equity, Inc. dated as of November 3, 1998.
  10.14# International Software Distribution Agreement by and between the registrant and ItochuTechno Science Group, dated as of
         December 27, 1999.
  10.15# License Agreement by and between the registrant and Intel
         Corporation, dated as of December 31, 1999.
  10.16# Software OEM License Agreement by and between the registrant and Cadence Design Systems, Inc. dated as of May 7, 1999.
  10.17  Form of Director Indemnification Agreement.
  23.1*  Consent of Deloitte & Touche LLP.

EXHIBIT
  NO.                            DESCRIPTION
  23.2   Consent of Testa, Hurwitz & Thibeault, LLP (included in
         Exhibit 5.1).
  24.1   Power of Attorney (included on page II-6).
  27.1*  Financial Data Schedule.


---------------
 * Filed herewith.

 # Confidential treatment requested as to certain portions, which portions are omitted and filed separately with the Securities and Exchange Commission.

     (B) FINANCIAL STATEMENT SCHEDULES

     All other schedules have been omitted because they are not required or because the required information is given in the Registrant's Financial Statements or Notes thereto.

ITEM 17.  UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14 above or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Amendment No. 3 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Marlboro, Massachusetts, on this 9th day of May, 2000.


                                          SYNCHRONICITY SOFTWARE, INC.

                                          By: /s/ EUGENE C. CONNOLLY
                                            ------------------------------------
                                              Eugene C. Connolly
                                              Executive Vice-President and Chief
                                              Operating Officer

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, this Amendment No. 3 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



SIGNATURE                                                         TITLE                   DATE
---------                                                         -----                   ----

/s/                                                  President, Chief Executive        May 9, 2000
*                                                      Officer and Director
---------------------------------------------------    (principal executive officer)
Dennis R. Harmon

/s/ EUGENE C. CONNOLLY                               Executive Vice-President, Chief   May 9, 2000
---------------------------------------------------    Operating Officer and Director
Eugene C. Connolly

/s/                                                  Chief Financial Officer and Vice  May 9, 2000
*                                                      President Finance (principal
---------------------------------------------------    financial and accounting
Joseph A. Calo                                         officer)

/s/                                                              Director              May 9, 2000
*
---------------------------------------------------
Seth Lieber

/s/                                                              Director              May 9, 2000
*
---------------------------------------------------
James C. Furnivall

/s/                                                              Director              May 9, 2000
*
---------------------------------------------------
Leigh Michl

/s/                                                              Director              May 9, 2000
*
---------------------------------------------------
Richard T. Finigan


*By:     /s/ EUGENE C. CONNOLLY
     -------------------------------
           Eugene C. Connolly
            Attorney-in-Fact

                                                                      EXHIBIT 11

                          SYNCHRONICITY SOFTWARE, INC.
                    COMPUTATION OF NET LOSS PER COMMON SHARE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                   1997      1998      1999
                                                   ----      ----      ----

BASIC AND DILUTED NET PER COMMON SHARE:
   Net loss as reported                           $(2,780)  $(3,948)  $(3,547)
   Accretion of preferred stock issuance costs        (27)      (25)      (37)
                                                  -------   -------   -------
   Net loss available to common shares as
     reported                                     $(2,807)  $(3,973)  $(3,584)
                                                  -------   -------   -------
   Basic and diluted Weighted average number
     of common shares outstanding:                  3,247     3,284     3,372

     Basic and diluted net loss per common share  $ (0.86)  $ (1.21)  $ (1.06)

   Pro forma basic and diluted Weighted average
     number of common shares outstanding:                              10,393

     Pro forma diluted net loss per common share                       $(0.34)




                                 EXHIBIT INDEX


EXHIBIT
  NO.                            DESCRIPTION
   1.1   Form of Underwriting Agreement.
   3.1   Certificate of Incorporation of the registrant, as amended.
   3.2   Form of First Amended and Restated Certificate of
         Incorporation of the registrant to be effective upon the
         effectiveness of the registration statement.
   3.3   Form of Second Amended and Restated Certificate of
         Incorporation of the registrant, to be effective upon the
         closing of the offering to which this registration statement relates.
   3.4   By-Laws of the registrant.
   3.5   Form of Amended and Restated By-Laws of the registrant, to be effective upon the closing of this offering.
   4.1   Specimen certificate for shares of common stock.
   5.1   Opinion of Testa, Hurwitz & Thibeault, LLP.
  10.1   1996 Stock Option Plan.
  10.2   1996 Stock Plan.
  10.3   Amended and Restated 1999 Stock Option and Incentive Plan.
  10.4   2000 Non-Employee Director Stock Option Plan.
  10.5   2000 Employee Stock Purchase Plan.
  10.6   Second Amended and Restated Registration Rights Agreement by
         and among the registrant and certain stockholders of the
         registrant, dated as of September 28, 1998.
  10.7   Loan and Security Agreement by and between the registrant
         and Silicon Valley Bank, dated as of February 20, 1998.
  10.8   First Loan Modification Agreement by and between the
         registrant and Silicon Valley Bank, dated as of April 15,
         1999.
  10.9   Second Loan Modification Agreement by and between the
         registrant and Silicon Valley Bank, dated as of February 17,
         2000.
  10.10  Negative Pledge Agreement by and between the registrant and
         Silicon Valley Bank, dated as of November 3, 1998.
  10.11  Office Lease by and between the registrant and 201 Forest
         Street Realty Trust, dated as of April 1, 1997.
  10.12  Lease Agreement by and between the registrant and W9/PHC
         Real Estate Limited Partnership, dated as of November 18,
         1998.
  10.13  Lease Agreement by and between the registrant and Koger
         Equity, Inc. dated as of November 3, 1998.
  10.14# International Software Distribution Agreement by and between the registrant and ItochuTechno Science Group, dated as of
         December 27, 1999.
  10.15# License Agreement by and between the registrant and Intel
         Corporation, dated as of December 31, 1999.
  10.16# Software OEM License Agreement by and between the registrant and Cadence Design Systems, Inc. dated as of May 7, 1999.
  10.17  Form of Director Indemnification Agreement.
  23.1*  Consent of Deloitte & Touche LLP.
  23.2   Consent of Testa, Hurwitz & Thibeault, LLP (included in
         Exhibit 5.1).
  24.1   Power of Attorney (included on page II-6).
  27.1*  Financial Data Schedule.


---------------
 * Filed herewith.

 # Confidential treatment requested as to certain portions, which portions are omitted and filed separately with the Securities and Exchange Commission.